UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Ingredion Incorporated

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Notice of 2021 Annual Meeting and Proxy Statement

May 19, 2021	Virtual Meeting Site:
9:00 A.M. Central Daylight Time	www.virtualshareholdermeeting.com/INGR2021

5 Westbrook Corporate Center,

Westchester, Illinois 60154

April 7, 2021

Dear fellow stockholders:

It is my pleasure to invite you to Ingredion Incorporated’s 2021 Annual Meeting of Stockholders. This year’s meeting will be held on Wednesday, May 19, 2021, at 9:00 a.m., Central Daylight Time. In light of the ongoing health impacts of the continuing COVID-19 pandemic, we will be holding a virtual annual meeting. A virtual meeting format facilitates stockholder access by enabling stockholders to participate equally from any location around the world, while also supporting the health and well-being of our employees, stockholders and other meeting participants. The annual meeting will be conducted via the Internet and can be accessed by visiting www.virtualshareholdermeeting.com/INGR2021, where you will be able to listen to the virtual meeting live, submit questions and vote online. The decision to have a virtual annual meeting this year does not represent a change in our stockholder engagement philosophy. We remain committed to ensuring that shareholders will have the same rights and opportunities to participate as they would at an in-person meeting.

This year’s stockholders Q&A session will include questions submitted both live and in advance. You may submit a question in advance of the virtual meeting at www.proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the e-mail sending you the proxy statement. Live questions may be submitted online in accordance with the instructions provided during the annual meeting through www.virtualshareholdermeeting.com/INGR2021. We will post all questions submitted in accordance with the meeting rules of conduct and procedures and the associated answers on our Investor Relations website shortly after the virtual meeting. Similar questions on the same topic may be answered as a group.

As in previous years, we will furnish proxy materials to our stockholders primarily through the Internet. On April 7, 2021, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials. This notice contains instructions on how to access our proxy statement and 2020 Annual Report to Stockholders and how to submit your proxy or voting instructions online. The proxy statement contains instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you received only a notice by mail, and how you can elect to receive your proxy statement and annual report by e-mail, if you received them by mail this year. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is important, whether or not you plan to attend the annual meeting via the Internet, and we encourage you to vote promptly. You may submit your proxy or voting instructions on the Internet or via a toll-free telephone number. Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of submitting your proxy or voting instructions are contained in the accompanying proxy statement and the proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

Thank you for your support and continued interest in Ingredion.

Sincerely,

James P. Zallie

President and Chief Executive Officer

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2021 Annual Meeting of Stockholders of Ingredion Incorporated (the “Company”) will be held on Wednesday, May 19, 2021, at 9:00 a.m., Central Daylight Time, virtually via the Internet. The meeting may be accessed by visiting www.virtualshareholdermeeting.com/INGR2021, where you will be able to listen to the virtual meeting live, submit questions and vote online.

The annual meeting will be held for the following purposes:

•

to elect to the Board of Directors the 11 director nominees who are named in the accompanying proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year;

•	to approve, by advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

•	to approve an amendment to the Ingredion Incorporated Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan; and

•	to transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 25, 2021, which is the record date for the annual meeting, will be entitled to vote at the meeting and at any adjournment or postponement of the meeting.

Due to the coronavirus (COVID-19) pandemic, and in the interest of the health and well-being of our employees, stockholders and other meeting participants, we have made the decision that this year’s annual meeting will be virtual only. The annual meeting will be conducted via the Internet, and you will not be able to attend the annual meeting in person. A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the Company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154. In addition, the list will be available to any stockholder for examination online during the annual meeting. To access the list during the annual meeting, please visit www.virtualshareholdermeeting.com/INGR2021 and enter the 16-digit control number contained on your notice of availability of proxy materials, e-mail notification, voting instruction form or proxy card.

The proxy statement and our annual report to stockholders and the proxy are first being made available to stockholders on or about April 7, 2021.

Your vote is important. Whether or not you expect to attend the annual meeting via the Internet, please ensure that your vote will be counted by submitting your proxy or voting instructions on the Internet or by using the toll-free telephone number, as described in the accompanying materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Michael N. Levy

Assistant Secretary

April 7, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2021

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

ATTENDING THE 2021 ANNUAL MEETING

VIA THE INTERNET

The annual meeting will be held exclusively online without an option to attend in person. You will be able to access the meeting at www.virtualshareholdermeeting.com/INGR2021 using a 16-digit control number.

•	If you received in the mail a notice of availability of the proxy materials electronically on the Internet, your 16-digit control number will be contained in your notice.

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If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, your 16-digit control number will be contained in your e-mail notification.

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If your Ingredion shares are held in a bank or brokerage account, your 16-digit control number will be contained on the voting instruction form provided by your bank or broker. If you do not receive a voting instruction form with this control number, please contact your bank or broker.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, your 16-digit control number will be contained in your proxy card.

We encourage you to access the virtual annual meeting before the start time of 9:00 a.m., Central Daylight Time, on May 19, 2021. Please allow ample time for online check-in, which will begin at 8:45 a.m., Central Daylight Time, on May 19, 2021. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time or experience difficulty submitting questions during the meeting, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

If you do not have a 16-digit control number, you may still attend the annual meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/INGR2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

The decision to have a virtual annual meeting this year due to the coronavirus (COVID-19) pandemic does not represent a change in our stockholder engagement philosophy, and we remain committed to ensuring that shareholders will have the same rights and opportunities to participate as they would at an in-person meeting.

For additional information about the annual meeting, see “Summary Information About the Annual Meeting.”

VOTING ROADMAP

Proposal	1	Election of Directors	Our Board recommends a vote FOR each director nominee

The Board of Directors and the Corporate Governance and Nominating Committee believe that the 11 director nominees possess the necessary qualifications and experience to effectively oversee our management, business and long-term interests of our stockholders.

			See page 3 for further information

Proposal	2	Advisory Vote on Compensation of Our Named Executive Officers	Our Board recommends a vote FOR this proposal

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 25 and the Compensation Tables beginning on page 40.

			See page 53 for further information

Proposal	3	Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	Our Board recommends a vote FOR this proposal

The Board of Directors and the Audit Committee believe that retention of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP.

			See page 56 for further information
Proposal	4

Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

The Board of Directors and the People, Culture and Compensation Committee believe that it is in the best interests of the Company and its stockholders to amend the Ingredion Incorporated Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan.

			Our Board recommends a vote FOR this proposal See page 57 for further information

QUESTIONS AND ANSWERS: Please see Summary Information About the Annual Meeting beginning on page 67 for important information about the proxy materials, voting, the 2021 Annual Meeting of Stockholders and the deadlines to submit stockholder proposals and director nominees for the 2022 Annual Meeting of Stockholders.

Ingredion Incorporated Proxy Statement 2021	i

  Directors and Corporate Governance Practices

PROXY STATEMENT	Ingredion Incorporated 5 Westbrook Corporate Center Westchester, Illinois 60154

Directors and Corporate Governance Practices

In this proxy statement we refer to Ingredion Incorporated as “Ingredion,” the “Company,” “we” or “us.”

Our Commitment to Environmental, Social and Governance (“ESG”) Responsibility

We are committed to ESG matters and being a responsible corporate citizen. ESG is not just representative of our principles and values, it is a seamlessly integrated part of our business strategy. Ingredion’s Board of Directors (the “Board of Directors” or the “board”) provides oversight and regularly reviews our safety performance, our environmental and sustainability commitments, and our diversity progress, as well as other ESG topics. Our executive leadership team actively manages our performance and strives to ensure that our commitment to ESG principles is ingrained in our culture. We believe that our performance in ESG matters is integral to enhancing long-term shareholder value. Additional information regarding these core values and our long-standing commitment to ESG matters is available on the Company’s website at www.ingredion.com.

For 2020, we were again encouraged to see our efforts acknowledged by third parties.

•	For the 12th consecutive year, Ingredion was recognized as one of the World’s Most Admired Companies by Fortune magazine.

•	For the eighth consecutive year, we were named one of the World’s Most Ethical Companies by the Ethisphere Institute, which promotes best practices in corporate ethics.

•	Ingredion was one of 380 companies across 11 sectors included in the 2021 Bloomberg Gender-Equality Index (GEI).

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We earned a score of 95 out of 100 on the Human Rights Campaign Foundation’s 2021 Corporate Equality Index (CEI), the nation’s foremost benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality.

•

We have been named a CDP Supplier Engagement Leader (SER) for 2020 in recognition of the efforts that our global Environmental, Sustainability and Supply Chain teams have taken to reduce emissions and lessen our environmental footprint.

Health and Safety

Safety is of the utmost importance to Ingredion. This includes the health and safety of our employees, contractors, and communities, as well as the safety of our ingredients. We currently have a robust culture of employee and contractor safety, but we continually strive to improve upon our past performance as we journey toward our ultimate goal of zero safety incidents. A portion of each executive’s compensation is tied to our core value of Care First, which guides our efforts to safeguard and enable the wellbeing of our people, the quality of our products and the reputation of the Company for trust and integrity.

Our commitment to the health and safety of our employees was evident in our response to the COVID-19 outbreak and continuing pandemic. We enacted our COVID-19 Pandemic Crisis Management Plan on January 15, 2020. Key highlights of our plan include:

•	Daily health assessment for employees working on-site, including the taking of temperature and self-declaration of health with our Care First mobile phone application.

•	Restricted access to our facilities on a differential, as-needed basis and implementation of a “location critical” protocol for workplace attendance.

•	Mandated use of N95/medical masks with social distancing.

•	Implementation of an enhanced sanitization program with frequent deep cleaning of touch points and control rooms and fogging of plant areas.

•	Installation of hand sanitation stations and distribution of cleaning products.

•	Administration of communication and awareness campaigns related to COVID-19.

Ingredion Incorporated Proxy Statement 2021	1

  Directors and Corporate Governance Practices

•	CEO-led townhall meetings to provide visible leadership.

•	Reconfiguration of workspaces with physical barriers.

•	Provision of free Company transportation to certain facilities for employees.

•	Delivery of COVID-19 benchmarking and guidance to customers and third-party entities.

In addition, the following are just a few examples of our 2020 safety records and achievements.

•	Achieved Total Recordable Incidence Rate (TRIR) of 0.28 for our employees in 2020. This is the seventh consecutive year that we have maintained an Employee TRIR between 0.23 and 0.28.

•	Attained a contractor TRIR of 0.22, which is our sixth consecutive year that we have maintained a rate at or below 0.30.

•	Held our annual Mid-Year Safety Campaign virtually.

•	Launched a new location in South Sioux City, Nebraska with zero reported injuries.

•	Virtually integrated PureCircle Limited and its subsidiaries (“PureCircle”) into Ingredion’s operations.

•	Experienced zero reported injuries in 79% of our locations and zero reported lost time cases in 92% of our locations.

Environmental Stewardship and Sustainability

We take our responsibility to the environment seriously, as evidenced by our commitment to create and share our sustainability efforts in a Sustainability Report. Our tenth consecutive annual sustainability report covering 2020 is expected to be released in May 2021, and will be available at www.ingredionincorporated.com/CorporateResponsibility/sustainability.html.

We recognize the human right of all people to clean water and sanitation, and we have enacted and continue to evaluate initiatives that attempt to minimize our impact on climate, biodiversity and water resources. Our use of science-based goals provides a clearly-defined pathway for the Company to reduce greenhouse gas emissions. We also have set aggressive targets to reduce water use at our manufacturing plants located in areas of extremely high-water stress.

A few of our accomplishments include the following:

•	Approximately 20.5% of our purchased electricity was generated from renewable resources in 2019.

•

Approximately 24% of our supplying farms met the criteria for sustainable agriculture using Sustainable Agriculture Initiative (SAI) Platform protocols in 2020. SAI is a non-profit food industry initiative supporting the adoption of sustainable agriculture practices worldwide.

•	Starting in 2023, we expect that 100% of the energy purchased by our Cabo, Brazil manufacturing facility will be wind energy.

Diversity, Equity and Inclusion

We strive to create a workplace where everyone feels a sense of belonging. Supporting and advancing diversity, equity and inclusion is at the heart of our purpose-driven culture. We take pride in creating an inclusive and equitable work environment where diverse teams collaborate to deliver consumer-preferred innovation on behalf of our customers.

In 2020, we took the following actions to advance our Diversity, Equity and Inclusion goals:

•	We created and implemented a gender identity and gender expression policy.

•	We joined the coalition Paradigm for Parity and committed to achieve gender parity at the management level by 2030.

•

We launched Inclusion Circles, which are internal periodic virtual candid conversations of employees’ lived experiences, to discuss topics including racial injustice, racial and gender bias and white privilege.

2	Ingredion Incorporated Proxy Statement 2021

  Proposal 1. Election of Directors

Proposal 1. Election of Directors

In this Proposal 1, the Board of Directors is asking stockholders to elect to the Board of Directors the 11 director nominees who are named in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR the nominees for election as directors.

Directors Nominated for Election at the Annual Meeting

The terms of all 11 of our incumbent directors are expiring at the 2021 annual meeting. All of our current board members have been nominated for re-election as directors, with each nominee to hold office for a one-year term expiring at our 2022 annual meeting. Each director who is elected by our stockholders will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees cannot be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless the board chooses to reduce the number of authorized directors or to leave the vacancy unfilled.

Director Nominee Biographies

Luis Aranguren-Trellez

Age: 59 Director since: May 2003 Committees: Member of the Corporate Governance and Nominating Committee Executive President of Arancia, S.A. de C.V.

Mr. Aranguren-Trellez has been the Executive President and a director of Arancia, S.A. de C.V. since September 5, 2011, and he has served as the Executive President and a director of Arancia Industrial, S.A. de C.V. since June 1, 2000. Arancia and Arancia Industrial are Mexican companies that are owned by Mr. Aranguren-Trellez and his brothers. The companies have interests in the food and enzyme industries, engage in the rental of special textiles to hospital sector and food service operations, and operate energy efficiency and smart meters businesses. Arancia Industrial was the former joint venture partner with the Company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., Ingredion’s Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. Mr. Aranguren-Trellez is a director of PFS de Mexico, S.A. de C.V., a privately held Mexican company in the food service and logistics area previously controlled by Arancia and now a joint venture with Sysco Corporation. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., the Citicorp Mexican bank subsidiary. He holds a bachelor’s degree in chemical engineering from the University of Notre Dame and a Master of Business Administration degree from Harvard Business School.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Aranguren-Trellez should serve as a director of the Company include his current service as Chief Executive Officer of significant privately-held companies, his operating and manufacturing experience and general management experience, including while living and working outside the U.S., and his service as a director on several privately held company boards and on several not-for-profit boards.

Ingredion Incorporated Proxy Statement 2021	3

  Proposal 1. Election of Directors

David B. Fischer

Age: 58 Director since: May 2013 Committees: Member of the Audit Committee Former President and Chief Executive Officer of Greif, Inc.

Mr. Fischer served as Chief Executive Officer and a director of Greif, Inc. from November 1, 2011, to October 31, 2015, and as President of Greif, Inc. from October 2007 to October 31, 2015. Greif, Inc. is a manufacturer and provider of industrial packaging and services including steel, fiber, flexible, corrugated, intermediate bulk, reconditioned and multiwall containers and containerboard, and filling, packaging, industrial packaging reconditioning and land management consulting services for a wide range of industries. From 2007 to October 2011, Mr. Fischer also served as Chief Operating Officer of Greif, Inc. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services-Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006, respectively. Mr. Fischer serves as a director of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries, and DoMedia Inc., a privately held technology company that operates a market for out-of-home advertising sales. Mr. Fischer is also chairman of the board and co-founder of 10x Engineered Materials LLC, a privately held materials science-based company that manufactures high tech industrial abrasives. He is also a board member of Partners for Care, a US-based not-for-profit organization focused on water, health and nutrition in developing countries, and is a past director of Habitat for Humanity International and The Ohio State University Wexner Medical Center. Mr. Fischer holds a bachelor’s degree in chemistry from Purdue University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Fischer should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. and in Switzerland, and his service as a director on the boards of two public companies in addition to Ingredion, the board of a privately held company and the boards of three not-for-profit organizations.

4	Ingredion Incorporated Proxy Statement 2021

  Proposal 1. Election of Directors

Paul Hanrahan

Age: 63 Director since: March 2006 Committees: Member of the Audit Committee Interim Chief Executive Officer of Hygo Energy Transitions Ltd.

Mr. Hanrahan has served as Interim Chief Executive Officer and a director of Hygo Energy Transitions Ltd., a company that develops, owns, and operates integrated LNG-to-Power and Hydrogen-to-Power facilities globally, since October 2020. He served as the Chief Executive Officer of Globeleq Advisors Limited, a leading independent power producer operating and developing power projects in Africa, from September 18, 2017 to December 31, 2019, when he assumed a board position as a nonexecutive director. Before this service, Mr. Hanrahan served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC, an investment company formed to raise, invest and manage funds in the energy and infrastructure industries, from September 2012 to December 16, 2016. He left American Capital Energy & Infrastructure Management, LLC after its acquisition by Ares Capital Corporation of American Capital, Ltd., a sponsor investor in American Capital Energy & Infrastructure Management, LLC. Mr. Hanrahan served as the President and Chief Executive Officer of The AES Corporation, one of the world’s leading independent power producers, from June 2002 to September 2011. He was Executive Vice President and Chief Operating Officer of The AES Corporation and President and Chief Executive Officer of AES China Generating Co., Ltd., a public company formerly traded on Nasdaq, from 1993 to June 2002. Mr. Hanrahan served as a director of The AES Corporation from June 2002 to September 2011. He also previously served on the boards of other major publicly listed utilities in Brazil, Chile and Venezuela. In 2009, Mr. Hanrahan was appointed by the White House to serve on the U.S.-India CEO forum. He is a director of BMR Energy, a renewable energy company. Mr. Hanrahan previously served as a director of AquaVenture Holdings Limited, a global provider of water services from 2012 to March 2020. He also served as a director of Arch Coal, Inc., a global coal producer and marketer, from June 2012 to October 2016, and previously served as a director of Azura Power Holdings, Ltd, an electric power generation company in Nigeria, and GreatPoint Energy, Inc., a producer of clean, low-cost natural gas from coal, petroleum coke and biomass. Mr. Hanrahan holds a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy and a Master of Business Administration degree from Harvard Business School.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Hanrahan should serve as a director of the Company include his former service as the Chief Executive Officer of a public company and current and previous service as a Chief Executive Officer of privately held companies, his accounting and financial experience, operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., his service as a director on the boards of three public companies in addition to Ingredion and on the boards of three privately held companies, and his service as the lead director of Ingredion and another public company.

Ingredion Incorporated Proxy Statement 2021	5

  Proposal 1. Election of Directors

Rhonda L. Jordan

Age: 63 Director since: November 2013 Committees: Chair of the People, Culture and Compensation Committee Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.

Ms. Jordan served as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, from September 2009 to March 2012, and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for that company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in September 2009, Ms. Jordan was the President of the Cheese and Dairy business unit of Kraft from January 2008 to September 2009. From 2006 to January 2008 she served as the President of the Grocery business unit of Kraft, and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Colfax Corporation, a diversified global manufacturing and engineering company that provides fabrication technology products and services through its ESAB division and orthopedic medical devices that address injury prevention through surgical intervention and rehabilitation through its DJO division; Bush Brothers & Company, a significant, privately held branded vegetable processor; G&L Holdings, a large, privately held food ingredient and branded food product company in the U.S.; and I and Love and You, a privately held branded manufacturer of grain-free food and healthy chews and treats for pets. She also serves as a director of IES Abroad, a not-for-profit company providing study abroad programs for a consortium of U.S. colleges and universities. She holds a Bachelor of Arts degree in arts management from Northwestern University and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Jordan should serve as a director of the Company include her 25 years of operating, general management and marketing experience within a large, publicly held, global corporation where she most recently served as President, Global Health & Wellness, and Sustainability, and her service as a director, chair of the compensation committee and a member of the nominating and corporate governance committee of a public company, and as a director and chair of the compensation committee of two significant, privately held companies and as a director of a large not-for-profit organization.

6	Ingredion Incorporated Proxy Statement 2021

  Proposal 1. Election of Directors

Gregory B. Kenny

Age: 68

Director since: March 2005

Committees: Chairman of the Board of Directors and Chair of the Corporate Governance and Nominating Committee

Former President and Chief Executive Officer of General Cable Corporation

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation from August 2001 to June 30, 2015, and a director of General Cable Corporation from 1997 to June 30, 2015. General Cable Corporation, now part of Prysmian Cables & Systems, is a manufacturer of aluminum, copper and fiber-optic wire and cable products. From 1999 to 2001, Mr. Kenny served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999, he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997, he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994, he served as President, Consumer Products Group. Mr. Kenny is the non-executive chairman of Cardinal Health, Inc., a Fortune 15 company that improves the cost-effectiveness of healthcare. Previously, Mr. Kenny served as a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation, and as a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, IDEX Corporation, Xtek Inc. (an employee-owned company) and numerous professional and not-for-profit organizations. Mr. Kenny holds a Bachelor of Science degree in business administration from Georgetown University, a Master of Business Administration degree from George Washington University and a Master of Public Administration degree from Harvard University. Mr. Kenny is a member of Industry Week’s manufacturing hall of fame, class of 2013.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Kenny should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while living and working outside the U.S., his service as Ingredion’s Chairman of the Board and previously as its lead director, his service as a director on the boards of public companies other than Ingredion, including service as the chairman and previously as the lead director of a Fortune 15 company, and his service on the boards of numerous not-for-profit organizations.

Ingredion Incorporated Proxy Statement 2021	7

  Proposal 1. Election of Directors

Barbara A. Klein

Age: 66 Director since: March 2004 Committees: Member of the People, Culture and Compensation Committee Former Senior Vice President and Chief Financial Officer of CDW Corporation

Ms. Klein served as the Senior Vice President and Chief Financial Officer of CDW Corporation, a direct marketer of multi-brand information technology products, from 2002 until she retired in May 2008. CDW was acquired by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners in October 2007. Previously, Ms. Klein served as the Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation, a telecommunications company, from 1996 to 2000. Ms. Klein is a director of CMC Materials, Inc., a global supplier of critical materials to semiconductor manufacturers and pipeline operators, and a director of a not-for-profit entity, the National Council on Compensation Insurance, Inc., which provides workers compensation insurance information, tools and services in the U.S. Ms. Klein is a member of The Chicago Network, an organization of women leaders in Chicago. She holds a Bachelor of Science degree in accounting and finance from Marquette University and a Master of Business Administration degree from Loyola University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Klein should serve as a director of the Company include her over 30 years of service in corporate financial and accounting roles, her service as the Chief Financial Officer of two public companies, as the controller of a public company, as a financial executive at other companies in a number of industries and in various stages of development, including experience with acquisitions and divestitures, her service as chair of the audit committee of Ingredion and of another public company and a significant not-for-profit organization, her former licensure as a certified public accountant, and her qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

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Victoria J. Reich

Age: 63 Director since: November 2013 Committees: Chair of the Audit Committee Former Senior Vice President and Chief Financial Officer of Essendant Inc.

Ms. Reich served as Senior Vice President and Chief Financial Officer of Essendant Inc., formerly, United Stationers Inc., a wholesale distributor of business products, from June 2007 to July 2011. Prior to that service, Ms. Reich spent ten years with Brunswick Corporation, a manufacturer of recreation products, where she most recently was President of Brunswick European Group from 2003 to 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 to 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company, a diversified technology, media and financial services company, where she held various financial management positions. Ms. Reich is a director of H&R Block, Inc., a provider of tax preparation and related services, and a director of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. Ms. Reich also serves as a director of North Valley Hospital and North Valley Hospital Foundation, not-for-profit organizations. Ms. Reich holds a Bachelor of Science degree in applied mathematics and economics from Brown University.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Reich should serve as a director of the Company include her 32 years of service in corporate financial and accounting roles, her service as the Chief Financial Officer of two public companies and as a controller, her operating and general management experience, including responsibility for international operations while living and working outside the U.S., her service as chair of the audit committee and a member of the finance committee of a public company and as chair of the audit committee and a member of the governance committee of another public company, and her qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

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Stephan B. Tanda

Age: 55 Director since: August 2019 Committees: Member of the Audit Committee President and Chief Executive Officer of AptarGroup, Inc.

Mr. Tanda has served as President and Chief Executive Officer of AptarGroup, Inc., a NYSE-listed global leader in consumer dispensing, active packaging and drug delivery solutions, since February 1, 2017. Prior to that service, Mr. Tanda served as an executive managing board director at Royal DSM NV, a leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets, and oversaw the global nutrition business as well as its pharma joint ventures and business interests in the Americas. Mr. Tanda’s career spans 30 years and includes living in seven countries while working in leadership roles for DuPont, a leading global manufacturer of chemicals, electronic and communication technologies, performance materials, coatings and color technologies, safety and protection materials, and agriculture and nutrition ingredients. Mr. Tanda’s service at DuPont included positions as President and Chief Executive Officer, The Solae Co., DuPont Nutrition and Health, and President, DuPont Protein Technologies, DuPont Nutrition and Health). He also had senior executive roles at Freudenberg Nonwovens Group, a privately held global manufacturer and pioneer in high performance technical textiles for a wide range of industries and applications, and Royal DSM NV. Over his career, Mr. Tanda has focused on developing local and global talent, building organizations and businesses while successfully delivering increased sales and profits, both via organic growth and via acquisitions. Mr. Tanda serves as a director of AptarGroup since he joined the Company in February 2017. He previously served as a director of Patheon NV, formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services, from March 2016 until the Company was sold to Thermo Fisher Scientific in August 2017, and Semperit AG Holding, a Vienna Stock Exchange-listed manufacturer of industrial rubber and plastic products, from April 2016 to February 2017. Mr. Tanda holds a Master of Business Administration from The Wharton School of the University of Pennsylvania and holds a degree in plastics engineering from the University of Leoben, Austria.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Tanda should serve as a director of the Company include his current service as the President and Chief Executive Officer of a public company, his operating, manufacturing and general management experience, including while living and working outside the U.S., his service as a director on the boards of two other public companies, and his qualification as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

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Jorge A. Uribe

Age: 64

Director since: July 2015

Committees: Member of the People, Culture and Compensation Committee

Former Global Productivity and Organization Transformation Officer of The Procter & Gamble Company

Mr. Uribe served as the Global Productivity and Organization Transformation Officer of The Procter & Gamble Company, the world’s largest maker of consumer packaged goods, from December 2012 to July 1, 2015. Prior to that service, Mr. Uribe spent more than 33 years with Procter & Gamble, where he most recently was Group President, Latin America from July 2004 to November 2012. Before assuming that position, Mr. Uribe was the Marketing and Sales Vice President for Latin America for three years and Vice President for Venezuela and the Andean Region for the previous two and one-half years. He previously held a number of positions of increasing responsibility in Switzerland, Central America and the Caribbean, Cyprus, Malaysia, the United Arab Emirates and the Gulf Countries, Saudi Arabia and Colombia. Mr. Uribe is a director of General Mills, Inc., a leading global food company, Grupo Argos, a Colombian multi-national holding company holding interests in cement, electricity, road and airport concessions and real estate, and Carvajal S.A., a Colombian multi-national manufacturer of packaging, paper products and education material and provider of technology and services. Mr. Uribe previously served as a director of United Way Worldwide, a not-for-profit, charitable organization. He holds a bachelor’s degree in management engineering from Universidad Nacional de Colombia: Sede Medellin and a Master of Business Administration degree from Xavier University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Uribe should serve as a director of the Company include his more than 33 years of operating and general management experience and sales and marketing experience, including multi-regional and multi-country responsibility for international operations while living and working outside the U.S. within a larger, publicly held, global corporation, and his service as a director on the boards of two public companies in addition to Ingredion, on the board of a privately held company and on the board of a significant not-for-profit, charitable organization.

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Dwayne A. Wilson

Age: 62 Director since: May 2010 Committees: Member of the Corporate Governance and Nominating Committee Former Senior Vice President of Fluor Corporation

Mr. Wilson served as Senior Vice President of Fluor Corporation, reporting to the Chairman and CEO on key initiatives of strategic importance to the corporation, from June 23, 2014 to June 10, 2016. Fluor is one of the world’s largest publicly owned engineering, procurement, construction, maintenance and project management companies. Mr. Wilson previously served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site including the Savannah River National Laboratory, from October 1, 2011 to June 22, 2014. Fluor is one of the owners of Savannah River Nuclear Solutions. Mr. Wilson also served from February 2007 to September 2011 as Group President, Industrial of Fluor Corporation. Mr. Wilson previously served as President, Fluor Mining & Minerals from 2003 to 2007, President, Fluor Commercial and Industrial Institutional from 2002 to 2003, Vice President & Executive Director, Offices of the Chairman and Chief Operating Officer from 2001 to 2002 and in a variety of positions of increasing responsibility from 1980 to 2001. Mr. Wilson is a director and member of the audit committee of Crown Holdings, Inc., a leading global supplier of rigid packaging products to consumer marketing companies, and served as a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation. He is also a director of South Carolina Hospital Company, a not-for-profit entity. Mr. Wilson was a trustee of the Fluor Foundation and is a past director of the Urban League of Upstate South Carolina. He served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006. Mr. Wilson is also a National Association of Corporate Directors Fellow. Mr. Wilson holds a Bachelor of Science degree in civil engineering from Loyola Marymount University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Wilson should serve as a director of the Company include his more than 36 years of project management, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. within a large publicly held corporation where he served as Group President of a significant international business unit and most recently served as Senior Vice President, his service as President and Chief Executive Officer of the managing and operating contractor of a significant U.S. Department of Energy site, including a National Laboratory, and his service as a director of one public company in addition to Ingredion and serving as a director of a not-for-profit organization.

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James P. Zallie

Age: 59 Director since: September 2017 President and Chief Executive Officer of the Company

Mr. Zallie has been President and Chief Executive Officer of the Company since January 1, 2018. Before assuming his current position, he served at Ingredion as Executive Vice President, Global Specialties and President, Americas from January 1, 2016 to December 31, 2017. Mr. Zallie previously served as Executive Vice President, Global Specialties and President, North America and EMEA from January 6, 2014 to December 31, 2015. Prior to that service, Mr. Zallie served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific from February 1, 2012 to January 5, 2014. Mr. Zallie previously served as Executive Vice President and President, Global Ingredient Solutions from October 1, 2010 to January 31, 2012 and as President and Chief Executive Officer of the National Starch business from January 2007 to September 30, 2010. Mr. Zallie worked for National Starch for more than 27 years in various positions of increasing responsibility, first in technical, then marketing and then international business management positions. National Starch LLC was acquired by Ingredion in October 2010. Mr. Zallie also serves as a director of Northwestern Medicine North Region, a not-for-profit organization. Mr. Zallie served as a director of Innophos Holdings, Inc., an international producer of food and beverage ingredients, from September 2014 to April 2018. Mr. Zallie earned a bachelor’s degree in food science from Pennsylvania State University, and both a master’s degree in food science and technology and a master’s degree in finance from Rutgers University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Zallie should serve as a director of the Company include his current service as the President and Chief Executive Officer of Ingredion, his prior service as the Chief Executive Officer of a large business unit of a large public company, his operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., and his service as a director of a public company in addition to Ingredion and as a director of a not-for-profit organization.

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The Board and Committees

The business and affairs of the Company are conducted under the direction of its Board of Directors.

Under our certificate of incorporation, the Board of Directors may have not fewer than seven or more than 17 members. The Board of Directors is currently composed of 11 directors, ten of whom are non-management directors.

The experience, qualifications, attributes and skills the board considered in determining that the nominees standing for election should serve as directors are discussed above in their biographies. See the discussion under “Corporate Governance and Nominating Committee” for a description of the board’s criteria for selecting director nominees.

Independence. The Board of Directors has determined that each of the following ten directors satisfies the definition of independent director under the Company’s Corporate Governance Principles, which incorporate the director independence standards established by the rules of the New York Stock Exchange (the “NYSE”) for board membership: L. Aranguren-Trellez, D. B. Fischer, P. Hanrahan, R. L. Jordan, G. B. Kenny, B. A. Klein, V. J. Reich, S. B. Tanda, J. A. Uribe and D. A. Wilson. In addition, the Board of Directors determined that the members of the People, Culture and Compensation Committee and the Audit Committee satisfied the additional independence requirements established by NYSE rules for membership on those committees. Under the rules of the NYSE, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, the NYSE rules stipulate that certain relationships preclude a director from being considered to be independent.

Meetings. The board held nine meetings in 2020. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2020 during the period of such service.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. All 11 of our directors attended our 2020 annual meeting of stockholders.

Non-management directors meet regularly in executive sessions without the presence of management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-management” directors are all those who are not Company officers and may include directors who are not “independent” by virtue of the existence of a material relationship with the Company. All of the Company’s current non-management directors qualify as independent directors. At least annually the independent directors meet in executive session without the presence of management or any other directors. The Chairman of the Board presides over executive sessions of our non-management directors.

Term of Service. The board does not impose term limits on service, as it believes term limits could unnecessarily interfere with the continuity, diversity, developed experience and knowledge and the long-term outlook the board must have. The Corporate Governance and Nominating Committee will consider a director’s tenure in making a recommendation to the board as to whether a director should be nominated for re-election. In making its recommendation, the committee will consider such factors as effectiveness and productivity of the director, the need for retaining an experienced director and other factors identified during the board self-evaluation process.

Board policy requires non-management directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the Chief Executive Officer, are required to retire from the board upon their retirement or other cessation of service as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

Corporate Governance Documents. The Company’s Corporate Governance Principles; Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and Code of Conduct are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Board Oversight of Risk Management Processes. The board regularly devotes time during its meetings to review and discuss the significant risks facing the Company and the steps that the Company takes to monitor, manage and mitigate such exposures. The full board’s oversight of risk management includes consideration of strategic, competitive, economic, geopolitical and political risks, among others.

Significant risks include those identified in the Company’s disclosures in its Annual Report on Form 10-K and subsequent SEC filings and forward-looking statements disclosures, and are prioritized by management and discussed with the board and the appropriate

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committees of the board in the exercise of their oversight roles. The board conducts a comprehensive annual review of the Company’s risk management processes with input from management and all relevant board committees. The Chief Executive Officer and Chief Financial Officer report to the board quarterly on risk management matters.

Consistent with the NYSE’s corporate governance standards, the Audit Committee is the board committee with primary responsibility for oversight of the Company’s risk management profile and compliance with legal and regulatory requirements. The charter of the Audit Committee states that the responsibility of the committee with respect to risk assessment is to review policies with respect to risk assessment and risk management, to discuss the Company’s major risk exposures and the steps management has taken to monitor such exposures, and to review, on an annual basis, a report prepared by the General Counsel on litigation in which the Company is involved. In the exercise of that responsibility, the Audit Committee discusses with management the major financial, legal and regulatory compliance risk exposures facing the Company and the appropriate responses to such risks. The Audit Committee considers financial risk management policies and exposures relating to commodity prices, including corn and energy, foreign exchange rates, interest rates and financial derivatives and reviews insurable risk management policies. The Audit Committee also reviews the Company’s capital structure, access to capital markets, liquidity, credit availability and related matters. Furthermore, the Audit Committee has oversight with respect to the status of corporate security, the security for the Company’s electronic data processing and information systems and the general security of the Company’s people and assets.

In addition to the Audit Committee, the other committees of the board consider risk in connection with their oversight of the matters within the scope of their charters. The People, Culture and Compensation Committee oversees human resource and labor matters as well as executive and director compensation issues and considers whether the Company’s compensation plans, policies and practices encourage excessive or inappropriate risk taking that would have a material adverse effect on the Company. Furthermore, the People, Culture and Compensation Committee considers the effect of the Company’s compensation and benefit programs in regard to the competitive risks faced by the Company. The Corporate Governance and Nominating Committee addresses potential risks that could result from the absence of independence or diversity on the board, potential conflicts of interest, environmental compliance matters and the operation and effectiveness of our compliance programs related to product safety and quality. Each committee provides regular reports on its reviews to the full board with respect to the risk assessment and risk management matters within the scope of its responsibilities.

Board Leadership. Board policy and the Company’s bylaws allow flexibility to separate or consolidate the positions of Chairman of the Board and Chief Executive Officer, as the board, from time to time, may determine to be best for governance and effective board and Company functioning. If the positions are consolidated, then the independent directors will appoint a Lead Director on an annual basis for so long as the positions are consolidated. G.B. Kenny, one of our independent directors, has served as our non-executive Chairman of the Board since August 1, 2018. The board evaluates the leadership structure that best meets the Company’s and stockholders’ needs based on the individuals available and the existing circumstances.

The board has adopted Corporate Governance Principles which are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. These Corporate Governance Principles are designed to promote effective functioning of the board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards and to enhance shareholder value. We seek under our Corporate Governance Principles to ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of how we address key issues relating to strategy, risk and integrity.

Committees of the Board. The board currently has three standing committees: the Audit Committee, the People, Culture and Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Audit Committee

Our Audit Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements under the Securities and Exchange Commission (the “SEC”) rules specific to Audit Committee membership. Each of the members of the Audit Committee is “financially literate” as required by the rules of the NYSE. The board has determined that V. J. Reich, the Chair of the committee, and S.B. Tanda, a committee member, meet the legal requirements of an “audit committee financial expert” as defined under SEC rules.

The primary responsibilities of the Audit Committee, among others, are to:

•	assist the board in fulfilling its oversight responsibilities related to the financial reporting process and the systems of financial control,

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•	act as a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

•	select the Company’s independent auditors, who are accountable to and meet privately with this committee on a regular basis,

•	review the scope of the audit to be conducted by the independent auditors and the results of their audit,

•	oversee our financial reporting activities and that the accounting standards and principles are followed,

•

discuss with management the Company’s risk assessment and risk management practices, including risk relating to the Company’s financial statements, financial reporting processes and the guidelines, policies and processes for monitoring and managing such risks,

•	approve audit and non-audit services provided to the Company by the independent auditors,

•	review the organization, scope and independence of our internal audit function and our disclosure and internal controls, and

•	conduct ongoing reviews of potential related-party transactions, including the review and approval of transactions with “related persons,” as defined under SEC rules.

Members of the Audit Committee are V. J. Reich (Chair), D. B. Fischer, P. Hanrahan and S. B. Tanda. This committee held nine meetings during 2020 and has furnished the report appearing on page 55.

People, Culture and Compensation Committee

In addition to overseeing executive and director compensation, the People, Culture and Compensation Committee reviews overall talent management, human capital management and the Company’s commitment to diversity. In recognition of its scope which encompasses many important responsibilities beyond executive and director compensation, the committee, formerly called the Compensation Committee, was retitled in 2020 as the People, Culture and Compensation Committee.

Our People, Culture and Compensation Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements specific to People, Culture and Compensation Committee membership.

The primary responsibilities of the People, Culture and Compensation Committee, among others, are to:

•	discharge the board’s responsibilities relating to compensation of our Chief Executive Officer together with the other independent directors,

•

review and approve the compensation of executive officers of the Company, other than the Chief Executive Officer, employee benefit plans in which the executive officers participate and the compensation of non-management directors,

•	meet with our Chief Executive Officer annually to review the performance of our executive officers, including an in-depth review of our executive officers’ performance and our succession,

•

administer our executive compensation programs and assure that compensation programs are implemented according to our compensation philosophy as established by the People, Culture and Compensation Committee and that compensation actions are aligned with our business strategy, expected financial results and the interests of stockholders,

•	annually review the design of our compensation plans,

•	review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC,

•	prepare the People, Culture and Compensation Committee Report as required by the rules of the SEC,

•

review the results of the Company’s stockholders’ advisory vote on executive compensation, determine what, if any, actions or policy recommendations are warranted based on the advisory vote and other feedback from stockholders, and make recommendations on how frequently the Company should provide its stockholders with such an advisory vote,

•	review the performance of our executive officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate monitored employees,

•	administer our deferred compensation plan for our non-management directors,

•	review the Company’s progress to attract, retain and develop senior management, with a focus on the Company’s commitment to diversity, and

•	review the results of periodic assessments of the Company’s employees’ engagement, opinions and internal culture.

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The People, Culture and Compensation Committee selected and directly retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, as to its compensation decisions for 2020. Pearl Meyer did not provide any other services to the Company and worked with the Company’s management only on matters as directed by the People, Culture and Compensation Committee. The People, Culture and Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC and NYSE rules and concluded that no conflict of interest existed that would preclude Pearl Meyer from serving as an independent consultant to the committee. The work of Pearl Meyer in 2020 did not raise any conflicts of interest. Pearl Meyer generally attends meetings of the committee and also communicates with the committee outside of meetings. Our People, Culture and Compensation Committee has instructed the independent consultant to:

•	act independently of management and at the direction of the committee,

•	understand that the firm’s ongoing engagement will be determined by the committee,

•	keep the committee informed of trends and regulatory developments,

•	provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us, and

•	provide detailed comparative data regarding executive officer compensation.

Our Chief Executive Officer generally attends meetings of the People, Culture and Compensation Committee by invitation of the committee, except for meetings in which the Chief Executive Officer’s compensation is being considered.

In 2020, the People, Culture and Compensation Committee delegated authority to the Company’s Chief Executive Officer to award up to $2.5 million in off-cycle long-term incentive equity plan grants, which are intended to be used to recruit and retain new senior level talent for the Company. In 2020, this authority was used to grant a total of $1.966 million in off-cycle grants of restricted stock units.

The members of the People, Culture and Compensation Committee are R. L. Jordan (Chair), B. A. Klein and J. A. Uribe. This committee held six meetings during 2020.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The primary responsibilities of the Corporate Governance and Nominating Committee, among others, are to:

•	identify, recruit and recommend candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by the board,

•	develop and periodically review corporate governance principles and related policies for approval by the board,

•	oversee stockholder engagement regarding corporate governance,

•	provide, and assist the board to provide, oversight of the Company’s compliance with legal and regulatory requirements related to the safety and quality of the Company’s products,

•	assess the size and composition of the board and committees, including through developing and reviewing director qualifications for approval by the board,

•	recommend assignments of directors to committees to ensure that committee membership complies with applicable laws and stock exchange corporate governance standards,

•	conduct a preliminary review of director independence and financial literacy and expertise of Audit Committee members and oversee director orientation and continuing education,

•	review proposed changes to our certificate of incorporation, bylaws and board committee charters, and assess and make recommendations regarding stockholder protections, as appropriate,

•	conduct ongoing reviews of potential conflicts of interest and review and approve any executive officers standing for election to not-for-profit boards of directors,

•	review stockholder proposals in conjunction with the Chairman of the Board and recommend board responses,

•	oversee the self-evaluation of the board and its committees and management,

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•	review requests for indemnification under our bylaws,

•

review internal and external information to evaluate the operation and effectiveness of our compliance programs related to product safety and quality, including self-audits and internal compliance assessments, results of product, environmental and other tests, lawsuits, customer complaints and product recalls,

•	oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding product safety or quality,

•	oversee ESG matters and our sustainability and social responsibility programs, and

•

oversee the Company’s business conduct and anti-corruption compliance programs and meet with the Company’s corporate compliance officer in executive session as often as the committee deems appropriate.

Members of the Corporate Governance and Nominating Committee are G. B. Kenny (Chair), L. Aranguren-Trellez and D. A. Wilson. This committee held four meetings during 2020.

Director Nomination Criteria

The Company retains a professional third-party search firm to help identify and facilitate the screening and interview process for potential director candidates. The Corporate Governance and Nominating Committee applies formal criteria for selecting director nominees approved by the board. Candidates for director are identified for the contributions they can make to the deliberations of the board and their ability to represent impartially all of the Company’s stockholders.

In addition to other considerations, all potential nominees are expected to have:

•	the highest personal and professional ethics, integrity and values,

•	education, breadth of experience, insight and knowledge to understand global business problems and evaluate the possible solutions,

•	the ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics,

•	leadership skills,

•	the ability to work effectively with others,

•	respect for the views of others and an open-minded approach to problems,

•	an awareness of the responsibilities of the Company to its employees, its customers and regulatory authorities,

•	a reasoned and balanced commitment to the social responsibilities of the Company,

•	an interest and availability of time to be engaged with the Company and its employees over a sustained period,

•	stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company,

•	an ability and willingness to represent the stockholders’ financial interests,

•	the willingness to objectively appraise management performance in the interest of the stockholders,

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders, and

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders.

The above attributes are expected to be maintained by board members as a condition of their ongoing membership on the board. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the committee’s assessment of the needs of the board, and not all criteria may be applicable to each candidate. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and Nominating Committee in connection with a particular candidate or as otherwise deemed appropriate by the committee. Candidates should have all or a majority of the following important or desired attributes:

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•

active employment as a chief executive officer, or a president, chief financial officer, senior officer or general manager (or a comparable position of responsibility) of a publicly traded company (or a significant privately held company) with sales and complexity comparable with Ingredion,

•	international business experience,

•	financial responsibility during career, and financial literacy,

•	general management experience,

•	experience on publicly traded or significant privately held company boards,

•	experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly traded companies,

•

expertise that is useful to the Company and complementary to the background and experience of other board members, so that an appropriate balance of skills and experience of the membership of the board can be achieved and maintained,

•	contribution to board diversity in the broadest sense (taking into account characteristics that include gender, race, ethnicity, geographic background and personal experience), and

•	an understanding of technologies pertinent to the Company’s businesses, production, marketing, finance, regulation and public policy.

In addition to these minimum requirements and desired attributes, the Corporate Governance and Nominating Committee also evaluates whether the candidates’ skills and experience are complementary to the existing board members’ skills and experience as well as the board’s need for operational, management, financial, international, technological or other expertise and diversity in a broad sense. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in establishing interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those it will recommend to the board for nomination. The board considers the nominees and selects those whom it believes best suit the needs of the board.

The Corporate Governance and Nominating Committee and the board consider the composition of the entire board and the entire range of diversity (including gender, race, ethnicity, geographic background and personal experience) in its determinations. We do not have a formal diversity policy, but we have historically had a diverse board. Our director qualifications and diversity matrix below illustrates the diversity of experiences, qualifications and backgrounds represented on our board. At this time, our board includes three women directors, two male directors of Hispanic ethnicity, both of whom live outside the United States, and one African-American male director.

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees recommended by our stockholders. Stockholders may recommend qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner as other candidates.

Ingredion Incorporated Proxy Statement 2021	19

  Proposal 1. Election of Directors

In addition, our bylaws provide that candidates for director may be nominated at the annual meeting (without including such nomination in the Company’s proxy materials) if the nominating stockholder gives the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

Pursuant to our bylaws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2022 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Director Ownership Guidelines

Our Corporate Governance Principles provide that within five years of his or her election to the board, a director should acquire and hold a number of shares of the Company’s common stock that from time to time has a market value equal to a minimum of five times the dollar amount of the cash portion of the director’s annual board retainer. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and phantom stock units, but do not include stock options in determining whether the ownership targets are satisfied. As of December 31, 2020, all of the directors either exceeded their stock ownership targets or were within the five-year compliance window in which to meet those ownership targets. J. P. Zallie, our Chief Executive Officer, is subject to an ownership requirement of six times his annual base salary, and he is within the five-year compliance window in which to meet that ownership target.

Director Compensation

The objective of our compensation program for our non-management directors, each of whom the board has determined to be an “independent director” under NYSE rules, is to:

•	provide fair compensation commensurate with the work required to serve on the board of a company with Ingredion’s size, scope and complexity,

•	attract high-quality and diverse talent to the board, and

•	align directors’ interests with the interests of stockholders.

To determine the appropriate director compensation level, the People, Culture and Compensation Committee uses the same compensation comparator group of companies used in determining executive officer compensation, as described on page 29. The compensation comparator group was selected using companies that were broadly similar in revenue scope to the Company. The committee also considers broader, size-adjusted general industry and index benchmarks. Generally, the committee positions pay within a median range relative to the market, which helps ensure directors are paid fairly and that the Company can attract qualified and diverse talent to the board. In addition, we pay a majority portion of directors’ pay in equity. These equity and share ownership guidelines further align the interests of our directors with the interests of our stockholders.

20	Ingredion Incorporated Proxy Statement 2021

   Proposal 1. Election of Directors

The following sets forth the individual components of our non-management director compensation in 2020. The following, as well as the table of director’s compensation, reflects increases approved by the board in December 2019. Such increases, effective January 1, 2020, include a $10,000 increase in the stock portion of the annual retainer and a $5,000 increase in each committee chair’s compensation, split equally among cash and stock.

Annual Board Retainer	$230,000, with $100,000 paid in cash and $130,000 paid in common stock issued under the Company’s Stock Incentive Plan

Annual Chairman of the Board Retainer	$140,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan

Annual Audit Committee Chair Retainer	$25,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan

Annual People, Culture and Compensation Committee Chair Retainer	$20,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan

Annual Corporate Governance and Nominating Committee Chair Retainer	$15,000, with 50% paid in cash and 50% paid in common stock issued under the Company’s Stock Incentive Plan

Each of the foregoing retainers is payable in quarterly installments on the first day of each calendar quarter. The stock portion of the retainer is issued in common stock in the amount of the applicable retainer divided by the closing price of a share of the Company’s common stock as reported on the NYSE on the first day of a fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading.

James P. Zallie, our President and Chief Executive Officer, whose compensation is included in the Fiscal 2020 Summary Compensation Table below, did not receive any additional compensation for serving as a director.

The annual retainers are intended to compensate our non-management directors at levels comparable to those paid by similarly sized companies. The People, Culture and Compensation Committee and the board believe these to be appropriate levels in terms of the responsibilities borne by the directors and the market for director compensation.

Directors are permitted to defer all or a portion of their retainers into restricted stock units under our Stock Incentive Plan pursuant to which a settlement is deferred until after the director’s termination of service from the board. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid in addition to the annual retainers.

The following table summarizes the compensation earned by our non-management directors for service during 2020.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total

Luis Aranguren-Trellez	$100,000	$130,000	$—	$230,000

David B. Fischer	$100,000	$130,000	$—	$230,000

Paul Hanrahan(4)	$100,000	$130,000	$—	$230,000

Rhonda L. Jordan(5)	$110,000	$140,000	$6,500	$256,500

Gregory B. Kenny(6)	$177,500	$207,500	$8,500	$393,500

Barbara A. Klein	$100,000	$130,000	$—	$230,000

Victoria J. Reich(7)	$112,500	$142,500	$—	$255,000

Stephan B. Tanda	$100,000	$130,000	$—	$230,000

Jorge A. Uribe(8)	$100,000	$130,000	$—	$230,000

Dwayne A. Wilson	$100,000	$130,000	$—	$230,000

(1)	Other than Mr. Tanda, all directors deferred 100% of their respective common stock retainer into restricted stock units under our Stock Incentive Plan.

Restricted stock units have been valued at the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). See note 11 to our consolidated financial

Ingredion Incorporated Proxy Statement 2021	21

  Proposal 1. Election of Directors

statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020, for a statement of the assumptions made with respect to the valuation under FASB ASC Topic 718. Shares of common stock have been valued at the closing price of a share of our common stock as reported on the NYSE on the first day of the applicable fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading. Restricted stock units are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer deferred divided by the closing price of a share of our common stock as reported on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading. The restricted stock units (and phantom stock units issued prior to 2005) earn dividend equivalents. The restricted stock units and dividends earned thereon are not subject to vesting, but may not be transferred until a date not less than six months after the date of the director’s termination of service from the board, at which time the units will be settled by delivery of shares of common stock. Shares of common stock are granted in advance on the first business day of each fiscal quarter equal to the amount of the retainer paid in stock divided by the closing price of a share of our common stock on the NYSE on the first day of the fiscal quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading.

(2)

As of December 31, 2020, each director had the following aggregate number of restricted stock units and phantom stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: L. Aranguren-Trellez, 30,289 units; D. B. Fischer, 8,124 units; P. Hanrahan, 48,783 units; R. L. Jordan, 15,975 units; G. B. Kenny, 48,740 units; B. A. Klein, 35,275 units; V. J. Reich, 9,929 units; S. B. Tanda, 0 units; J. A. Uribe, 8,557 units; and D. A. Wilson, 17,597 units.

(3)

Amounts shown are matching contributions by the Company made under a charitable matching gift program in which directors may participate and which provides for matching contributions by the Company, consisting of a $2 match for every $1 of the first $1,000 contributed and a $1 match for every $1 of the next $6,500 contributed.

(4)	Mr. Hanrahan deferred 100% of his cash retainer ($100,000) and his common stock retainer ($130,000) into restricted stock units under our Stock Incentive Plan.

(5)	Ms. Jordan serves as Chair of the People, Culture and Compensation Committee.

(6)	Mr. Kenny serves as Chair of the Corporate Governance and Nominating Committee and as Non-executive Chairman of the Board.

(7)	Ms. Reich serves as Chair of the Audit Committee.

(8)	Mr. Uribe deferred 100% of his cash retainer ($100,000) and his common stock retainer ($130,000) into restricted stock units under our Stock Incentive Plan.

22	Ingredion Incorporated Proxy Statement 2021

  Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The calculation of beneficial ownership of the Company’s issued and outstanding common stock presented in the following tables is made in accordance with SEC rules. Under these rules, a person is deemed to be a “beneficial owner” of shares of common stock if that person has or shares the power to vote or direct the voting of the shares or the power to dispose or direct the disposition of the shares. Beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of that date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of any restricted stock unit, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific shares, all of such persons may be deemed to be beneficial owners of such shares.

As of March 25, 2021, which is the record date for the annual meeting, 67,228,076 of our shares of common stock were issued and outstanding.

The following table shows, as of March 25, 2021, all persons known by the Company to be beneficial owners of more than five percent of the Company’s issued and outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	6,126,244	9.1%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	5,825,821	8.7%

(1)

The ownership information disclosed above is based solely on a Schedule 13G/A report filed with the SEC on February 10, 2021. The Vanguard Group reports that, as of December 31, 2020, it had shared voting power over 51,493 shares, sole dispositive power over 5,977,597 shares and shared dispositive power over 148,647 shares. The Vanguard Group also reports that it is the parent holding company of subsidiaries identified in the Schedule 13G/A that hold shares of the common stock reported in the Schedule 13G/A.

(2)

The ownership information disclosed above is based solely on a Schedule 13G/A report filed with the SEC on January 29, 2021. BlackRock reports that, as of December 31, 2020, it had sole voting power and sole dispositive power over 5,501,851 shares. BlackRock also reports that it is the parent holding company of subsidiaries identified in the Schedule 13G/A that hold shares of the common stock reported in the Schedule 13G/A.

The following table shows, as of March 25, 2021, information based on filings with the SEC and our records regarding the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each director and director nominee,

•	each executive officer named in the Fiscal 2020 Summary Compensation Table under “Executive Compensation,” and

•	all of our executive officers and directors as a group.

Ingredion Incorporated Proxy Statement 2021	23

  Security Ownership of Certain Beneficial Owners and Management

The percentage of beneficial ownership as to any person as of March 25, 2021 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 25, 2021, by the sum of the number of shares outstanding as of March 25, 2021, plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 25, 2021. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Beneficial Owner	Shares of Common Stock(1)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2)

Luis Aranguren-Trellez	1,106	30,958	*

David B. Fischer	1,933	8,608	*

Paul Hanrahan	—	49,926	*

Rhonda L. Jordan	—	16,557	*

Gregory B. Kenny	—	49,811	*

Barbara A. Klein	1,151	35,985	*

Victoria J. Reich	—	10,468	*

Stephan B. Tanda	3,569	—	*

Jorge A. Uribe	1,222	9,365	*

Dwayne A. Wilson	—	18,160	*

James P. Zallie	301,705	51,445	*

James D. Gray	80,945	14,021	*

Jorgen Kokke	66,540	11,381	*

Elizabeth Adefioye	27,153	9,425	*

Janet M. Bawcom	4,720	12,839	*

All directors and executive officers as a group (20 persons)	571,439	366,650	*

(1)

Includes shares of common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual and/or one or more children of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of common stock that may be acquired through the exercise of stock options vested or subject to vesting as of or within 60 days after March 25, 2021, in the following amounts: J. P. Zallie, 263,283; J. D. Gray, 69,813; J. Kokke 49,894; E. Adefioye, 23,596; J. M. Bawcom, 4,720; and for all directors and executive officers as a group, 472,756.

Includes shares of common stock issuable pursuant to restricted stock awards vested or subject to vesting as of or within 60 days after March 25, 2021, in the following amounts: for each of L. Aranguren-Trellez and B. A. Klein, 888 shares and reinvestment of dividends on those shares; and for all directors and executive officers as a group, 1,776 shares. The shares of restricted stock held by Mr. Aranguren-Trellez and Ms. Klein were granted to these directors as part of their annual retainers, and reinvested dividends on these shares are vested but are restricted as to transfer until termination of service from the board. Holders of restricted stock are entitled to vote those shares prior to vesting.

Includes 4,766 shares of common stock held in the Ingredion Incorporated Stock Fund of our Retirement Savings Plans by all directors and executive officers as a group.

Fractional amounts have been rounded to the nearest whole share.

(2)

Includes shares of common stock that are represented by deferred phantom stock units and restricted stock units of the Company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the common stock by virtue of their ownership of phantom stock units or restricted stock units. The restricted stock units held by directors and executive officers and included in this column are not vested or subject to vesting as of or within 60 days after March 25, 2021. Fractional amounts have been rounded to the nearest whole share.

(3)	Less than one percent. Does not include shares in the column headed “Shares Underlying Phantom Stock Units and Restricted Stock Units.”

24	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

This section provides information concerning our compensation programs in which our principal executive officer, our principal financial officer and our three most highly compensated executive officers other than our principal executive officer and principal financial officer (“named executive officers”) participated in 2020. The named executive officers are all based in the U.S. The compensation discussion and analysis is organized as follows:

•	Executive Summary

•	Overview of Compensation Philosophy and Programs

•	Elements of Compensation

•	Executive Stock Ownership Requirements

•	Other Compensation Matters

Executive Summary

We are a leading global ingredients solutions provider. We turn corn, tapioca, potatoes, grains, fruits and vegetables into value-added ingredients and biomaterials for the food, beverage, brewing and other industries.

In a year of incredible challenges, Ingredion rose to those challenges by delivering a year of continued specialties growth, strategically strengthening our portfolio and displaying momentum in our financial performance as we exited the year. At the onset of the COVID-19 pandemic, management moved swiftly to protect our employees’ health and safety, maintain business continuity for our customers and make strategic investments aligned with our growth strategy for long-term value creation.

Corporate Governance Highlights

Determinations by the People, Culture and Compensation Committee are informed by best practices and corporate governance developments in relation to executive compensation. Our executive compensation policies and practices include:

•

Independent compensation committee. The People, Culture and Compensation Committee, which is composed solely of independent directors, approves the compensation of the named executive officers, other than the Chief Executive Officer, whose compensation is approved by the independent directors.

•	Independent compensation consultant. The People, Culture and Compensation Committee has retained and considers the advice of an independent compensation consultant.

•	No employment agreements. None of our U.S.-based executive officers has an employment agreement with the Company.

•	Limited perquisites. Executive officers receive only limited perquisites.

•	No excise tax gross-ups. Our severance agreements with executive officers do not provide for “excise tax gross-ups” in the event of a change in control of the Company.

•	Share ownership requirements. We have meaningful share ownership requirements for executive officers.

•	Stock policies. The Company has a clawback policy and a policy prohibiting the hedging and, except in limited circumstances, pledging of the Company’s stock by the executive officers.

•

Double-trigger vesting of equity grants. In the event that outstanding equity grants under our Stock Incentive Plan held by executive officers remain exercisable for shares of common stock, because the grants are not assumed or replaced with equity awards after a change in control of the Company, accelerated vesting will occur only upon a qualifying termination event which will require an involuntary termination without “cause” or resignation for “good reason” during a two-year period following the change in control.

2020 Business Performance and Executive Pay Highlights

We achieved net sales of $5.99 billion in 2020. Our diluted earnings per common share in 2020 decreased by 16.0% from $6.13 in 2019 to $5.15 in 2020. Adjusted diluted earnings per common share in 2020 decreased by 5.7% from $6.61 in 2019 to $6.23 in 2020.1

[1]

Adjusted diluted earnings per common share is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Ingredion Incorporated Proxy Statement 2021	25

  Executive Compensation

The decrease in earnings per share was due primarily to reductions in volumes driven by government-mandated shutdowns associated with COVID-19, particularly in the Americas, increased restructuring and impairment charges associated with the impairments of an indefinite-lived intangible asset and an equity method investment, and the results of the acquired operations of PureCircle.

We diversified our specialties portfolio beyond corn by expanding our capacity and capabilities in tapioca, rice and potato-based specialty starches, stevia, and pulse-based and quinoa proteins.

•	We became the first and only ingredient supplier in North America to offer a complete range of 100% sustainable plant-protein isolates, concentrates and flours.

•	By acquiring 100% of Verdient Foods, Inc., we expanded our capabilities and manufacturing capacity for on-trend, sustainable pulse-based flours and protein concentrates.

•	We significantly expanded our capabilities in sugar reduction by acquiring 75% of PureCircle, a leading global producer and innovator of stevia sweeteners.

Executive Pay Highlights

•

The People, Culture and Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approved base salary increases in 2020, including merit and promotional adjustments, for our named executive officers that averaged 5.0%.

•

A substantial majority of the named executive officers’ 2020 total target compensation (consisting of base salary plus target short- and long-term incentive compensation) was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase shareholder value. From 66% to 87% of the named executive officers’ target 2020 total direct compensation was performance-based.

•

Annual Incentive Plan awards were based on targets of 65% to 130% of the 2020 base salary of the named executive officers, based on achievement of goals with respect to adjusted EBITDA, as defined below, total Company operating working capital as a percentage of net sales (representing a change from operating working capital as used in 2019), Cost Smart savings, and personal objectives. The weighting of these 2020 Annual Incentive Plan goals was changed from 2019 by reducing the adjusted EBITDA weight from 55% to 50% and increasing the weight of total Company operating working capital as a percentage of net sales from 10% to 15%.

•	Actual payments under the Annual Incentive Plan for 2020 to Mr. Zallie, Mr. Gray, Mr. Kokke, Ms. Adefioye and Ms. Bawcom were 105%, 105%, 101%, 113% and 107% of their target awards, respectively.

•

Long-term incentive awards had a target grant date value from 44% to 70% of the named executive officers’ 2020 total target compensation. These awards were in the form of performance shares, nonqualified stock options, and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards that delivered approximately 50% of the grant date fair value of the long-term incentive award in the form of performance shares, 25% in the form of nonqualified stock options, and the remaining 25% in the form of restricted stock units.

•

Payouts under the 2018-2020 performance shares were at 0% as a result of the Company’s total shareholder return (“TSR”) for the performance period ranking below the 40% TSR percentile ranking, demonstrating the pay-for-performance link of our executive compensation program.

Overview of Compensation Philosophy and Programs

Purpose and Structure

We believe a well-structured executive compensation strategy, like a well-structured business strategy, requires clarity and balance. We need to address many important business variables and time frames in our compensation programs. Among the most important variables that we must manage are:

•	alignment with Company strategy and performance across time, taking into account short-, intermediate- and long-term performance,

•	alignment of compensation strategy and performance objectives with drivers of long-term shareholder value creation,

•	program design that properly encourages the necessary tradeoffs between short-term results and greater long-term value,

•	reinforcement of prudent risk taking,

26	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation

•	facilitation of our ability to attract and retain key executive talent,

•	competitiveness with prevailing practices in both level and mix of pay,

•	program design and overall mix of compensation that is consistent with both managerial effectiveness and sound governance,

•	program design that can be reasonably applied to a broader cross-section of positions than just named executive officers,

•	programs that are straightforward and understandable, and

•	promotion of sensible, sustainable and proportionate sharing of Company success between stockholders and employees.

Our compensation programs are intended to balance these reinforcing (and sometimes competing) objectives. We believe our programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. Our executive compensation structure is straightforward, competitive in the marketplace and has a strong emphasis on performance. We believe it is one that stockholders can understand and support.

Our compensation structure for our named executive officers for 2020 included the following broad elements:

This structure is simple and comprehensive, providing:

•	elements we consider essential to be competitive in the marketplace,

•	a mix designed to support the short- and long-term elements of our business strategy, and

•	performance measures that are drivers of and/or directly based on shareholder value.

Ingredion Incorporated Proxy Statement 2021	27

  Executive Compensation

Performance

Our pay programs are aligned with competitive practice and our performance. We are committed to continuing to manage the Company in a prudent manner for long-term success. We believe we are providing the right incentives to our management to achieve this objective.

In making decisions with respect to pay for our named executive officers for 2021, our People, Culture and Compensation Committee considered the say-on-pay vote at our 2020 annual meeting. In light of the 91.5% vote in favor of the compensation of our named executive officers, we did not change our compensation plans as a result of the say-on-pay vote. Our programs for 2021 are similar to those for 2020.

We continue to evaluate our compensation programs and practices to ensure we incorporate best practices in executive compensation and consider modifications to our programs to support our business strategies and provide an appropriate balance of risk and reward.

Philosophy and Process

Our People, Culture and Compensation Committee, also referred to as the Committee, establishes our executive compensation philosophy. Our executive compensation programs are approved by the Committee based on recommendations by management and advice from an independent compensation consultant and are administered by our Human Resources Department. Our Chief Executive Officer and Senior Vice President and Chief Human Resources Officer make recommendations concerning base salary, short- and long-term incentive compensation and plan design for executive compensation (other than their own) to the Committee. The People, Culture and Compensation Committee approves all forms of compensation, related design provisions and performance goals for our named executive officers other than the Chief Executive Officer, and makes recommendations regarding the Chief Executive Officer’s compensation for approval by the independent directors.

We are committed to maximizing shareholder value and dedicated to attracting and retaining the necessary talent to accomplish this objective. Our compensation philosophy is designed to directly align the interests of stockholders and executives through compensation programs that will reward executives for performance that builds long-term shareholder value.

The objectives of our compensation programs are to:

•	align and motivate management to execute our business strategy and to enhance shareholder value,

•	attract and retain outstanding and talented executives who can execute our strategy and deliver the best business results, and

•	reinforce pay-for-performance by aligning earned compensation with results.

To meet our objectives, elements of compensation are based on the following three fundamental principles.

A Substantial Portion of the Named Executive Officers’ Compensation Is Performance-Based. Our executive compensation programs are designed to motivate our executive officers to maximize shareholder returns by achieving growth and profitability goals. Our programs provide this motivation in a number of ways.

•	From 66% to 87% of the named executive officers’ target 2020 total direct compensation was performance-based.

•

Our named executive officers may earn cash payments under our Annual Incentive Plan with target awards ranging from 65% to 130% of the named executive officer’s base salary. The remaining performance-based portion of total direct compensation is in the form of long-term incentive compensation.

•	The amount of the payments is directly related to the level of performance.

•	No payments are made for a particular program component if threshold performance goals are not achieved.

•

The performance goals are recommended by management and approved by the People, Culture and Compensation Committee (and in the case of the Chief Executive Officer, recommended by the People, Culture and Compensation Committee and approved by the independent directors).

A Substantial Portion of Named Executive Officer Compensation Is Delivered in the Form of Equity Awards. The People, Culture and Compensation Committee believes that a substantial portion of total target compensation should be delivered in the form of long-term equity incentives in order to align the interests of our named executive officers with the interests of our stockholders. In 2020, 50% of the equity compensation provided to our named executive officers was delivered in the form of performance shares,

28	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation

25% in the form of nonqualified stock options and 25% in the form of restricted stock units. These allocations are unchanged since 2018. These awards in combination focus executives on the creation of shareholder value over the long term and permit named executive officers to accumulate ownership in the Company.

Like awards earned under the Annual Incentive Plan, performance shares are earned based on the achievement of performance goals recommended by management and approved by the People, Culture and Compensation Committee (and in the case of the Chief Executive Officer, recommended by the People, Culture and Compensation Committee and approved by the independent directors). No performance shares are earned if threshold performance goals are not achieved. Stock options have no realizable value at the time of grant. Named executive officers will only realize value from stock options if our share price appreciates above the exercise price, which is the closing price of a share of our common stock as reported on the NYSE on the date of grant. Restricted stock units have a value tied to the stock price.

Our Compensation Program for Named Executive Officers Is Designed to Enable Us to Attract and Retain First-Rate Executive Talent. We believe that stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive. Therefore, in general we target base salary and annual cash compensation (base salary plus target short-term incentives) and long-term incentive compensation opportunities for the named executive officers at the 50th percentile based on executives with similar responsibilities among a comparator group of companies. However, actual pay opportunities can vary somewhat (above or below) this market reference point based on experience, performance, retention concerns and overall expertise in the role. We prepare market benchmarking on the basis of pay opportunities, that is, “target” and grant date values of compensation. We use target/grant date values in our market analyses because earned compensation (as contrasted with target) is entirely a function of performance. Our objective is to deliver competitive target compensation opportunities. Management provides the People, Culture and Compensation Committee with information regarding compensation practices of the compensation comparator group of companies to assist the Committee in understanding the external market. This market data was provided to management by Aon Hewitt, a provider of human capital consulting services, and reviewed by the People, Culture and Compensation Committee and by its advisor, Pearl Meyer. The compensation comparator group used for 2020 compensation decisions consisted of the following 25 companies:

Ball Corporation	Keurig Dr. Pepper

BorgWarner Inc.	Leggett & Platt, Incorporated

Campbell Soup Company	Mattel, Inc.

The Clorox Company	McCormick & Company, Incorporated

Darling Ingredients Inc.	Meritor, Inc.

Dover Corporation	Mohawk Industries, Inc.

Eastman Chemical Company	Owens-Illinois, Inc.

Flowserve Corporation	Pentair, Inc.

Fresh Del Monte Produce, Inc.	Sonoco Products Company

Harley-Davidson Motor Company, Inc.	Tenneco Inc.

The Hershey Company	Terex Corporation

Hormel Foods Corporation	Visteon Corporation

The J. M. Smucker Company

We compete for talent with a variety of companies in the U.S. and elsewhere. Accordingly, since our executive talent is likely to come from a variety of industries, the People, Culture and Compensation Committee decided that the comparator group should similarly reflect a robust cross-section of companies and industries. Consequently, a comparator group was developed that was based on companies that provide data to the Aon Hewitt database and that are broadly similar to Ingredion in revenue scope at between $3 billion and $11.6 billion in annual revenues. The median annual revenue of this group was $6.2 billion. Aon Hewitt applied regression analysis where appropriate to account for differences in size of revenues of the companies in the 2020 comparator group in estimating the market value of each compensation element, which is a common analytical convention.

There were no changes to the 2020 compensation comparator group when compared to the 2019 group.

We determine all elements of compensation annually at the same time in order to consider the relationships between all compensation elements as well as to assess the appropriateness of the total compensation package for each named executive officer. To accomplish this, we review the strength of our financial performance, the named executive officers’ positions and levels

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of responsibility, internal comparisons, individual performance and historical grant levels, as well as the competitive market data for the compensation comparator group.

Elements of Compensation

As summarized above, our compensation program has five components: base salary, annual incentives, long-term incentive compensation, benefit programs broadly available to employees and a limited number of perquisites. Each element is addressed in the context of competitive conditions and internal comparisons. The People, Culture and Compensation Committee annually reviews each component of compensation including performance metrics and objectives to determine whether they remain properly aligned. Accordingly, there may be changes from year to year in the metrics or other plan design elements we use to measure performance and as the basis for earning the components of compensation.

Base Salary: We target base salaries at the 50th percentile (adjusting actual salaries for relative experience for the position) relative to executives with similar responsibilities of the compensation comparator group. The specific named executive officer’s salary varies based on the level of his or her responsibility, experience, time in position, internal equity considerations and individual performance. Salaries are reviewed annually. All salary actions with respect to named executive officers, other than the Chief Executive Officer, are recommended by our Chief Executive Officer and reviewed and approved by the People, Culture and Compensation Committee. Our Chief Executive Officer’s recommendations are made at the conclusion of our performance review process. The performance review process requires our Chief Executive Officer to evaluate the other named executive officers’ performance and contributions against objective metrics and leader imperatives and to assign a performance rating. This rating system is used for all salaried employees. Based on these ratings our Chief Executive Officer makes salary recommendations considering the named executive officers’ time in the position and the 50th percentile salary for the corresponding position in the compensation comparator group.

In 2020, the Chief Executive Officer recommended salary increases for all of the other named executive officers, and the People, Culture and Compensation Committee approved those salary increases. The Committee recommended the 2020 salary increase for the Chief Executive Officer, and the independent directors approved the recommended salary increase. The increases for our named executive officers averaged 5.0%.

Annual Incentive Plan: Our Annual Incentive Plan (“AIP”) is our short-term incentive cash compensation program for executive officers, including the named executive officers. This plan was approved by our stockholders in 2015.

Since its inception, our AIP has fostered and supported our pay-for-performance philosophy by providing direct incentives to achieve specific financial goals. These goals are based on financial goals for the Company recommended by management and approved by our Board of Directors. The AIP goals are intended to align performance with our stockholders’ interests. Earned annual incentives are based on performance relative to the pre-established financial goals and personal objectives.

The People, Culture and Compensation Committee approves a cash, short-term incentive target opportunity for each named executive officer, other than the Chief Executive Officer, expressed as a percentage of base salary. The independent directors approve the cash, short-term incentive target opportunity for the Chief Executive Officer, which is also expressed as a percentage of base salary. For 2020, the target awards for the named executive officers ranged from 65% to 130% of base salary depending on the named executive officer’s position, as shown in the table on page 32. Incentive targets are established by the Committee in part based on market data and in part based on our Chief Executive Officer’s recommendations concerning short-term incentive target awards for specific named executive officers (other than himself). Mr. Zallie’s 2020 target was established based on market data and was approved by the People, Culture and Compensation Committee and the independent members of the Board of Directors.

Management recommended and the People, Culture and Compensation Committee (and, with respect to the Chief Executive Officer, the independent directors) approved the performance targets and weightings with respect to the performance goals as shown in the table below. The Committee (and, with respect to the Chief Executive Officer, the independent directors) approved each performance measure for the following reasons: adjusted EBITDA, because it serves as a foundation for our growth and, as a result, shareholder value; total Company operating working capital as a percentage of net sales, because it is a key financial metric; Cost Smart savings, to align the named executive officers’ payouts with the Company’s program to realize savings in selling, general and administrative (“SG&A”) expense and in cost of sales expense; and personal objectives, because these objectives are important priorities for each named executive officer to achieve strategic initiatives. Mr. Kokke’s goals included a regional adjusted EBITDA goal for the region for which he was responsible in order to provide an incentive for superior performance by that region.

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Weightings Assigned in 2020 to Each Performance Objective under the

Annual Incentive Plan for the Named Executive Officers

Name	Adjusted EBITDA(1)	Adjusted Regional EBITDA(2)		Total Company Operating Working Capital as % of Net Sales(3)	Cost Smart Savings	Personal Objectives

J.P. Zallie	50%			15%	15%	20%

J. D. Gray	50%			15%	15%	20%

J. Kokke	30%	20	%(2)	15%	15%	20%

E. Adefioye	50%			15%	15%	20%

J. M. Bawcom	50%			15%	15%	20%

(1)

As approved by the People, Culture and Compensation Committee and the independent directors (with respect to the Chief Executive Officer’s compensation), adjusted EBITDA, which is a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization, as further adjusted to exclude such extraordinary expenses as amounts related to restructuring impairment, acquisition/integration costs, charge for fair value markup of acquired inventory, charge for early extinguishment of debt, North America storm damage, and other matters outside the normal course of business.

(2)	The applicable adjusted regional adjusted EBITDA for Mr. Kokke is the adjusted EBITDA for North America.

(3)

Total Company operating working capital is defined as the 12-month average of trade accounts receivable plus inventory less trade accounts payable and accrued expenses divided by average monthly net sales.

The People, Culture and Compensation Committee (and the independent directors, with respect to the Chief Executive Officer’s adjusted EBITDA goal) exercised its discretion to modify at year end the 2020 adjusted EBITDA measure to reflect certain costs related to Cost Smart Restructuring, Finance Transformation, acquisition and integration costs, as well as extraordinary expenses, including a trademark dispute and storm damage to a plant, for an aggregate total of $60,400,000. These adjustments were determined to be appropriate from the adjusted EBITDA target level originally established because these events were outside of the ordinary course of business and excluding these extraordinary and project-related net costs allowed management to monitor performance of the ordinary course of business on a comparable basis year over year.

In 2020, the People, Culture and Compensation Committee approved replacing the prior measurement of operating working capital in days with a measurement of operating working capital as a percentage of net sales. The Committee also realigned the weightings of adjusted EBITDA and total Company working capital as a percentage of net sales by reducing the weight of the adjusted EBITDA measure from 55% to 50% (applying the 5% reduction for Mr. Kokke to the regional adjusted EBITDA) and increasing the weight of the working capital as a percentage of net sales measure from 10% to 15%.

Scales developed for each metric permit participants in our AIP to earn from 0% up to 200% of their annual incentive targets based on achievement from 88% to 115% of the adjusted EBITDA goal, from 0% for greater than 19.2% to 200% for 15.2% of the working capital as a percentage of net sales goal, and from 0% for less than $85million to 200% for $115 million in cumulative 2020 end-of-year Cost Smart run-rate savings, including savings in both SG&A and cost of sales.

Our Board of Directors approves corporate financial goals and objectives for the Company. The independent directors review and approve the individual personal goals and objectives relevant to our Chief Executive Officer’s compensation in light of those corporate financial goals and objectives. The People, Culture and Compensation Committee approves the individual personal goals and objectives for the named executive officers other than the Chief Executive Officer.

The People, Culture and Compensation Committee, in conjunction with the Company’s other independent directors, evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Committee discusses the evaluation with the other independent directors and recommends compensation for the Chief Executive Officer to the independent directors, who approve the Chief Executive Officer’s compensation, including base salary and short- and long-term incentive awards.

To be eligible to receive an incentive payment for a performance period, a named executive officer must (a) be an employee of the Company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death, and (b) have been employed by the Company for more than six months of the performance period. A

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named executive officer who is eligible to receive an incentive payment for a performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the People, Culture and Compensation Committee. Annual incentive awards for each performance period are to be paid within two and one-half months after the end of the one-year performance period.

The following tables set forth our financial performance goals established for each named executive officer for 2020 as well as the actual results achieved.

Summary of 2020 Financial Goals and Actual Results under the

Annual Incentive Plan for the Named Executive Officers

Financial Metrics ($ in millions)	2020 Target-Level Goals	2020 Financial Results

Adjusted EBITDA for the Company	$931.4	$869.1

Adjusted EBITDA for the North America Region	$683.6	$614.4

Total Company Operating Working Capital as a Percentage of Net Sales	17.2%	16.7%

Cost Smart Savings	$90.0-95.0	$103.2

Executive Annual Incentives

Payout Percentage—2020

	Adjusted EBITDA			Total Company Operating Working Capital as Percentage of New Sales		Cost Smart Savings		Personal Objectives

Name	Weighting	Payout		Weighting	Payout	Weighting	Payout	Weighting	Payout

J.P. Zallie	50%	72%		15%	127%	15%	170%	20%	120.83%

J. D. Gray	50%	72%		15%	127%	15%	170%	20%	122.50%

J. Kokke	50%	66	%(1)	15%	127%	15%	170%	20%	117.50%

E. Adefioye	50%	72%		15%	127%	15%	170%	20%	163.75%

J. M. Bawcom	50%	72%		15%	127%	15%	170%	20%	130.00%

(1)	Based on 30% weighting of adjusted EBITDA for the Company and 20% weighting of adjusted EBITDA for the North America region.

Executive Annual Incentives

Target, Maximum and Actual Awards—2020

	AIP Target		AIP Maximum		2020 Calculated AIP Payout (paid in March 2021)

Name	% of Salary	Amount	% of AIP Target	Amount	% of AIP Target	Amount

J. P. Zallie	130%	$1,417,000	200%	$2,834,000	105%	$1,483,835

J. D. Gray	80%	$504,288	200%	$1,008,576	105%	$529,755

J. Kokke	80%	$486,649	200%	$973,298	101%	$492,733

E. Adefioye	65%	$312,000	200%	$624,000	113%	$353,496

J. M. Bawcom	65%	$321,360	200%	$642,720	107%	$342,410

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The personal objectives component represented 20% of each named executive officer’s potential award opportunity. The personal objectives for the Chief Executive Officer were recommended by the People, Culture and Compensation Committee and approved by the independent directors. The personal objectives for the named executive officers, other than the Chief Executive Officer, were recommended by the Chief Executive Officer to the Committee and approved by the Committee.

In 2020, the personal objectives for all Ingredion employees, including the named executive officers, were aligned with Ingredion’s corporate values of Care First, Be Preferred, Everyone Belongs, Innovate Boldly and Owner’s Mindset.

Mr. Zallie’s personal objectives were focused on revenue and cost synergies, and delivery of growth. In particular, his goals were weighted as follows:

•	Care First (15%)

•	Specialties Strategies (25%)

•	Cost Smart (25%)

•	Commercial Excellence (20%)

•	Purpose, Culture, Values & Talent (15%)

The personal objectives of the other named executive officers were aligned with Mr. Zallie’s personal objectives and focused on those same key areas with varying levels of emphasis and weighting.

At the end of the year, each named executive officer submitted a written self-appraisal. For the named executive officers, other than the Chief Executive Officer, the self-appraisals were reviewed by the Chief Executive Officer. The self-appraisal for the Chief Executive Officer was reviewed by the independent directors. These reviews considered completion of objectives and the quality of work performed and incorporated an element of judgment in assigning individual levels of achievement. A maximum 200% payout on the personal objective component was possible for exceptional achievement.

Based on the People, Culture and Compensation Committee’s review of the individual personal objectives for all named executive officers other than Mr. Zallie, Mr. Zallie’s recommendations for the other named executive officers, and the Board of Directors’ review of Mr. Zallie’s personal objectives, the following achievement percentages were assigned for personal objectives: 120.83% for Mr. Zallie, 122.5% for Mr. Gray, 117.5% for Mr. Kokke, 163.75% for Ms. Adefioye and 130.0% for Ms. Bawcom.

Our Chief Executive Officer may recommend to the People, Culture and Compensation Committee an adjustment to the amount of the AIP award earned by any other named executive officer (positive or negative) based on his judgment of that individual’s performance and/or his judgment of the degree of difficulty of the performance goal. In 2020, the Chief Executive Officer did not recommend any adjustments to named executive officer AIP awards under this provision. Furthermore, the People, Culture and Compensation Committee may adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual’s performance. As a result, an outstanding performer may have his or her total bonus payment increased by 50% while, conversely, the bonus may be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2020.

Long-term Incentive Compensation: The principal purpose of our long-term incentive compensation program is to align the rewards to executives with the creation of shareholder value. For our Chief Executive Officer, the grant date value of target long-term incentive compensation constituted 70% of 2020 total target compensation (base salary plus target short- and long-term incentive compensation). For our other named executive officers, the grant date value of target long-term incentive compensation constituted from 44% to 52% of their 2020 total target compensation. We believe the grant date values provided an appropriate balance between short- and long-term compensation and fixed and variable components. In 2020, we awarded long-term incentives to our executive officers in the form of performance shares, nonqualified stock options, and restricted stock units granted pursuant to our Stock Incentive Plan. Our goal was to provide awards that delivered approximately 50% of the grant date fair value of the long-term incentive award in the form of performance shares, 25% in the form of nonqualified stock options, and the remaining 25% in the form of restricted stock units. We used these allocations among performance shares, stock options and restricted stock units to provide a balance of compensation based on absolute stock price growth and superior relative performance-based shareholder return. We continue to evaluate the appropriate mix of long-term incentive compensation vehicles in comparison to the market to best support our long-term business strategy. For the 2021 grants, the respective weightings for performance shares, stock options, and restricted stock units remain unchanged.

Performance Shares: In 2017 and 2018, performance shares constituted 35% of the targeted long-term incentive compensation value. Effective 2019 and continuing in 2020, performance shares were increased to 50% of the targeted long-term incentive

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compensation value. Performance shares awarded in 2020 will be earned, if at all, based on the following two equally weighted metrics:

•	total shareholder return, as defined below (“TSR”), relative to our performance share peer group for a three-year cycle, and

•	adjusted return on invested capital, as defined below.

TSR is defined for purposes of the performance shares grants as (a) the sum of (i) change in stock price (ending stock price minus starting stock price) plus (ii) dividends paid, divided by (b) beginning stock price. Beginning stock price is the average of the daily average closing prices as reported on the NYSE for each of the 20 trading days immediately prior to the first day of the performance period. Ending stock price is the average of the daily average closing prices as reported on the NYSE for each of the last 20 trading days of the performance period. The daily average closing prices are the average of the high and low closing prices as reported on the NYSE for one share of common stock on the date of determination. Dividends paid were the total of all dividends paid on one share of common stock during the applicable calendar quarter(s) during the performance period, with dividends treated as though they were reinvested at the end of each calendar quarter based on the closing stock price at the end of each calendar quarter.

The Company believes that adjusted return on invested capital is meaningful as it focuses on profitability and value-creating potential, taking into account the amount of capital invested. We define adjusted return on invested capital, which is a performance ratio not defined under GAAP, as adjusted operating income, net of tax, divided by average end-of-year balances for the current year and prior year total net debt and equity. Adjusted operating income net of tax, which is a non-GAAP financial measure, is defined as operating income calculated in accordance with GAAP, as adjusted to exclude amounts related to provision for income taxes, other, non-operating (income) expense, net, financing cost, net, restructuring/impairment charges, acquisition/integration costs, charge for fair value markup of acquired inventory, North America storm damage, income taxes, and other matters.

These two performance metrics are intended to focus our executive officers on achieving critical multi-year goals, in particular, delivering superior shareholder returns relative to a comparator group. We believe that over time investors will choose our stock if they believe it will perform at least as well as a relevant group of peers and with strong expectations that we might outperform those peers. In addition, we believe that over time investors will choose our stock if we consistently achieve an adjusted return on invested capital in excess of our stated performance targets. The People, Culture and Compensation Committee regularly reviews the design of the performance shares, including performance metrics, to ensure the grants continue to be aligned with maximizing shareholder returns by achieving growth and value-generation goals. To further promote executive share ownership and stockholder alignment, vested performance shares are paid in common stock. No dividends are earned on any performance shares prior to the stock payment.

Performance shares are earned based on our relative percentile ranking with respect to TSR for members of our performance share peer group described below, as well as on our adjusted return on invested capital. The performance/reward scale for the 2020 grant is as follows:

	Threshold Performance (50% of Shares)	Target Performance (100% of Shares)	Maximum Performance (200% of Shares)

Relative Total Shareholder Return (TSR)	25th percentile	50th percentile	75th percentile

Adjusted Return on Invested Capital	10.3%	12.3%	14.3%

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The performance share peer group for the TSR metric for the performance shares granted in 2020 consisted of Ingredion and the 22 companies listed below.

AAK AB (publ.)	Kerry Group plc

Albemarle Corporation	Koninklijke DSM N.V.

Archer-Daniels-Midland Company	McCormick & Company, Incorporated

Balchem Corporation	Novozymes A/S

Celanese Corporation	Nutrien Ltd. (f/k/a Agrium Inc.)

Crown Holdings, Inc.	Sealed Air Corporation

Ecolab Inc.	Sensient Technologies Corporation

Givaudan SA	Symrise AG

Huntsman Corporation	Tate & Lyle PLC

Innophos Holdings, Inc.	The Mosaic Company

International Flavors & Fragrances Inc.	W. R. Grace & Co.

This performance share peer group was updated from the group used for 2019 grants. Bemis Company Inc. was removed after its acquisition by Amcor Ltd. of Australia.

In trying to construct an optimal custom comparator group, the following criteria or “filters” were utilized:

•	commodity price sensitivity,

•	overseas operations,

•	basic ingredient, food additives and midstream manufacturing/inputs,

•	market capitalization between $1 billion and $50 billion,

•	selected international companies in related segments and/or competitors,

•	generally capital intensive, and

•	demonstrated correlation in stock price returns to both Ingredion and the other companies in the comparator group.

The performance share peer group was utilized for this program rather than the compensation comparator group because we believe investors are more likely to consider the stocks of the former group as alternatives to an investment in our stock than the companies in the compensation comparator group, in part because their business operations are more similar to ours. We believe that the compensation comparator group is more representative of industries from which we may attract talent. Therefore, we use the compensation comparator group to determine competitive compensation levels. We believe the use of two separate groups of companies is appropriate and not uncommon given the different purposes for comparison.

Results of 2018-2020 Performance Awards. Relative TSR for the three-year performance cycle ending in 2020 was below the 40th percentile ranking of the TSR peer group. Consequently, 0% of the target number of performance shares granted in February 2018 were earned. TSR was used because it is a direct measure of the value delivered to stockholders relative to other comparable investments. The performance/reward scale for the 2018-2020 cycle established a payout scale with a 40th percentile requirement for a threshold performance payout of 50%, a 55th percentile requirement for target performance payout of 100%, and an 80th percentile requirement for a maximum performance payout of 200%.

Stock Options. We determined the February 2020 grant of nonqualified stock options by converting 25% of the targeted long-term incentive compensation value for each named executive officer to a number of stock options using an estimated Black-Scholes option value. Stock options were granted to eligible management employees, and the exercise price of such options was established on February 4, 2020. All of these options granted to our named executive officers are nonqualified stock options with ten-year terms that vest in one-third increments on the first three anniversaries of the date of the grant. In the event of a retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) one year or more after grant date, these options will continue to vest.

We make long-term incentive grants at the People, Culture and Compensation Committee’s first meeting each year, typically in early February, and at the same time other elements of compensation are determined so that we can consider all elements of compensation simultaneously.

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Restricted Stock Units. Restricted stock units represent the right to receive a share of common stock upon vesting. Restricted stock units are granted to align the interests of named executive officers with the interests of our stockholders. They promote retention of critical executive talent. They also help balance the named executive officers’ long-term incentive compensation mix to minimize risk taking. Finally, they result in the issuance of a lesser number of shares to provide an equivalent amount of compensation compared to stock options. We determined the February 2020 grants by converting 25% of the targeted long-term incentive compensation value for each named executive officer to a number of restricted stock units using the closing price of a share of our common stock as reported on the NYSE on the date of grant. Restricted stock units granted to the named executive officers in February 2020 vest on the third anniversary of the date of the grant. The restricted stock units vest on a pro rata basis in the event of death or disability. The restricted stock units will continue to vest in the event of retirement (defined as age 65, age 55 with ten years of service or age 62 with five years of service) more than one year after grant date. As of each dividend payable date, additional restricted stock units equivalent to the value of the dividend are credited to the award. The additional restricted stock units carry the same terms and conditions as the underlying award.

Retirement and Other Benefits. We provide benefits such as medical, dental and life insurance and disability and accidental death and dismemberment coverage to each U.S.-based named executive officer. These benefits are also provided to all eligible U.S.-based employees. Eligible employees, including the named executive officers, may purchase additional life, dependent life and accidental death and dismemberment coverage as part of their active employee benefits. In addition, all salaried employees in the U.S. are eligible to participate in our salaried Retirement Savings Plans and, subject to certain service requirements, the Cash Balance Plan Component of the Ingredion Pension Plan (the “Cash Balance Plan”) and our Master Retiree Welfare Plan (also known as Retiree Health Care Spending Accounts or “RHCSA”).

Cash Balance Plan. Mr. Zallie and Mr. Gray are the sole named executive officers who participate in our Cash Balance Plan. The Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S., salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The Plan is frozen at 2017 levels for purposes of calculating the pay credit percentage. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan. The plan is a non-qualified pension plan available to certain employees who are not working in their country of origin. Accounts of participants in the Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Until his transfer to the United States, Mr. Kokke received pay credits under this plan. Pay credits are calculated as a percentage (3% to 10%) of an employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out in a lump sum and is subject to an offset for pension and other amounts payable under the participant’s local, non-U.S. plans. The Third Country National Cash Balance Plan provides for a three-year vesting period with 100% vesting upon attainment of age 65.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S., salaried employees the opportunity to contribute up to 75% of their eligible compensation on either a before-tax or after-tax basis. The Company matches 100% of employee contributions up to the first 6% of eligible compensation contributed. Employee contributions are fully vested upon contribution. Company contributions are vested over three years of qualified employment with the Company. Because Mr. Kokke, Ms. Adefioye and Ms. Bawcom do not participate in the Cash Balance Plan, they each receive an additional Company contribution of 3% of eligible compensation contributed to their respective Retirement Savings Plan accounts.

Supplemental Executive Retirement Plan. Certain of our U.S.-based eligible employees, including all the named executive officers, are entitled to participate in our Supplemental Executive Retirement Plan (“SERP”). The purpose of this nonqualified, unfunded plan is to (a) permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year, (b) provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of statutory limits on eligible compensation under tax-qualified plans and (c) preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the U.S. Internal Revenue Code, additional benefits may be provided through our nonqualified SERP via a Cash Balance Make-up

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Account to which we contribute the amounts that we would have contributed to the Cash Balance Plan absent those statutory limitations. Mr. Zallie and Mr. Gray are the sole named executive officers who participate in Cash Balance Make-up Accounts.

Participants are entitled to participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to statutory limits on compensation and deferral under tax-qualified plans, participants are permitted to defer compensation through the SERP. In addition, we make matching contributions on voluntary contributions to the Savings Plan Make-up Accounts in the amount that we would have contributed to the Retirement Savings Plan absent those statutory limitations. A participant is vested in his or her Savings Plan Make-up Account to the extent that the participant is vested in the Retirement Savings Plan matching contributions. SERP participants are general, unsecured creditors of the Company.

Retiree Health Care Spending Accounts. A RHCSA account will be provided to Mr. Zallie if his employment with the Company is terminated by retirement at or after age 55 with ten years of service. The RHCSA accounts aid in purchasing pre-age 65 retiree medical and dental coverage from the Company and to reimburse for a Medicare supplement policy for coverage at age 65 or older. At termination, qualified employees have access to a RHCSA account for themselves and a RHCSA account in an equal amount for their then qualified dependents. The balances in these accounts may be used by the pre-age 65 retiree and dependents to purchase from the Company, at the full cost, medical and dental benefits that mirror those provided by the Company to active employees.

The balances in these notional accounts are forfeited if the employee terminates employment prior to age 55 and ten years of service at the time of termination. The accounts otherwise terminate on the death of the employee for the employee’s RHCSA and upon the death of the qualified dependent in the case of the dependent’s RHCSA.

Perquisites and Other Personal Benefits. We provide our named executive officers with limited perquisites and other personal benefits that we believe (a) are reasonable and appropriate because they help make our compensation packages competitive and better enable the Company to attract and retain executives for key positions and (b) are not excessive.

During 2020, we provided each named executive officer with an annual car allowance of $15,000 except for Mr. Zallie and Mr. Kokke, who were both provided with a Company automobile. For those receiving a Company automobile, we lease and pay all the costs of operating these automobiles, including insurance for the U.S.-resident named executive officers. Each of the named executive officers is subject to income tax on the imputed income resulting from his or her benefit and each is responsible for payment of any imputed taxes. Each of the U.S.-based named executive officers also receives financial planning and tax preparation services, the value of which constitutes taxable income to the recipient, and the payment of which is also the recipient’s responsibility.

The values of these limited perquisites are included in the Fiscal 2020 Summary Compensation Table on page 40 in the column headed “All Other Compensation.”

Change in Control Agreements. We have a severance agreement with each of our currently employed named executive officers that requires us or a successor company to make certain payments and provide certain benefits if the named executive officer’s employment is terminated by us or the successor company other than because of death, “Disability” or “Cause,” or is terminated by the named executive officer for “Good Reason,” in each case, within two years after a change in control of the Company. Disability, Cause and Good Reason are defined in these severance agreements. These agreements are intended to encourage retention in the face of an actual or rumored change in control. In addition, these agreements are intended to align executives’ and stockholders’ interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the named executive officers’ own employment. Because these agreements are provided to satisfy different objectives than our regular compensation program, decisions made under this program do not affect our regular compensation program.

The terms of these agreements are similar to those provided by other companies, and we provide them in part because we believe we need to do so to provide a competitive compensation package. Information regarding potential payments under these agreements for the named executive officers is provided under the heading “Estimated Potential Payments upon Change in Control” on page 50.

Executive Stock Ownership Requirements

We maintain robust stock ownership requirements for our named executive officers. The ownership requirements are six times his current annual base salary for our Chief Executive Officer and three times their annual base salaries for each of the other named executive officers. We count direct and indirect ownership of our common stock, including restricted stock, restricted stock units and

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phantom stock units, but do not include stock options or unvested performance shares in determining whether the ownership requirements are satisfied. Named executive officers are expected to attain their ownership targets within five years from the time the targets become applicable. Named executive officers are not permitted to sell shares of common stock other than to fund the payment of the exercise price of stock options or to fund the payment of taxes upon the exercise of stock options or vesting of performance shares, restricted stock units or shares of restricted stock at any time when they have not attained their ownership targets. As of December 31, 2020, all of our named executive officers either exceeded their stock ownership targets or were within the five-year compliance window in which to meet these ownership targets.

Other Compensation Matters

Timing of Equity Grants. The People, Culture and Compensation Committee reviews and approves management’s recommendations for equity grants made annually under our Stock Incentive Plan. The Committee takes these actions during its first meeting of the fiscal year. The Committee approves grants of equity awards to named executive officers, other than the Chief Executive Officer, at the same time it approves grants of equity awards to all other eligible employees. The independent directors approve grants of equity awards to the Chief Executive Officer. We do not time such grants in coordination with the Company’s possession or release of material, non-public information or other information. Meetings of the People, Culture and Compensation Committee are generally scheduled at least one year in advance.

Compensation Recovery Policy. The Board of Directors has adopted a recoupment or clawback policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event there is a restatement of incorrect financial results, the People, Culture and Compensation Committee in its discretion will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Committee may look back over the three-year period prior to the restatement for the recoupment and may recoup compensation paid to both current and former executives. In addition, the policy provides the Committee with the discretion to recoup amounts of excess incentive compensation paid to any executive officer in conjunction with any incorrect financial results (even if not resulting in a restatement), or misconduct on the part of the officer, constituting fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company. In addition, our Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

Hedging and Pledging Policy for Employees, Officers and Directors. The Company maintains a securities trading policy that applies to our employees, including executive officers and other officers, and directors and prohibits certain activities relating to specified securities, as described below. The policy also applies to family members who reside with any director or employee, any other person who lives in the director’s or employee’s household, and any other family members whose transactions in securities are directed by, or subject to the influence or control of, the director or employee, as well as entities, such as a corporation, partnership or trust, controlled by the director or employee.

The policy prohibits directors and officers, and strongly discourages other employees, from engaging in hedging and monetization transactions that would permit any such person to continue to own the securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

The policy also generally prohibits directors and officers from holding Company securities in a margin account or otherwise lending Company securities as collateral for a loan. An exception to the prohibition on pledging may be granted where a director or officer wishes to pledge Company securities for a loan (not involving margin debt) and clearly demonstrates the financial capacity to repay the loan without recourse to the pledged securities.

The provisions of the securities trading policy apply to transactions in all equity and other securities, including awards granted under equity compensation plans, issued by the Company that are held by any person covered by the policy. Securities subject to the policy also include derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities.

The administrator of the policy has the discretion, on a case-by-case basis and in appropriate circumstances, to waive or modify the restrictions and prohibitions on the hedging and other transactions described above.

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Fiscal 2020 Summary Compensation Table

The following narrative, tables and footnotes describe the total compensation earned by our named executive officers for 2018, 2019 and 2020. The components of the total compensation reported in the Fiscal 2020 Summary Compensation Table are described below. For information on the role of each component within the total compensation package, refer to the description under “Compensation Discussion and Analysis” beginning on page 25.

Salary. This column represents the base salary earned during 2018, 2019 and 2020 and includes any amounts deferred under our Retirement Savings Plan and SERP.

Stock Awards. This column represents the aggregate grant date fair value of performance shares and restricted stock units granted in the current and prior years, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2020” table on page 42 and the “Outstanding Equity Awards at 2020 Fiscal Year-End” table on page 43. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Fiscal 2020 Summary Compensation Table (notes 2 and 12 in the report for 2018, notes 2 and 11 in the report for 2019 and note 11 in the report for 2020). The actual amounts ultimately realized from the disclosed performance share awards and restricted stock units will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or vesting of the awards. The actual value the named executive officer receives will depend on the number of shares earned and the price of a share of our common stock when the shares vest. Because the accounting valuation for the performance share awards is calculated using a Monte Carlo simulation model, the target value utilized by the People, Culture and Compensation Committee to determine the number of performance shares to grant differs slightly from the valuation used for accounting purposes.

Option Awards. This column represents the grant date fair value of stock option awards granted in the current and prior years, computed in accordance with FASB ASC Topic 718. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal 2020” table on page 42 and the “Outstanding Equity Awards at 2020 Fiscal Year-End” table on page 43. The assumptions used in determining the fair value of the awards are set forth in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for each respective year covered by the Fiscal 2020 Summary Compensation Table (notes 2 and 12 in the report for 2018, notes 2 and 11 in the report for 2019, and note 11 in the report for 2020). The actual amounts ultimately realized by the named executive officers from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or vesting of the awards. Because we consider vesting restrictions and forfeiture assumptions to determine the grant date fair value of stock option awards, the target value utilized by the People, Culture and Compensation Committee to determine the number of stock options to grant differs slightly from the valuation used for accounting purposes and disclosed in this column. Stock options granted in 2018, 2019 and 2020 vest in three equal installments on the first three anniversaries of their dates of grant.

Non-Equity Incentive Plan Compensation. This column represents cash awards earned under our Annual Incentive Plan, which is discussed in further detail beginning on page 30 under “Compensation Discussion and Analysis” beginning on page 25.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements.

All Other Compensation. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and primarily include retirement benefit contributions and automobile and other allowances.

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Fiscal 2020 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total

James P. Zallie	2020	$1,082,292	$4,834,371	$1,475,313	$1,483,835	$540,730	$226,028	$9,642,569
President and Chief Executive Officer (3)	2019	$993,542	$4,092,070	$1,350,350	$1,350,566	$525,618	$162,188	$8,474,335
	2018	$950,000	$2,824,447	$1,800,335	$515,565	$0	$132,201	$6,222,548

James D. Gray	2020	$628,830	$991,488	$302,565	$529,755	$39,848	$75,140	$2,567,626
Executive Vice President and Chief Financial Officer (4)	2019	$611,000	$833,560	$275,072	$514,815	$30,090	$72,245	$2,336,782
	2018	$587,083	$676,234	$440,264	$184,080	$32,465	$77,102	$1,997,228

Jorgen Kokke	2020	$606,760	$819,382	$250,049	$492,733	$4,129	$89,489	$2,262,543
Executive Vice President, Specialties and President, Americas (5)	2019	$577,948	$700,943	$231,316	$479,053	$4,181	$62,007	$2,055,448
	2018	$555,738	$553,160	$360,234	$166,767	$9,542	$425,915	$2,065,498

Elizabeth Adefioye	2020	$477,500	$581,746	$177,535	$353,496	$0	$95,404	$1,685,682
Senior Vice President and Chief Human Resources Officer (6)	2019	$446,667	$945,625	$150,042	$318,533	$0	$56,088	$1,925,955

Janet M. Bawcom	2020	$493,200	$532,620	$162,532	$342,410	$—	$32,840	$1,563,602
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (7)	2019	$340,000	$725,012	$—	$225,668	$—	$14,622	$1,305,302

(1)

For the performance shares granted in 2020, the table above includes the grant date fair value based on the probable outcome of the performance conditions. Assuming the highest level of performance conditions will be achieved, the maximum grant date value would be as follow: Mr. Zallie, $6,718,736; Mr. Gray, $1,377,955; Mr. Kokke, $1,138,704; Ms. Adefioye, $808,502; and Ms. Bawcom, $740,288.

(2)

For 2020 for Mr. Zallie and Mr. Gray, the amounts consist of the actuarial increase in the value of the Company’s Cash Balance Plan and Cash Balance Make-up Account. For Mr. Kokke, the 2020 amount consists of the increase in the value of Mr. Kokke’s interest in the Ingredion Incorporated Third Country National Cash Balance Plan. Ms. Adefioye and Ms. Bawcom do not participate in a Cash Balance Plan.

(3)	Mr. Zallie has served as President and Chief Executive Officer since January 1, 2018.

(4)	Mr. Gray has served as Executive Vice President and Chief Financial Officer since March 1, 2017.

(5)

Mr. Kokke has served as Executive Vice President and President, Americas since October 1, 2020. He previously served as Executive Vice President, Global Specialties and President, North America from February 5, 2018 to September 30, 2020.

(6)

Ms. Adefioye has served as Senior Vice President and Chief Human Resources Officer since March 1, 2018. She previously served as Vice President, Human Resources, North America and Global Specialties from September 12, 2016 to February 28, 2018.

(7)	Ms. Bawcom has served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer since April 15, 2019.

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The following table provides additional information on the amounts reported in the “All Other Compensation” column of the Fiscal 2020 Summary Compensation Table.

All Other Compensation Table

Named Executive Officer	Company Contributions to Qualified and Nonqualified Savings Plans(1)	Above Market Interest(2)	Perquisites(3)	Other(4)	Total All Other Compensation
J. P. Zallie	$145,971	$42,725	$20,331	$17,000	$226,028
J. D. Gray	$48,618	$3,438	$15,000	$8,084	$75,140
J. Kokke	$65,149	$3,436	$20,904	$0	$89,489
E. Adefioye	$73,412	$4,792	$17,200	$0	$95,404
J. M. Bawcom	$14,700	$140	$15,000	$3,000	$32,840

(1)

Company Contributions to Savings Plans: The Company makes matching contributions for compensation contributed by participants under our Retirement Savings Plan (with an additional 3% contribution for Mr. Kokke, Ms. Adefioye and Ms. Bawcom, as they do not participate in the Cash Balance Plan) and, if applicable, to Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. The Company contributions for 2020 are set forth in the table above.

(2)	Above Market Interest: Shows actual earnings in SERP in excess of the 120% applicable federal rate for 2020.

(3)

Perquisites: These amounts include the costs of providing a leased automobile or the use of a Company automobile or automobile allowance to each of our named executive officers, and the costs of financial planning and tax preparation services.

(4)

Other: This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and such other benefits. For Mr. Zallie, $8,500 of the amount relates to a 2019 donation under a charitable matching gift program that was paid by the Company in 2020.

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Grants of Plan-Based Awards in Fiscal 2020

The following table contains information relating to grants to the named executive officers during 2020 of awards under our Annual Incentive Plan and performance shares, restricted stock units and stock options under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)

J. P. Zallie	2/4/2020	$708,500	$1,417,000	$2,834,000
	2/4/2020				16,695	33,390	66,780				$3,359,368
	2/4/2020							16,695			$1,475,003
	2/4/2020								128,522	$88.35	$1,475,313

J. D. Gray	2/4/2020	$252,144	$504,288	$1,008,576
	2/4/2020				3,424	6,848	13,696				$688,977
	2/4/2020							3,424			$302,510
	2/4/2020								26,358	$88.35	$302,565

J. Kokke	2/4/2020	$243,325	$486,649	$973,298
	2/4/2020				2,830	5,659	11,318				$569,352
	2/4/2020							2,830			$250,031
	2/4/2020								21,783	$88.35	$250,049

E. Adefioye	2/4/2020	$156,000	$312,000	$624,000
	2/4/2020				2,009	4,018	8,036				$404,251
	2/4/2020							2,009			$177,495
	2/4/2020								15,466	$88.35	$177,535

J. M. Bawcom	2/4/2020	$160,680	$321,360	$642,720
	2/4/2020				1,840	3,679	7,358				$370,144
	2/4/2020							1,839			$162,476
	2/4/2020								14,159	$88.35	$162,532

(1)

These amounts reflect the terms of the awards under our Annual Incentive Plan. The actual amounts paid under the Annual Incentive Plan with respect to awards made in 2020 are included in amounts for 2020 in the column captioned “Non-Equity Incentive Plan Compensation” in the Fiscal 2020 Summary Compensation Table above.

(2)

These amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The grant date fair values of these shares are included in the column captioned “Stock Awards” in the Fiscal 2020 Summary Compensation Table above.

(3)	The exercise price for these options is the closing price of a share of our common stock as reported on the NYSE on the date of grant.

(4)

This column shows the grant date fair value of stock awards and option awards under FASB ASC Topic 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by us using the Black-Scholes option pricing model for financial reporting purposes, which was $11.48 per share for the grants on February 4, 2020. For additional information on the valuation assumptions, see note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. The actual amounts ultimately realized by the named executive officers from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise of the awards. The options vest in three equal installments on the first, second and third anniversaries of the date of grant.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table contains information relating to stock options, restricted stock units and performance shares held by our named executive officers at December 31, 2020.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11)

James Zallie	27,500				$82.28	2/3/2025
	28,831				$99.96	2/2/2026
	25,043				$118.97	2/7/2027
	49,905	24,953	(1)		$139.80	1/1/2028
	32,105	64,211	(2)		$91.85	2/8/2029	41,293	(4)	$3,248,516
		128,522	(3)		$88.35	2/4/2030				74,052	$5,825,671

Jim Gray	7,710				$59.58	2/4/2024
	4,988				$82.28	2/3/2025
	4,807				$99.96	2/2/2026
	12,090				$118.97	2/7/2027
	12,234	6,118	(1)		$130.30	2/6/2028
	6,540	13,080	(2)		$91.85	2/8/2029	8,937	(5)	$703,055
		26,358	(3)		$88.35	2/4/2030				15,791	$1,242,278

Jorgen Kokke	2,500				$82.28	2/3/2025
	7,119				$99.96	2/2/2026
	9,499				$118.97	2/7/2027
	10,010	5,006	(1)		$130.30	2/6/2028
	5,499	11,000	(2)		$91.85	2/8/2029	7,413	(6)	$583,178
		21,783	(3)		$88.35	2/4/2030				13,111	$1,031,442

Elizabeth Adefioye	3,799				$118.97	2/7/2027
	5,005	2,503	(1)		$130.30	2/6/2028
	3,567	7,135	(2)		$91.85	2/8/2029	8,455	(7)	$665,141
		15,466	(3)		$88.35	2/4/2030				8,493	$668,144

Janet Bawcom						4/15/2029	9,959	(8)	$783,473
		14,159	(3)		$88.35	2/4/2030				3,679	$289,427

(1)	For Mr. Zallie, these options vested on January 1, 2021. For the remaining named executive officers, these options vested on February 6, 2021.

(2)	One half of these options vested on February 8, 2021, and the other half will vest on February 8, 2022.

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(3)	One third of these options vested on February 4, 2021, and the other two thirds will vest in equal annual installments on February 4, 2022 and February 4, 2023, respectively.

(4)

8,719 of these restricted stock units vested on January 1, 2021, 15,490 of these restricted stock units will vest on February 8, 2022 and 17,083 of these restricted stock units will vest on February 4, 2023. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(5)

2,278 of these restricted stock units vested on February 6, 2021, 3,155 of these restricted stock units will vest on February 8, 2022 and 3,504 of these restricted stock units will vest on February 4, 2023. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(6)

1,863 of these restricted stock units vested on February 6, 2021, 2,654 of these restricted stock units will vest on February 8, 2022 and 2,896 of these restricted stock units will vest on February 4, 2023. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(7)

931 of these restricted stock units vested on February 6, 2021, 1,874 of these restricted stock units vested on February 16, 2021, 1,721 of these restricted stock units will vest on February 8, 2022, 1,874 of these restricted stock units will vest on February 16, 2022, and 2,056 of these restricted stock units will vest on February 4, 2023. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(8)

8,077 of these restricted stock units will vest on April 15, 2022 and 1,882 of these restricted stock units will vest on February 4, 2023. During the vesting periods, unvested restricted stock units earn dividend equivalents, which are credited as additional restricted stock units, subject to the same vesting and restricted periods as the original restricted stock units.

(9)	Value stated is the number of unvested restricted stock units multiplied by the per share closing price of our common stock as reported on the NYSE on December 31, 2020 ($78.67).

(10)	Reflects unearned performance shares in the 2019 and 2020 performance share awards (at the target performance level).

(11)

Value stated is the number of unearned performance shares in the 2019 and 2020 performance share awards (at the target performance level) multiplied by the per share closing price of our common stock as reported on the NYSE on December 31, 2020 ($78.67).

	2019 Performance Shares		2020 Performance Shares

Name	Target Number of Shares	Value	Target Number of Shares	Value
J. P. Zallie	29,396	$2,312,583	33,390	$2,626,791
J. D. Gray	5,988	$471,076	6,848	$538,732
J. Kokke	5,035	$396,103	5,659	$445,194
E. Adefioye	3,266	$256,936	4,018	$316,096
J. M. Bawcom	—	—	3,679	$289,427

These performance shares will be earned over three-year performance periods ending December 31, 2021 and 2022, respectively.

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Option Exercises and Stock Vested in Fiscal 2020

The following table contains information concerning the exercise of stock options by our named executive officers and vesting of performance shares and restricted stock units held by them during 2020.

	Option Awards(1)		Stock Awards(2)

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J. P. Zallie	—	$—	3,270	$294,074
J. D. Gray	—	$—	1,578	$141,927
J. Kokke	—	$—	1,240	$111,534
E. Adefioye	—	$—	2,327	$222,800
J. M. Bawcom	—	$—	—	$—

(1)

Represents the number of stock options exercised in 2020. The value realized upon exercise is equal to the number of stock options exercised multiplied by the difference between the closing price of a share of our common stock on the date of exercise and the exercise price.

(2)

Represents the number of performance shares and restricted stock units that vested in 2020. The number of shares acquired as a result of the vesting of restricted stock units includes the restricted stock units credited as dividend equivalents on each dividend payable date. The value realized upon vesting is computed by multiplying the number of performance shares by the price of our common stock as reported on the NYSE on the date of payment (February 7, 2020 and February 16, 2020, for Ms. Adefioye and February 7, 2020, for all other named executive officers) with respect to the performance shares and by multiplying the number of restricted stock units by the closing price of our common stock as reported on the NYSE on the vesting date with respect to the restricted stock units.

The performance shares and restricted stock units vested and the value realized are set forth below.

	2017 Performance Shares(1)			Restricted Stock Units

Name	Number	Value		Number	Value
J. P. Zallie	—	$		$3,270	$294,074
J. D. Gray	—		$—	1,578	$141,927
J. Kokke	—		$—	1,240	$111,534
E. Adefioye	—		$—	2,327	$222,800
J. M. Bawcom	—		$—	—	$—

(1)	Relative TSR for the 2017 Performance Shares’ three-year performance cycle was at the 13th percentile. Consequently, 0% of the target number of performance shares granted in February 2017 were earned.

Pension Benefits in Fiscal 2020

The following table states the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan that is available to all U.S. salaried employees hired before January 1, 2015. Accounts of participants in the Cash Balance Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime and earned Annual Incentive Plan award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

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Mr. Zallie participated in the National Starch LLC Pension Plan during his employment with National Starch. The National Starch LLC Pension Plan was frozen effective December 31, 2010, and Mr. Zallie ceased to accrue benefits under this plan. Mr. Zallie had 27 years of credited service under the plan at December 31, 2020.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan, which is the plan provided to third country nationals.

Nonqualified Cash Balance Make-up Accounts. To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits may be provided by our nonqualified SERP through a Cash Balance Make-up Account. Mr. Zallie and Mr. Gray participate in Cash Balance Make-up Accounts. Mr. Kokke, Ms. Adefioye and Ms.  Bawcom do not.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

J. P. Zallie	Cash Balance Plan	37	$291,226	—

	Nonqualified Cash Balance Make-up Account	37	$997,438	—

	National Starch LLC Pension Plan	27	$1,624,355	—

	National Starch Excess Pension Plan	27	$2,455,055	—

J. D. Gray	Cash Balance Plan	7	$69,348	—

	Nonqualified Cash Balance Make-up Account	7	$102,064	—

J. Kokke	Third Country National Cash Balance Plan	9	$127,495	—

E. Adefioye	None	—	—	—

J. M. Bawcom	None	—	—	—

(1)

The present value of the accumulated benefit reflects their current vested balances in the Cash Balance Plan, which will be distributed upon termination, regardless of the age of the participant at termination, and balances in their Cash Balance Make-up Accounts, which will be distributed in accordance with individual elections. For Mr. Zallie, the present value includes the accumulated benefits in the National Starch LLC Pension Plan and the National Starch Excess Pension Plan. See note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans. For Mr. Kokke, the present values include the accumulated benefits in the Third Country National Cash Balance Plan. Ms. Adefioye and Ms. Bawcom do not participate in a pension arrangement.

Nonqualified Deferred Compensation in Fiscal 2020

The following table contains information concerning deferred compensation arrangements under our nonqualified SERP, excluding Cash Balance Make-up Accounts, which are reflected in the above “Pension Benefits” table. Under the SERP, named executive officers may defer up to 20% of their annual compensation and up to 100% of the awards earned by them under our Annual Incentive Plan and any earned performance shares.

Amounts deferred are, at the election of the named executive officer, deemed to be invested at the prime rate or in phantom units of our common stock, provided that, if deferred, earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends, which are deemed to be invested in additional phantom stock units at the fair market value of a share of our common stock on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

46	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation

Our SERP is an unfunded plan and is not regulated or protected under the Employee Retirement Income Security Act of 1974 (“ERISA”). SERP participants are general, unsecured creditors of the Company. Our SERP is a combination of plans that mirrors plans being operated by our former parent company at the time we became an independent public company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2020(1)	Company Contributions in 2020(2)	Aggregate Earnings in 2020(3)	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at December 31, 2020(4)
J. P. Zallie	$128,871.40	$128,871.40	$78,250.15	$—	$2,310,612.48
J. D. Gray	$36,771.00	$31,518.00	$8,598.98	$—	$294,329.71
J. Kokke	$48,048.81	$72,073.21	$6,211.66	$—	$235,658.54
E. Adefioye	$47,761.98	$45,853.47	$8,727.42	$—	$292,299.94
J. M. Bawcom	$—	$13,016.04	$248.33	$—	$15,124.21

(1)

Employee contributions include any deferrals of annual compensation, including earned awards under the Annual Incentive Plan and any earned performance shares. These amounts are included in the named executive officers’ compensation in the columns captioned “Salary,” “Bonus,” “Stock Awards” or “Non-Equity Incentive Plan Compensation” in the Fiscal 2020 Summary Compensation Table.

(2)

These amounts relate to the Company matching contributions for compensation contributed by participants under our SERP (with an additional 3% contribution for eligible earnings over the IRS qualified compensation limit for Mr. Kokke, Ms. Adefioye and Ms. Bawcom, as they do not participate in the Cash Balance Plan) and, if applicable, Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. These amounts are also included in the named executive officers’ compensation in the column captioned “All Other Compensation” in the Fiscal 2020 Summary Compensation Table.

(3)

Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. These amounts appear in the Fiscal 2020 Summary Compensation Table in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(4)

These balances include income from prior years that was deferred by the named executive officers and earnings on the amounts previously deferred, as well as deferred 2020 income that is included as income in the Fiscal 2020 Summary Compensation Table as well as in this amount. With respect to Mr. Zallie, Mr. Gray, Mr. Kokke, Ms. Adefioye and Ms. Bawcom, these amounts include $1,812,423, $225,293, $189,829, $155,795 and $14,871, respectively, that were reported as compensation to those named executive officers in the Company’s Summary Compensation Table in years prior to 2020.

Potential Payments upon Termination

The terms of our named executive officers’ severance are the same as the terms for other salaried employees except in the event of a change in control of the Company.

Potential Payments upon Termination or Change in Control

For terminations other than those relating to a change in control, the named executive officers are not entitled to receive any additional benefits that are not otherwise available to other salaried employees. These benefits, which are also available to other salaried employees, may include distributions under the Cash Balance Plan, Retirement Savings Plan, retiree medical benefits, disability benefits, accrued vacation pay and death severance benefits. However, termination of senior executive officers may result in severance payments in addition to the payments to which the named executive officer is otherwise entitled in exchange for confidentiality, non-compete, non-solicitation or other agreements. Persons who retire after age 55 with at least ten years of service, die or become disabled, in each case, after the first year of a three-year cycle with respect to performance shares issued under our Stock Incentive Plan, will receive a prorated award for each such cycle payable after the end of the cycle when other participants receive their payments.

Ingredion Incorporated Proxy Statement 2021	47

  Executive Compensation

Executive Severance Agreements

We have a severance agreement with each of the named executive officers that requires us to make certain payments and provide certain benefits if the named executive officer’s employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by the named executive officer for “Good Reason” within two years after a change in control of the Company.

Under the severance agreements a change in control results from any of the following:

•

the acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock other than pursuant to most transactions in which we directly issue or purchase shares of our common stock,

•

a majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

•

a merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets, and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser, and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser, or

•	the consummation of a plan of our complete liquidation or dissolution.

For the purposes of the severance agreements:

•

We have “Cause” to terminate the named executive officer if the named executive officer (a) has willfully engaged in conduct which involves dishonesty or moral turpitude which either (1) results in substantial personal enrichment of the named executive officer at our expense or (2) is demonstrably and materially injurious to our financial condition or reputation, (b) has willfully violated the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its subsidiaries and the named executive officer or (c) has committed a felony.

•

The named executive officer is said to have “Good Reason” to terminate his or her employment (and thereby become entitled to the benefits described below) if we reduce the named executive officer’s base salary, require the named executive officer to relocate more than 35 miles from his or her office location immediately prior to the change in control, reduce in any manner which the named executive officer reasonably considers important the named executive officer’s title, job authorities or responsibilities immediately prior to the change in control or take certain other actions as specified in the definition.

Each severance agreement requires, as a precondition to the receipt of payments, that the named executive officer sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. These agreements also include a prohibition on soliciting or recruiting any of our employees or consultants that would apply for one year following the named executive officer’s termination of employment and confidentiality provisions that would apply for an unlimited period of time following the named executive officer’s termination of employment. Mr. Zallie’s, Mr. Gray’s and Mr. Kokke’s agreements each include a three-year non-competition agreement in the event such named executive officer’s employment is terminated within two years after a change in control. Ms. Adefioye’s and Ms. Bawcom’s agreements each include a two-year non-competition agreement in the event such named executive officer’s employment is terminated within two years after a change in control. All named executive officers’ agreements include a one-year non-competition agreement in the event such named executive officer’s employment is terminated other than within two years after a change in control. The agreements provide for the payment of salary and vacation pay accrued through the termination date plus amounts under the Annual Incentive Plan based on the assumption that the target award level was achieved, prorated for the relevant year or portion thereof. In addition, Mr. Zallie, Mr. Gray and Mr. Kokke would receive, as a severance payment, a lump sum amount equal to three times the sum of his (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) his target Annual Incentive Plan payment for the year in which the termination occurs. Ms. Adefioye and Ms. Bawcom would receive two times the sum of her (a) highest base salary in effect during any consecutive 12-month period within the 24 months immediately preceding the date of termination and (b) her target Annual Incentive Plan payment for the year in which the termination occurs. We provide this level of severance because we believe it to be typical and necessary to provide a competitive benefit.

The agreements provide for certain continued insurance and other benefits for a period of 36 months for Mr. Zallie, Mr. Gray and Mr. Kokke and 24 months for Ms. Adefioye and Ms. Bawcom (although, if shorter, the People, Culture and Compensation Committee has the discretion to provide such continued insurance and other benefits only until the time when the named executive officer reaches age 65) and certain allowances for a period of three months, which include, based on current allowances, continued use of a leased automobile for three months.

48	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation

These agreements also provide for accelerated vesting pursuant to our Stock Incentive Plan of the terminated officer’s then unvested restricted stock and restricted stock unit awards and other stock-based awards, including, but not limited to, performance share awards under our long-term incentive compensation program on a change in control.

For named executive officers who participate in our Cash Balance Plan (i.e., Mr. Zallie and Mr. Gray), these agreements also provide for the terminated officer to receive three additional years of service under our Cash Balance Plan and also under his nonqualified Cash Balance Make-up Account, provided, that if the named executive officer is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until he reaches age 65. The additional years of service credit will be calculated consistently with and be based on the named executive officer’s total target cash compensation. These agreements also provide for vesting of the named executive officer’s accounts under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts if they are not already vested.

In addition, Mr. Zallie, Mr. Gray and Mr. Kokke will receive nonqualified plan credits equal to three times the sum of the employer matching contributions (and Ms. Adefioye and Ms. Bawcom will receive nonqualified plan credits equal to two times the sum of the employer matching contributions) made to the named executive officer’s accounts under the Company’s Retirement Savings Plan and, if applicable, the Savings Plan Make-up Accounts for the most recent plan year that ended before the date of the change in control, or if higher, for the most recent plan year that ended after the date of the change in control (calculated on an annualized basis) as well as the continuation of vesting over the severance period, provided, that if the named executive officer is at least 62 years old (63 in the case of Ms. Adefioye and Ms. Bawcom), he or she will receive a prorated amount of additional service credits based on the number of full months until the named executive officer reaches age 65.

These agreements also provide for vesting of the named executive officer’s accounts under the Retirement Savings Plan and Savings Plan Make-up Accounts if they are not already vested. The named executive officers will receive the cash value of his or her current RHCSA and related dependent account. These agreements also provide for vesting of the named executive officers’ current RHCSA and related dependent account if they are not already vested.

We are obligated to provide a terminated officer with executive-level outplacement services for a period of one year from the date of his or her termination of employment. Such outplacement services are required to be provided through an outplacement firm that is mutually agreed upon by the parties.

To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

Each of the named executive officer’s agreements provide for a severance payment of one times the named executive officer’s base salary in effect on the date of his termination of employment in the event of termination of his employment other than within two years after a change in control of the Company.

Change in Control Provisions of the Stock Incentive Plan

The Stock Incentive Plan provides that, upon a change in control, all outstanding awards made under it will be surrendered to the Company in exchange for a cash payment except in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, in which event all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. Beginning with grants made in 2016, such treatment will be afforded to grants to executive officers who are members of our Executive Leadership Team only in the event that the named executive officer terminates his or her employment for “Good Reason” or is terminated by the Company without “Cause” within two years of the change in control. These provisions are intended to permit our senior executives to focus on our success in the event of a change in control and to encourage them to remain in our employ in the event of a possible change in control. These provisions are similar to terms of other companies’ stock incentive plans and are included in part because we believe we need to do so to provide a competitive compensation package.

Ingredion Incorporated Proxy Statement 2021	49

  Executive Compensation

Estimated Potential Payments upon Change in Control

The table below shows the estimated amounts payable to each named executive officer upon a change in control and termination of the named executive officer’s employment for reasons other than for death, “Disability” or “Cause” by us or our successor, or by the named executive officer for “Good Reason,” within two years after a change in control in accordance with the terms of the severance agreements discussed above. The amounts assume such termination was effective as of December 31, 2020, and are estimates of the amounts that would be paid to the named executive officers upon their termination. Due to a number of factors that affect the nature and amount of any benefits, actual amounts paid or distributed to the named executive officers may be different from the amounts in the table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and each named executive officer’s age.

	J. P. Zallie	J. D. Gray	J. Kokke	E. Adefioye	J. M. Bawcom

Cash Severance	$7,521,000	$3,403,944	$3,466,800	$1,584,000	$1,631,520

Pro rata Bonus Payment (1)	$1,417,000	$504,288	$513,600	$312,000	$321,360

Early Vesting of Stock Options (2)	$0	$0	$0	$0	$0

Early Vesting of Restricted Stock Units (3)	$3,248,516	$703,055	$583,178	$665,141	$783,473

Early Vesting of Performance Shares (4)	$5,177,333	$1,058,456	$881,827	$600,638	$303,370

Retirement Benefit Payment (5)	$777,945	$117,081	$0	$0	$0

Defined Contribution Plan Payments (6)	$437,914	$145,854	$195,446	$220,236	$44,100

Health & Welfare Benefit Values	$44,884	$58,796	$60,722	$39,869	$23,339

Outplacement Services	$25,000	$25,000	$25,000	$25,000	$25,000

Personal Allowances (7)	$963	$3,750	$963	$4,300	$3,750

Post-Retirement Medical Coverage (8)	$—	$—	$—	$—	$—

Forfeiture Required by Greater Net After-Tax Provision	$—	$—	$—	$—	$—

Total	$18,650,555	$6,020,224	$5,727,535	$3,451,184	$3,135,912

(1)	Target award is shown because a guaranteed target payment is triggered by a change in control under the severance agreements.

(2)

Based on the closing per share price of our common stock as reported on the NYSE on December 31, 2020 ($78.67), minus the applicable exercise price. As of December 31, 2020, the exercise prices of all unvested options were greater than our stock price.

(3)	The number of restricted stock units multiplied by $78.67 (the closing per share price of our common stock as reported on the NYSE on December 31, 2020).

(4)

Reflects the target number of performance shares for 2019 through 2021 and 2020 through 2022 performance periods multiplied by $82.46 (the highest per share price of our common stock as reported on the NYSE over the 90-day period immediately preceding the December 31, 2020 date of the assumed change in control).

(5)

Reflects the additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts upon a change in control as well as the continuation of vesting over the severance period.

(6)

Reflects additional employer contributions to the defined contribution plans based on three times the sum of the employer matching contributions made to the executive’s accounts under the qualified and nonqualified plans for the most recent plan year that ended before the date of the change in control, or if higher, for the most recent plan year that ended after the date of the change in control (calculated on an annualized basis) as well as the continuation of vesting over the severance period.

(7)	Reflects the Company cost related to three months of financial planning services and Company car lease and allowance payments.

(8)

The RHCSA plan was eliminated for employees who did not meet one of the following requirements as of December 31, 2014: (1) age 55 with at least 10 years of continuous service, or (2) age 45 with at least 15 years of continuous service. There are no additional spending credits, although interest continues to accrue on each account. All National Starch LLC Postretirement Welfare Plan participants that met the above requirements were transitioned to the RHCSA program. Officers were vested in their RHCSA accounts at age 55 with ten years of service. Mr. Zallie would vest in his account as a result of a change in control.

50	Ingredion Incorporated Proxy Statement 2021

  Executive Compensation and Compensation Committee Report

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules adopted thereunder, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of, Mr. Zallie, our Chief Executive Officer. To understand this disclosure, we believe it is important to give context to our operations. Our corporate headquarters are in Westchester, Illinois, and, as of March 1, 2021, we operate 16 U.S. manufacturing facilities in 14 states and have 30 manufacturing facilities in international locations. As a global organization, approximately 76% of our employees are located outside of the U.S. We strive to create a global compensation program that is competitive in terms of both the position and the geographic location in which each employee is located. We use local compensation benchmark data to ensure that we maintain a competitive level of compensation for our employees. Accordingly, our pay structures vary among employees based on position and geographic location.

For fiscal year 2020, we identified a median employee based on our employee population as of December 31, 2020. The 2020 process for identifying our median employee involved analyzing the annual total target compensation of all Company employees, other than Mr. Zallie, as of December 31, 2020 using employee data gathered from our global human resource information system. For these purposes annual total target compensation refers to an employee’s annual base pay rate plus legally required allowances, if any, plus annual target short-term incentive compensation plus annual target long-term incentive compensation. As part of this process and as permitted by the SEC, we excluded certain small employee populations. We excluded all employees in five countries totaling 547 employees (approximately 4.6% of our total workforce of 11,974). All employees in the following countries were excluded: China (303), Indonesia (25), Peru (204), Philippines (11) and Russia (4). In addition, as permitted by SEC rules for businesses acquired during the fiscal year, we excluded all PureCircle employees totaling 1,010 (approximately 8.4% of our total workforce of 11,974). As a result, the 2020 analysis to find our median employee included 10,417 of our 11,974 employees.

For purposes of identifying our median employee, we converted compensation of our non-U.S. employees to U.S. dollars using currency exchange rates as of December 31, 2020. Employees were then ranked by annual total target compensation as of December 31, 2020, and the median employee was identified. In addition, because of the disparity in cost of living between the U.S. and the other countries in which 76% of the employee population is located, we calculated adjusted taxable wages, as permitted under SEC rules, to include a cost of living adjustment. Using World Bank data, we adjusted the taxable wages as of December 31, 2020, based on the cost of living in the employees’ countries of residence, and ranked employees again to identify a second median employee.

For the purposes of preparing this disclosure, we calculated the compensation of each such employee in accordance with Item 402(c)(2)(x) of Regulation S-K. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the named executive officers.

The 2020 total compensation for Mr. Zallie, as reported in the Total column of the Fiscal 2020 Summary Compensation Table, was $9,642,569. For the median employee, whose compensation was not adjusted for cost of living, 2020 total compensation was $22,770, and the resulting ratio of Mr. Zallie’s total compensation to this median employee’s total compensation for 2020 was 423 to 1. This median employee was located in Brazil. For the median employee whose compensation was adjusted for cost of living, 2020 total compensation was $48,755, and the resulting ratio of Mr. Zallie’s total compensation to this median employee’s adjusted total compensation for 2020 was 198 to 1. This median employee was located in Mexico.

Compensation Committee Report

The People, Culture and Compensation Committee of the Board of Directors reports that it has reviewed and discussed with the Company’s management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that that section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

People, Culture and Compensation Committee

R. L. Jordan, Chair

B. A. Klein

J. A. Uribe

Ingredion Incorporated Proxy Statement 2021	51

  Compensation Committee Interlocks and Insider Participation

Compensation Committee Interlocks and Insider Participation

None of the People, Culture and Compensation Committee members:

•	has ever been an officer or employee of the Company, or

•	had a relationship during 2020 that is required to be disclosed under SEC rules relating to disclosure of transactions with related persons.

In 2020, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board of Directors or our People, Culture and Compensation Committee.

52	Ingredion Incorporated Proxy Statement 2021

  Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

In this Proposal 2, in accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The Board of Directors has determined to seek such a vote annually until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

In the discussion under the heading “Compensation Discussion and Analysis” beginning on page 25, we discuss in detail how our compensation programs support our business and financial objectives, how they work, how they are administered under the direction of our People, Culture and Compensation Committee and how the committee’s decisions concerning the 2020 compensation of our named executive officers were directly tied to our performance.

At our 2020 annual meeting, 91.7% of the shares voted were cast in support of the compensation of our named executive officers as disclosed in the proxy statement for that meeting. We ask that you again support the compensation of our named executive officers, as disclosed in this proxy statement for this annual meeting. Because your vote is advisory, it will not be binding on the board or the Company. The board and the People, Culture and Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We have a long-standing record of delivering strong performance for our stockholders. Our executive compensation programs have played a material role in our ability to achieve strong financial results and attract and retain a highly experienced, successful team to manage the Company.

We believe that our executive compensation programs are structured to effectively support our company and our business objectives in a manner that comports with market practices.

•

Our compensation programs are substantially tied into our key business objectives and the creation of long-term shareholder value. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

•	We maintain a high level of corporate governance over our executive pay programs.

•

We closely monitor our compensation programs and the pay levels of executives of companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

The Board of Directors unanimously recommends that you vote FOR the following proposal:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosures in the proxy statement for the Company’s 2021 annual meeting of stockholders.

Ingredion Incorporated Proxy Statement 2021	53

  Review and Approval of Transactions with Related Persons

Review and Approval of Transactions with Related Persons

The board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” that generally would be subject to disclosure by the Company under SEC rules requiring disclosure of transactions with related persons.

Under the policy, “related persons” consist of the following:

•	directors or nominees for directors,

•	executive officers,

•	beneficial owners of more than 5%, of the Company’s outstanding stock,

•	the immediate family members of any of the above persons, and

•

an entity in which any of the above persons acts as an officer or general partner of or otherwise controls or in which such person, together with any other persons above, holds an ownership interest of at least 10%.

The policy covers any related-person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Related-person transactions must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director, then by all of the disinterested independent members of the board. In considering the transaction, the committee or independent directors will consider all relevant factors, including, as applicable:

•	the size of the transaction and the amount payable, directly or indirectly, to a related person,

•	the nature of the interest or involvement of the related person in the transaction,

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing,

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties, and

•	the impact of the transaction on the Company and its stockholders.

Procedures

•	The Chief Financial Officer will advise the Chair of the Audit Committee of any related-person transaction of which he or she becomes aware.

•

The Audit Committee will consider such related-person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or ratification of the related- person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related-person transaction will be considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•

Except as set forth below, any related-person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the Company unless the consummation of the transaction is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the Company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related-person transactions in advance, so as to allow appropriate review under the Company’s guidelines.

54	Ingredion Incorporated Proxy Statement 2021

  Audit Committee Report

•

If the Company enters into a transaction that (a) the Company was not aware constituted a related-person transaction at the time it was entered into but which it subsequently determines is a related-person transaction prior to full performance thereof or (b) did not constitute a related-person transaction at the time such transaction was entered into but thereafter becomes a related-person transaction prior to full performance thereof, then in either such case the related-person transaction will be presented for ratification in the manner set forth above. If the related-person transaction is not ratified, then the Company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the Company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•

The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related-person transaction not less than annually, or upon termination of or anticipated significant change in the related- person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related-person transaction.

Since January  1, 2020, there have been no related-person transactions subject to approval under the foregoing policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (a) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2020; (b) discussed with KPMG LLP (“KPMG”), the independent registered public accounting firm serving as the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (c) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Audit Committee

V. J. Reich, Chair

D. B. Fischer

P. Hanrahan

S. B. Tanda

Ingredion Incorporated Proxy Statement 2021	55

  Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm

In this Proposal 3, the Board of Directors is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Although the Company is not required to seek stockholder approval of this appointment, the board is submitting a proposal for stockholders to ratify such approval as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending December 31, 2021. KPMG also performs certain other audit-related and tax services for the Company. KPMG has served as the Company’s independent auditor since 1997.

Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of professional services provided by KPMG during the years ended December 31, 2020 and 2019 and the fees paid by the Company for such services.

	2020	2019

Audit Fees	$4,850,000	$5,212,000

Audit-Related Fees	$55,600	$84,000

Tax Fees	$10,000	$—

All Other Fees	$—	$—

Total	$4,915,600	$5,296,000

Audit Fees

Audit fees include work related to the annual consolidated financial statements and internal control over financial reporting, completion of limited reviews of quarterly financial information and foreign statutory audits.

Audit-Related Fees

Audit-related fees include benefit plan audits, review of government filings, attestation and compliance reports.

Tax Fees

Tax fees primarily relate to tax compliance and consultation in the various countries in which the Company operates.

All audit, audit-related and tax services performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence. In addition, all non-audit related KPMG fees are approved by the Audit Committee in advance of the engagement.

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

In this Proposal 4, the stockholders are being asked to consider and vote upon a proposal to approve an amendment to the Ingredion Incorporated Stock Incentive Plan (the “Plan”) to increase by 2,500,000 shares the total number of shares of common stock authorized and currently available for issuance under the Plan from approximately 1,253,348 shares to approximately 3,753,348 shares based on the number of shares available for issuance under the Plan as of March 25, 2021. We refer to this amendment as the “share increase amendment.”

We are seeking approval of the share increase amendment to comply with NYSE stockholder approval requirements applicable to material amendments to equity plans that have been approved by stockholders. The Plan was approved by stockholders at the 2014 annual meeting and, unless earlier terminated, will terminate on May 1, 2024.

Upon the recommendation of the People, Culture and Compensation Committee, the Board of Directors approved the share increase amendment, subject to stockholder approval at this annual meeting, on March 16, 2021. If approved by stockholders at the annual meeting, the share increase amendment will be effective at the time of stockholder approval.

Under the Plan, we may grant a variety of stock-based awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance shares. As of March 25, 2021, approximately 1,253,348 shares of common stock remained available for issuance for future awards under the Plan.

The Board of Directors and the People, Culture and Compensation Committee believe that approval of the share increase amendment is in the best interests of the Company and its stockholders. Approval of this proposal is necessary to enable us to continue to recruit and retain employees critical to our success and to reinforce the alignment of our compensation programs with the interests of our stockholders.

Our executive officers and directors have an interest in this proposal as they would be eligible to receive awards under the Plan representing a right to acquire shares of common stock authorized by the share increase amendment. For information about awards under the Plan previously granted to our executive officers and directors, see “Plan Benefits” below.

Stockholders are urged to read this entire proposal and the complete Plan document, which is attached as Appendix B to this proxy statement in the form in which it would be effective upon approval of the share increase amendment by stockholders.

The Board of Directors unanimously recommends that you vote FOR approval of the share increase amendment to the Ingredion Incorporated Stock Incentive Plan.

How Our Plan Is Designed to Protect Stockholder Interests

The Board of Directors has designed the Plan to include terms that it believes reinforce the alignment between our equity-based compensation arrangements and the interests of our stockholders.

These terms include the following, among others:

•	Limits on terms of stock options and stock appreciation rights: The maximum term of stock options and stock appreciation rights that may be granted under the Plan is ten years.

•

No repricing of stock options or stock appreciation rights: The Plan prohibits repricing stock options and stock appreciation rights without stockholder approval, whether by reducing the exercise or base price or by exchanging the stock option or stock appreciation right for cash or a new award with a lower exercise or base price.

•

No liberal share recycling: Shares subject to an award under the Plan will not be available for issuance under the Plan if the shares were (i) subject to a stock-settled stock appreciation right and were not issued as a result the net settlement or net exercise of such stock appreciation right, (ii) tendered by the participant or withheld by the Company to pay the exercise price of a stock option, (iii) delivered to or withheld by the Company to pay withholding taxes related to an award under the Plan or (iv) repurchased in the open market with the proceeds of an option exercise.

•

Minimum vesting for full-value awards: Awards of restricted stock, restricted stock units and performance shares which vest on the basis of continued employment or service may not provide for vesting more rapid than annual pro rata vesting over a three-year

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

period, and any such awards that vest on the attainment of performance goals must provide for a performance period of at least 12 months, except that up to 5% of the shares available for new awards are not subject to these limitations, and vesting may be shortened in the case of the participant’s disability, death or retirement or upon a change in control of the Company.

•

Share usage: The number of shares available for future awards under the Plan is reduced by 2.0 shares for each share that is subject to an award other than a stock option or a stock appreciation right.

•	No “evergreen” provisions: The Plan does not permit an automatic increase in the number of shares available for issuance without stockholder approval.

Share Authorization and Dilution

The following table provides information, as of March 25, 2021, about outstanding awards under the Plan and the number of common shares available for issuance for future awards under the Plan:

Number of Stock Options Outstanding	2,419,526
Weighted Average Exercise Price	$88.64
Weighted Average Remaining Term (in years)	5.9

Number of Full-Value Awards Outstanding (restricted shares, restricted stock units, performance shares and phantom stock units)	787,193

Number of Shares Remaining Available for Future Grant	1,253,348

Common Shares Outstanding (as of March 25, 2021)	67,228,076

If the proposal to amend the Plan is approved, the total number of shares of common stock available for new awards will be increased by 2,500,000 shares to a total of approximately 3,753,348 shares based on the number of shares available for issuance under the Plan as of March 25, 2021 (subject to adjustment upon a change in capitalization or similar event involving the Company as described below under “Summary of Material Plan Provisions”).

Summary of Material Plan Provisions

The following summary of the material provisions of the Plan is qualified in its entirety by reference to the complete text of the Plan in the form in which it would be effective upon the approval of this proposal. The text of the Plan is attached as Appendix B to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the Plan in their entireties.

Purpose of the Plan. The purpose of the Plan is to promote the long-term financial success of the Company by (i) attracting and retaining executive personnel of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; (v) enabling such executive personnel to participate in the long-term growth and financial success of the Company through increased stock ownership and (vi) serving as a mechanism to compensate outside directors.

Administration. The People, Culture and Compensation Committee of the board (the “Committee’) is responsible for administration of the Plan. The Plan provides that the Committee will consist of two or more members of the board, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “Independent Director” within the meaning of the rules of the NYSE. Subject to the express provisions of the Plan, the Committee has the authority to select eligible directors, officers and other employees of the Company and its affiliates for participation in the Plan and determine all of the terms and conditions of each grant and award.

Each grant and award is evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee has the authority to establish rules and regulations for administration of the Plan and to decide questions of interpretation of any provisions of the Plan. All such rules, regulations, interpretations and conditions are conclusive and binding on all parties. In addition, and subject to compliance with Section 157 of the Delaware General Corporation Law, the Committee may authorize one or more executive officers of the Company to make certain awards under the Plan to employees who are not directors or executive officers.

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

Eligibility and Participation. All non-management directors of the Company and all salaried employees of the Company and its subsidiaries are eligible to receive awards under the Plan at the discretion of the Committee. As of March 25, 2021, there were eligible to participate in the Plan 11 directors of the Company (including one director who is an executive officer), nine executive officers of the Company and approximately 11,000 employees of the Company and its subsidiaries.

Shares Authorized for Issuance; Share Usage. Prior to the share increase amendment:

•	a total of 4,300,000 shares of common stock are authorized for issuance under the Plan; and

•	as of March 25, 2021, approximately 1,253,348 shares of common stock remained available for issuance for future awards.

If stockholders approve the share increase amendment, there will be available for issuance for future awards, as of the date of stockholder approval:

•	2,500,000 shares of common stock authorized by the share increase amendment, plus

•	the number of shares of common stock currently authorized under the Plan and available for issuance immediately prior to this annual meeting.

The number of shares of common stock authorized for issuance as of any date will be subject to adjustment upon the occurrence of certain events as described below under “Adjustment.”

Whenever an award is granted under the Plan, the number of shares of common stock available for future awards is reduced by one share for each share of common stock subject to a stock option or stock appreciation right that is granted and by 2.0 shares for all other awards. For example, if 100 shares of restricted stock are issued, the number of shares available for new awards will be reduced by 200, and if 100 stock options or stock appreciation rights to be settled in stock are issued, the number of shares available for future awards will be reduced by 100. The number of shares of common stock available for future awards will not be reduced if an award may only be settled in cash or to the extent that an award that may be settled in either stock or cash is settled in cash.

If an award expires, terminates, is canceled or forfeited, the shares subject to that award will be available for future awards to the extent the number of shares available under the Plan was reduced when such award was granted. Shares of common stock subject to an award under the Plan may not be made available for issuance under the Plan if such shares are (i) shares that were subject to a stock-settled stock appreciation right and were not issued as a result of the net settlement or net exercise of such stock appreciation right, (ii) shares tendered by the participant or withheld by the Company to pay the exercise price of an incentive stock option or non-statutory stock option, (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an award under the Plan or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Shares of common stock issued in accordance with the Plan will be made available from authorized and unissued shares of common stock, or authorized and issued shares of common stock reacquired and held as treasury shares or otherwise, or a combination thereof.

As of March 25, 2021, the closing price of the common stock as reported on the NYSE was $90.88 per share.

Change in Control. In the event of certain acquisitions of 20% or more of the common stock, a change in a majority of the board, a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company’s stockholders receive 50% or more of the stock of the surviving company) or a liquidation or dissolution of the Company (collectively referred to as a “Change in Control”), and provided that a participant’s employment with the Company is terminated either by the participant for good reason (as defined in the Plan) or by the Company without cause (as defined in the Plan), in either case, within two years following such Change in Control, such participant’s awards will be treated as follows: (i) any outstanding options and stock appreciation rights will immediately become exercisable in full; (ii) the restriction period applicable to any outstanding restricted stock award or restricted stock unit will lapse; (iii) the performance period applicable to any outstanding performance share will lapse; and (iv) the performance measures applicable to any outstanding restricted stock award and to any outstanding performance share will be deemed to be satisfied at the target level.

Adjustment. The Plan provides for adjustments to the shares of common stock issuable under the Plan and the terms of outstanding awards in the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination and exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend. In any such event, the Committee will appropriately adjust:

•	the number and class of securities under the Plan;

•

the maximum number of shares of common stock with respect to which stock options, stock appreciation rights, restricted stock, restricted stock unit and bonus awards (“stock awards”) or performance share awards, or a combination thereof, may be awarded during any calendar year to any one person;

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

•	the maximum number of shares of common stock that may be issued pursuant to awards in the form of incentive stock options; and

•

the number and class of securities subject to each outstanding stock option and the purchase price per security, the terms of each outstanding stock appreciation right, the number and class of securities subject to each outstanding stock award, and the terms of each outstanding performance share award, which adjustments in the case of outstanding stock options and stock appreciation rights will be made without an increase in the aggregate purchase price or base price.

The Committee’s decision with respect to any such adjustment will be final, binding and conclusive.

Effective Date, Termination and Amendment. The Plan became effective as of May 1, 2014 and will terminate on May 1, 2024, unless terminated earlier by the board. The board may amend the Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares of common stock available under the Plan, (ii) effect any change inconsistent with Section 422 of the Internal Revenue Code, (iii) extend the term of the Plan or (iv) reduce the minimum purchase price or base price of a share of common stock subject to an option or stock appreciation right.

No Repricing. Without limiting its ability to make adjustments in connection with stock splits and similar changes in the Company’s capital structure as described above, the Company may not, without stockholder approval, amend or replace any previously granted option or stock appreciation right in a transaction that constitutes a repricing under the rules of the NYSE. In particular, the Company may not cancel an option or stock appreciation right that has an exercise price which is greater than the fair market value of the underlying common stock in exchange for stock, cash or other consideration and will not cancel an option or stock appreciation right that has an exercise price which is greater than the fair market value of the underlying common stock and regrant such option or stock appreciation right with a lower exercise price or base price.

Minimum Vesting for Full-Value Awards. Awards of restricted stock, restricted stock units and performance shares which vest on the basis of the recipient’s continued employment with or provision of services to the Company may not provide for vesting that is any more rapid than annual pro rata vesting over a three-year period, and any restricted stock, restricted stock units and performance shares which vest on the attainment of performance goals must provide for a performance period of at least 12 months, except that vesting may be shortened in the case of disability, death, retirement, or a change in control and provided further that up to 5% of the shares available for new awards are not subject to these limitations.

Fair Market Value. The Plan generally defines Fair Market Value as used with respect to awards thereunder to mean:

•

the closing price of a share of common stock as reported in the NYSE Composite Transactions on the date as of which such value is being determined or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported; and

•	such value as determined by the Committee by whatever other means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

Stock Options and Stock Appreciation Rights—General. The Committee may grant to eligible participants options to purchase shares of common stock which are either nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The Committee also may grant stock appreciation rights either independently of, or in tandem with, stock options. The exercise of a stock appreciation right entitles the holder to receive shares of common stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the common stock on the exercise date and the base price of the stock appreciation right.

The Committee will determine the terms of each option and stock appreciation right, including the number and exercise price or base price of the shares subject to the option or stock appreciation right, the term of the option or stock appreciation right and the conditions to the exercisability of the option or stock appreciation right. Upon exercise of an option, the purchase price must be paid (i) in cash, (ii) by delivery of certain previously acquired shares of common stock, (iii) by delivery of cash in an amount of the aggregate purchase price payable by reason of the exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (iv) by authorizing the Company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise or (v) by a combination of cash, delivery of certain previously acquired shares of common stock and authorizing the Company to withhold whole shares of common stock.

Shares of common stock to be delivered or withheld for taxes may not have an aggregate Fair Market Value (as defined in the Plan), determined as of the date of delivery or withholding, in excess of the amount determined by applying the minimum statutory withholding rates.

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

Nonqualified Stock Options and Stock Appreciation Rights. The exercise price of a nonqualified stock option and the base price of a stock appreciation right will not be less than 100% of the fair market value of the common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option.

No nonqualified stock option will be exercisable more than ten years after its date of grant. Unless otherwise provided in the applicable award agreement, the period for the exercise of a nonqualified stock option or stock appreciation right following termination of employment will be as described herein. In the event of termination of employment (1) by reason of (i) death, or (ii) retirement on or after (a) age 65, (b) age 55 (with a minimum of ten years of employment with or service to the Company) or (c) age 62 (with a minimum of five years of employment with or service to the Company), or (iii) permanent disability or (2) for good reason or if such holder’s employment is terminated by the Company without Cause within two years following a Change in Control (as defined in the Plan), each nonqualified stock option and stock appreciation right will be exercisable for the remainder of the option period or stock appreciation right period as stated under the terms of the award agreement, but only to the extent that the option or stock appreciation right was exercisable at the date of such termination of employment. In the event of termination of employment for any other reason, each nonqualified stock option and stock appreciation right will remain exercisable, to the extent that the option or stock appreciation right was exercisable at the date of the termination of employment, for a period of 90 days after the termination of employment, but in no event after the expiration of the option or stock appreciation right. If an employee is terminated for Cause (as such term is defined in the Plan), his or her rights under all options and stock appreciation rights will terminate on the date of the termination.

Incentive Stock Options. The exercise price of an incentive stock option will not be less than the fair market value of the common stock on the date of grant of such option, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the option exercise price will be the price required by the Internal Revenue Code, currently 110% of fair market value.

No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option is a ten percent holder, in which case the option will be exercisable for no more than five years after its date of grant. Subject to the limit on the total number of shares that may be subject to awards under the Plan, if the share increase amendment is approved, the maximum number of shares of common stock that may be issued after such approval in the form of incentive stock options granted under the Plan will be increased to the new total number of shares authorized for issuance under the Plan.

Unless otherwise provided in the applicable award agreement, the period for the exercise of an incentive stock option following termination of employment will be as described herein. In the event of termination of employment by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the optionee’s termination of employment for a period of no more than one year after the termination (or such shorter period as determined by the Committee), but in no event after the expiration of the incentive stock option. In the event of termination of employment by reason of death, incentive stock options will be exercisable only to the extent the options were exercisable on the effective date of the termination for a period of three years after the date of death, but in no event after the expiration of the incentive stock option. In the event an employee is terminated for Cause (as defined in the Plan), any incentive stock options held by such individual will terminate on the date of the termination of employment. In the event of termination of employment for any other reason, incentive stock options will be exercisable to the extent exercisable on the date of termination for a period of 90 days after the termination, but in no event after the expiration of the incentive stock option. If the holder of an incentive stock option dies during the specified periods following termination of employment by reason of permanent and total disability or for any other reason (except termination of employment which is for Cause), each incentive stock option will be exercisable only to the extent the option was exercisable on the date of the holder’s death, and may thereafter be exercised for a period of no more than three years, but in no event after expiration of the incentive stock option.

Bonus Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards. The Plan provides for the grant of (i) bonus stock awards, which are vested upon grant, (ii) restricted stock awards and (iii) restricted stock unit awards. An award of restricted stock or of a restricted stock unit may be subject to specified performance measures for the applicable restriction period. Shares of restricted stock and restricted stock units will be non-transferable. Shares of restricted stock and restricted stock units other than those issued as payment of all or a portion of non-management directors’ retainers will be subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period, and if the restricted stock or restricted stock unit is subject to performance measures, if the performance measures are not attained during the restriction period. However, unless otherwise set forth in the award agreement, termination of employment (1) by reason of (i) death, or (ii) retirement on or after (a) age 65, (b) age 55 (with a minimum of ten years of employment with or service to the Company) or (c) age 62 (with a minimum of five years of employment with or service to the Company) or (iii) permanent disability, (2) for any reason within two years following

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

a Change in Control or (3) under certain other circumstances as the Committee deems appropriate, will result in the restricted stock or restricted stock units becoming vested in such amount as the Committee determines to be appropriate. Unless otherwise set forth in the award agreement, in the event of termination of employment for any other reason, the portion of a restricted stock award or restricted stock unit award which is then subject to a restriction period will be forfeited and canceled by the Company. Unless otherwise set forth in the award agreement, the holder of a restricted stock award will have all of the rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of common stock subject to the award. Prior to settlement, the holder of a restricted stock unit award will have no rights as a stockholder of the Company with respect to the shares of common stock subject to the award, except that the Committee may grant dividend equivalents with respect to the shares of common stock subject to the award.

Performance Share Awards. The Plan also provides for the grant of performance share awards. Each performance share is a right, contingent upon the attainment of performance measures within a specified performance period, to receive one share of common stock, which may be restricted stock, or the fair market value of such performance share in cash or a combination thereof. Prior to the settlement of a performance share award in shares of common stock, the holder of the award will have no rights as a stockholder of the Company with respect to the shares of common stock subject to the award. Performance shares will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the applicable performance period; provided, however, that unless otherwise set forth in the award agreement, termination of employment (1) by reason of (i) death, or (ii) retirement on or after (a) age 65, (b) age 55 (with a minimum of ten years of employment with or service to the Company) or (c) age 62 (with a minimum of five years of employment with or service to the Company) or (iii) permanent disability, (2) for any reason within two years following a Change in Control or (3) under certain other circumstances as the Committee deems appropriate, will result in the performance share award becoming vested in such amount as the Committee may determine, provided that the Committee is not authorized to make payments with respect to awards intended to qualify as “qualified performance-based compensation” in connection with retirement if applicable performance goals have not been satisfied. Unless otherwise set forth in the award agreement, in the event of termination of employment for any other reason, the portion of a performance share award which is then subject to a performance period will be forfeited and canceled by the Company.

Performance Goals. Under the Plan, the vesting or payment of performance shares will be, and the vesting or payment of other awards, including awards of options, stock appreciation rights, restricted stock or restricted stock units may be, subject to the satisfaction of performance goals. All officers and other key employees are eligible to be selected by the Committee to receive such awards. The performance goals applicable to a particular award will be determined by the Committee at the time of grant of the award. Under the Plan, such performance goals may be based on one or more of the following business criteria, determined with respect to the performance of the Company as a whole, or, where determined to be appropriate by the Committee, with respect to the performance of one or more regions, divisions or groups within the Company, or with respect to the performance of individual participants for the applicable performance period:

•	net sales;

•	pretax income before allocation of corporate overhead and bonus;

•	budget;

•	earnings per share;

•	net income;

•	return on stockholders’ equity;

•	return on assets;

•	return on capital employed;

•	attainment of strategic and operational initiatives;

•	appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company;

•	market share;

•	gross profits;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	economic value-added models;

•	comparisons with various stock market indices;

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

•	increase in number of customers and/or reductions in costs;

•	total stockholder return (based on the change in the price of a share of the Company’s common stock and dividends paid);

•	operating income; and

•	cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment).

If the performance goal or goals applicable to a particular award are satisfied, the amount of compensation would be determined as described below. In the case of a performance share award, the amount of compensation would equal the number of performance shares subject to the award multiplied by (i) the closing sale price of a share of common stock as reported on the NYSE at the time the performance shares vest, or (ii) if such performance shares are settled in shares of restricted stock, the value of a share of common stock at the time such restricted stock vests. In the case of restricted stock awards or restricted stock unit awards which are subject to one or more performance goals, the amount of compensation would equal the number of shares of restricted stock or restricted stock units subject to the award multiplied by the value of a share of common stock at the time the restricted stock or restricted stock unit vests. Taxable income with respect to other awards are as described below under “Federal Tax Considerations.”

Federal Tax Considerations

The following discussion is only a general summary of the possible U.S. federal income tax consequences that could result under the Plan and should not be relied upon as being a complete statement. This discussion does not address foreign, state, local or other tax consequences that could result under the Plan.

Nonqualified Stock Options. A person granted a nonqualified option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction for federal income tax purposes at that time. A recipient of a nonqualified stock option generally will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), and the Company will be allowed a deduction for federal income tax purposes on the date a nonqualified option is exercised in an amount equal to the excess, if any, of the fair market value (determined as of the date of exercise) of the shares so acquired over the option exercise price.

The tax basis of a share acquired by exercise of a nonqualified option with a cash payment will be its fair market value used to determine the amount of taxable compensation arising from the exercise of the option. The holding period for purposes of determining whether a subsequent sale of such share results in the recognition of short-term or long-term capital gain or loss (“holding period”) will commence on the day of transfer of the share to the optionee.

Incentive Stock Options. A recipient of an incentive stock option will not recognize taxable income at the time of grant or at the time of exercise thereof, and the Company will not be allowed a deduction for federal income tax purposes at either time. However, the excess, if any, of the fair market value (determined as of the date of exercise) of the shares acquired by exercise over the option exercise price is included in alternative minimum taxable income subject to the alternative minimum tax and, if the recipient is subject to such tax, increases the amount thereof, unless such shares are disposed of in a disqualifying disposition (as defined below) during the same year. If a recipient exercises an incentive stock option and does not dispose of the shares so acquired within the period ending on the later of (i) two years after the option was granted and (ii) one year after the date of transfer of the shares to the optionee (any disposition within such period being called a “disqualifying disposition”), then upon disposition of the shares: (1) the amount, if any, realized in excess of the option exercise price will be treated as long-term capital gain; (2) the amount, if any, by which the option exercise price exceeds the amount realized upon such disposition will be treated as long-term capital loss; and (3) the Company will not be allowed any deduction for federal income tax purposes with respect to the sale of the shares.

If a recipient exercises an incentive stock option and disposes of the shares so acquired in a disqualifying disposition, then upon such disposition of such shares:

(1)

if the amount realized upon the disposition is equal to or greater than the fair market value of the shares on the date of exercise: (a) the amount, if any, by which such fair market value exceeds the option exercise price of the shares will be treated as compensation taxable as ordinary income to the optionee in the year of the disposition; and (b) the amount, if any, realized in excess of such fair market value will be treated as short-term or long-term capital gain (depending upon how long such shares were held);

(2)

if the amount realized upon the disposition is less than the fair market value of the shares on the date of exercise but not less than the option exercise price of the shares, the excess of the amount realized upon the disposition over the option exercise price will be treated as compensation taxable as ordinary income to the optionee in the year of the disposition;

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

(3)

if the amount realized upon the disposition is less than the option exercise price of the shares, the excess of the option exercise price over the amount realized will be treated as short-term or long-term capital loss (depending on how long such shares were held);

(4)

notwithstanding subparagraphs (2) and (3) of this paragraph, if the disqualifying disposition is a transaction (such as a sale between related parties or a gift) in which any loss, if sustained, would not have been recognized under the Internal Revenue Code, the difference between the fair market value of the shares on the date of exercise and the option exercise price of the shares will be treated as compensation taxable as ordinary income to the recipient in the year of the disposition, and the amount of such difference will be added to the recipient’s tax basis for such shares; and

(5)	to the extent applicable, the Company will be allowed a deduction for federal income tax purposes in the year of the disposition to the extent a recipient realizes ordinary income therefrom.

If a recipient pays the option exercise price for shares acquired by exercise of an incentive stock option in cash, the basis for the shares will be equal to the amount paid plus, in the case of a disqualifying disposition, the amount of ordinary income recognized by the recipient, and, except as provided in the preceding paragraph, the holding period will commence on the date the shares are transferred to the recipient.

Stock Appreciation Rights. A recipient will not recognize taxable income at the time stock appreciation rights are granted, and the Company will not be entitled to a tax deduction at such time. Upon exercise, the recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as a compensation expense.

Restricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code: (i) the recipient of restricted stock will not realize income upon the grant of restricted stock; (ii) the recipient will realize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee); and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (iii) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

Restricted Stock Units. A recipient of restricted stock units will not recognize taxable income at the time restricted stock units are granted, and the Company will not be entitled to a tax deduction at that time. Upon the settlement of these awards, the recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense.

Bonus Stock. A recipient of bonus stock will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in respect of awards of shares of bonus stock at the time such shares of bonus stock are transferred in an amount equal to the then fair market value of such shares, and the Company will be entitled to a corresponding deduction. The tax basis of shares of bonus stock will be the fair market value at the time of the award of the bonus stock, and the holding period for such shares will commence on the date the shares of common stock are transferred.

Performance Share Awards. Generally, (i) the recipient of a performance share award will not realize income upon the grant of a performance share award; (ii) the recipient will realize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), and the Company will be entitled to a corresponding deduction, in the year cash, shares of common stock or a combination of cash and shares are delivered to the recipient in payment of the performance share award; and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. Upon disposition of shares received by a recipient in payment of a performance share award, the recipient will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the recipient.

Impact of Section 162(m) of the Internal Revenue Code. In general, a U.S. federal income tax deduction is allowed to the Company in an amount equal to the ordinary taxable income recognized by an award recipient under the Plan; provided that such amount

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligations with respect to the recipient’s ordinary taxable income. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) of the Internal Revenue Code applies to compensation paid to any individual who serves as a covered employee (generally, the Company’s Chief Executive Officer, Chief Financial Officer or other officer who qualifies as one of its other three most highly compensated executive officers in 2017 or any later calendar year). As a result, compensation paid to such covered employees, whether under the Plan or otherwise, in excess of $1 million per year will not be deductible by the Company to the extent Section 162(m) of the Internal Revenue Code applies to the payment. Under the American Rescue Plan Act signed into law on March 11, 2021, the definition of “covered employee” will be expanded to also include the Company’s next three highest-paid employees beginning January 1, 2027 (in addition to those already covered).

Plan Benefits

The number of shares of common stock or other equity-based awards that will be awarded to Plan participants other than non-management directors under the Plan in the future is not currently determinable. These awards are within the discretion of the People, Culture and Committee, and the Committee has not determined future awards or the Plan participants who might receive them.

Under our current non-management director compensation policy, each of our non-management directors will receive annual equity awards with a value of $130,000 under the Plan in the form of common stock. The Chairman of the Board and the Chairs of the Audit Committee, the People, Culture and Compensation Committee, and the Corporate Governance and Nominating Committee receive additional annual retainers of $70,000, $12,500, $10,000 and $7,500, respectively, under the Plan in the form of shares of common stock. For additional information about the compensation of our non-management directors, see “Proposal 1—Election of Directors.”

We granted stock options under the Plan to the following persons from May 1, 2014, which was the effective date of the Plan, through March 25, 2021: Mr. Zallie (President and Chief Executive Officer), 512,939; Mr. Gray (Chief Financial Officer), 114,153; all current executive officers as a group, 954,883; all current directors who are not executive officers, as a group, 0; each nominee for election as a director (other than Mr. Zallie), 0 for each nominee; and all employees of the Company and its subsidiaries, including all current officers who are not executive officers, as a group, 1,144,200. For information about the material terms of the outstanding options awarded to our named executive officers under the Plan, see “Executive Compensation—Outstanding Equity Awards at 2020 Fiscal Year-End.”

Equity Compensation Plan Information as of December 31, 2020

The following table provides information as of December 31, 2020 about our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	3,037,314	(1)	$86.55	(2)	2,173,190

Equity compensation plans not approved by security holders	11,813	(3)	N/A		N/A	(4)

Total	3,049,127		$86.55	(5)	2,173,190

(1)

This amount includes an aggregate of 151,505 shares of common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the Company in shares of common stock. The amount included in this column in respect of these performance awards assumes that all such performance awards vest 100%. This amount also includes 418,000 restricted stock units outstanding as of December 31, 2020. This amount does not include 1,776 shares of restricted stock outstanding as of December 31, 2020.

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  Proposal 4. Approval of Share Increase Amendment to Ingredion Incorporated Stock Incentive Plan

(2)	This price does not take into account the 151,505 performance share target awards and 418,000 restricted stock units referenced in footnote 1 because those awards have no exercise price.

(3)

This amount assumes that all 2,083 phantom stock units that the Company credited to the Deferred Compensation Plan for Outside Directors and all 9,730 phantom stock units in the SERP of the participating directors and executive officers will be paid in the form of shares of common stock.

(4)

Does not include shares available for future issuance. The Deferred Compensation Plan for Outside Directors is a plan that was frozen in 2005 that allowed outside directors to defer, in the form of phantom stock units, all or part of their respective board retainers, and there will be no further issuances under that plan other than deemed dividends on outstanding phantom stock units. The SERP allows its participants to defer portions of their annual and long-term incentive compensation in the form of phantom stock units.

(5)

This price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 151,505 performance share target awards and 418,000 restricted stock units referenced in footnote 1 because those awards have no exercise price.

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  Summary Information About the Annual Meeting

Summary Information About the Annual Meeting

Why am I receiving these materials?

The Board of Directors of Ingredion Incorporated is soliciting proxies to be voted at the 2021 Annual Meeting of Stockholders to be held on Wednesday, May 19, 2021, and at any adjournment or postponement of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by law. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in one of the Ingredion Incorporated Retirement Savings Plans, has delivered paper copies of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2021 annual meeting. Our stockholders are invited to attend the annual meeting via the Internet and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	this proxy statement for the annual meeting, and

•	our 2020 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As in previous years, we are furnishing proxy materials to our stockholders primarily through the Internet. We are mailing to most of our stockholders a notice of Internet availability of the proxy materials (“notice of availability”) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice of Internet availability of the proxy materials?

We are providing some of our stockholders with paper copies of the proxy materials instead of a notice of availability of the proxy materials. These include stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Ingredion Incorporated Retirement Savings Plans.

How can I access the proxy materials over the Internet?

Your notice of availability of the proxy materials, proxy card or voting instruction form contains instructions on how to view our proxy materials for the annual meeting on the Internet.

Our proxy materials are also available on our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings. If you received your proxy materials in the mail, you can instruct us on the website to send our future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice of Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in their notices. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

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  Summary Information About the Annual Meeting

What will the stockholders vote on at the annual meeting?

The stockholders will vote on four proposals:

•

in accordance with Proposal 1, election to the board of the 11 director nominees who are named in this proxy statement, all of whom are directors whose terms as directors are expiring at the annual meeting, to serve as directors for a term of one year,

•	in accordance with Proposal 2, approval, by advisory vote, of the compensation of the Company’s named executive officers as disclosed in this proxy statement,

•	in accordance with Proposal 3, ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and

•

in accordance with Proposal 4, approval of an amendment to the Ingredion Incorporated Stock Incentive Plan (the “Stock Incentive Plan”) to increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan.

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, director nominations, have already passed. Nonetheless, if there should be an unforeseen matter or item of business to be presented or acted upon at the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote the proxy as to such matters or items of business in accordance with their best judgment.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors unanimously recommends that you vote your shares:

•	“FOR” the election of each of the board’s director nominees, as described in Proposal 1,

•	“FOR” approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement, as described in Proposal 2,

•	“FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021, as described in Proposal 3, and

•	“FOR” approval of an amendment to the Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan, as described in Proposal 4.

Who is entitled to vote?

Only stockholders as of the close of business on March 25, 2021, which is the record date for the annual meeting fixed by the Board of Directors (the “record date”), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a bank, broker or other holder of record, or

•	attributed to your account(s) in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans or the Company’s automatic dividend reinvestment plan.

What constitutes a quorum for the annual meeting?

The holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote and present or represented by proxy at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. As of the record date, 67,228,076 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each proposal and what is the effect of abstentions?

•

Proposal 1 — Election of Directors. Under our bylaws, in uncontested elections, such as the election at the annual meeting, each director is elected by the holders of a majority of the votes cast with respect to the director. If any nominee for director

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  Summary Information About the Annual Meeting

does not receive a majority of votes cast “for” his or her election, the nominee will be required to promptly tender an offer of resignation to the board. Our Corporate Governance and Nominating Committee will recommend to the board whether to accept or reject the tendered offer of resignation. Our board will act after taking into account the committee’s recommendation and publicly disclose its decision generally within 90 days from the date of the certification of the election results. Any director who tenders an offer of resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered offer of resignation. If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, the board will act on the offers of resignation. If any incumbent director’s offer of resignation is not accepted by the board, such director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified, subject to the director’s earlier death, resignation, disqualification or removal. Any vacancies on our board may be filled by a majority of the directors then in office. A vote to “abstain” on the approval of any nominee will not count as a vote cast and therefore will result in a nominee receiving fewer votes, but will not count as votes against a nominee.

•

Proposal 2 — Approval of Named Executive Officer Compensation. The vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote is required to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal.

•

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. The vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote is required to approve the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but it will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal.

•

Proposal 4 — Approval of Share Increase Amendment to the Stock Incentive Plan. The vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote is required to approve an amendment to the Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal.

What is the effect of broker non-votes with respect to the proposals?

When the broker may not vote your shares on certain proposals without instructions from you, but votes your shares on any proposal for which it does not require your instructions, your shares will constitute “broker non-votes” on the proposals for which the broker does not have voting discretion. Broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the vote on the election of directors, the advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement, or the approval of the share increase amendment to the Stock Incentive Plan, which are the proposals for which the broker requires your voting instructions.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the approval of the share increase amendment to the Stock Incentive Plan, the broker may not vote your shares unless it has received your specific instructions. For the vote to ratify the appointment of our independent registered public accounting firm, the broker may vote your shares in its discretion even though you have not provided specific instructions. Accordingly, there are not expected to be any broker non-votes with respect to Proposal 3.

How do I submit proxy or voting instructions if I will not vote at the annual meeting?

If you are a stockholder of record or are holding a proxy for a stockholder of record, you may vote via the Internet at the annual meeting. If you do not wish to vote via the Internet at the annual meeting, you may vote by proxy. Before the annual meeting, you may submit your proxy or voting instructions by proxy on the Internet by following the instructions provided in the notice of availability of the proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability.

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  Summary Information About the Annual Meeting

If you received paper copies of the proxy materials by mail, you may submit your proxy or voting instructions on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

You may utilize the following methods to submit your proxy or voting instructions before the annual meeting:

By the Internet. You may submit your proxy or voting instructions online at www.proxyvote.com by following the instructions provided in the notice of availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions in the enclosed proxy card. You will need your 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to submit your instructions. Submitting proxy or voting instructions on the Internet has the same effect as submitting such instructions by mail or telephone. You may submit your proxy or voting instructions on the Internet until 11:59 p.m., Eastern Daylight Time, on May 18, 2021.

By telephone. You may submit your proxy or voting instructions by telephone at 1-800-690-6903. You will need the 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Submitting proxy or voting instructions by telephone has the same effect as submitting such instructions by mail or the Internet. You may submit your proxy or voting instructions by telephone until 11:59 p.m., Eastern Daylight Time, on May 18, 2021.

By mail. If you received a paper copy of the proxy materials, you may submit your proxy or voting instructions by signing and dating each proxy card you received and returning each of them to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer, agent or partner of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

May I revoke my proxy or voting instructions before my shares are voted at the annual meeting?

Yes, you may revoke your proxy or voting instructions before your shares are voted at the annual meeting. You may submit your proxy or voting instructions again at a later date on the Internet or by telephone or by signing and returning a new proxy card with a later date, or you may attend the meeting via the Internet and vote during the meeting. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted.

You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Corporate Secretary of the revocation in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. Your attendance at the annual meeting via the Internet, however, will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I submit voting instructions for shares that are held by my bank, broker or other holder of record?

If you have shares held of record by a bank, broker or other holder of record, you may instruct your bank, broker or other holder of record to vote your shares by following instructions that such holder of record provides for you. Most banks and brokers permit beneficial owners of shares to submit voting instructions on the Internet, by telephone and by mail.

How do I vote at the annual meeting via the Internet?

The annual meeting will be conducted solely via the Internet. Because of the coronavirus (COVID-19) ongoing pandemic, you will not be able to attend this year’s annual meeting in person. If you are a stockholder of record, you may vote your shares through the online voting platform at the meeting. If you are the beneficial owner of shares, and hold the shares in street name, you also may vote the shares you beneficially own through the online voting platform under a legal proxy from your bank, brokerage firm or other nominee and are not required to take any additional action to obtain a legal proxy. Whether you hold your shares of record or in street name, please follow the instructions at www.virtualshareholdermeeting.com/INGR2021 in order to vote your shares via the Internet during the meeting. You will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or proxy card. If you encounter any difficulties voting during the meeting, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

Whether you hold your shares of record or in street name, and even if you plan to attend the meeting virtually via the Internet, we encourage you to submit proxy or voting instructions before the meeting on the Internet, by telephone or by mail.

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  Summary Information About the Annual Meeting

How will the proxies be voted?

The shares represented by valid proxies received by Internet, by telephone or by mail will be voted in the manner specified in such proxies. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf “FOR” election of the nominees for director listed below, “FOR” approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement, “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and “FOR” approval of the amendment to the Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the Stock Incentive Plan.

Should any matter not described above be properly presented at the meeting, each of the persons named in the proxy will vote on such matter in accordance with his best judgment.

How do I vote my shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Ingredion Incorporated Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m., Eastern Daylight Time, on May 14, 2021, or by mail received no later than 11:59 p.m., Eastern Daylight Time, on May 14, 2021, in order to have your shares in the Ingredion Incorporated Stock Fund voted at the annual meeting.

How many shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans may I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not instruct the plan trustee to vote my Retirement Savings Plans shares?

Your shares will not be voted. The plan trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, if you submit proxy or voting instructions on the Internet or by telephone, you will need to submit such instructions once for each notice of availability, proxy card and voting instruction form you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card or submit voting instructions once for each card on the Internet or by telephone.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election.

Is my vote confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by any independent tabulation agents, the independent inspector of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What should I do if I want to attend the annual meeting?

The annual meeting will be conducted solely via the Internet. Because of the ongoing COVID-19 pandemic, you will not be able to attend this year’s annual meeting in person.

Whether you hold your shares of record or you hold your shares in street name as a beneficial owner, you may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/INGR2021. To access the annual meeting via the Internet, you will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or

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  Summary Information About the Annual Meeting

proxy card. We encourage you to access the annual meeting before the start time of 9:00 a.m., Central Daylight Time, on May 19, 2021. Please allow ample time for online check-in, which will begin at 8:45 a.m., Central Daylight Time, on May 19, 2021. If you do not have a 16-digit control number, you may still attend the annual meeting as a guest in listen-only mode.

To attend as a guest, please visit www.virtualshareholdermeeting.com/INGR2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

The question and answer session will include questions submitted in advance of, and questions submitted live during, the virtual Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted online in accordance with the instruction provided during the annual meeting through www.virtualshareholdermeeting.com/INGR221. We will post all questions submitted in accordance with the meeting rules of conduct and procedures and the associated answers on our Investor Relations website shortly after the virtual meeting. Similar questions on the same topic may be answered as a group.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the Chairman of the Board, or the non-management directors or the independent directors, as a group, or any individual director, by writing in care of:

Corporate Secretary
Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chair according to the subject matter of the communication, except for solicitations or other matters inappropriate for the recipient or otherwise unrelated to the Company. Communications addressed directly to the Chairman of the Board, the non-management directors or the independent directors, as a group, or any individual director will be forwarded in the same manner to the Chairman of the Board, each non-management member of the board, each independent member of the board or the individual director, as the case may be.

Who is paying the costs of this proxy solicitation?

Ingredion is paying the costs of the solicitation of proxies. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $8,000 plus reimbursement of certain out-of-pocket expenses. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the notice of availability to beneficial owners,

•	forwarding paper proxy materials by mail to beneficial owners, and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by the Internet and mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail or by telephone.

How do I submit a stockholder proposal for the 2022 annual meeting?

Proposals for Inclusion in Next Year’s Proxy Statement. Our 2022 annual meeting is scheduled to be held on Wednesday, May 18, 2022. If a stockholder intends to present a proposal pursuant to Rule 14a-8 under the Exchange Act at the 2022 annual meeting and wishes to have the proposal included in the Company’s proxy statement for the 2022 annual meeting, the stockholder must submit the proposal in writing so that we receive it by December 8, 2021, unless the date of our 2022 annual meeting is more than 30 days before or after May 18, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our

72	Ingredion Incorporated Proxy Statement 2021

  Summary Information About the Annual Meeting

proxy materials for our 2022 annual meeting. Proposals should be addressed to our Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

Pursuant to our bylaws, stockholders may submit director nominees to be included in our annual proxy statement in a process known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2022 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days before the anniversary of the date on which the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Other Proposals for Consideration at the 2022 Annual Meeting. In addition, our bylaws provide that any stockholder wishing to present any other business or nominate directors for election at the annual meeting without including such matters in the Company’s proxy materials must give the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

There are other procedural requirements in our bylaws pertaining to stockholder nominations and proposals. A copy of the bylaws is available online in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. Any stockholder may also receive a current copy of our bylaws, without charge, by writing to our Corporate Secretary.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings with respect to holders who want to receive paper materials.

To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2020 Annual Report to Stockholders will be published and available for viewing and copying in the “SEC Filings” section of our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings, in addition to being available at the site stated in the notice of availability.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.

Ingredion Incorporated Proxy Statement 2021	73

  Other Matters and Other Information

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy is authorized to vote on them using such person’s best judgment.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or our 2020 Annual Report to Stockholders can do so by contacting the Corporate Secretary of the Company, by telephone at 708-551-2600 or by mail at the Company’s principal executive office, the address of which is Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Alternatively, you can access our 2020 Annual Report to Stockholders, which includes our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 and other financial information, on our investor relations website at: https://ir.ingredionincorporated.com/financial-information/annual-reports.

To the extent that this proxy statement is incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by SEC rules, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing. In addition, such section will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the annual meeting.

Except as stated otherwise, all website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Company’s website) identified in this proxy statement or any accompanying materials is not a part of, and is not incorporated by reference into, this proxy statement.

Please submit your proxy or voting instructions on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to submit your proxy or voting instructions by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a bank, broker or other holder of record, please submit your voting instructions by following the directions provided on that form.

By order of the Board of Directors,

Michael N. Levy

Assistant Secretary

April 7, 2021

74	Ingredion Incorporated Proxy Statement 2021

  Appendix A

Appendix A

Reconciliation of Non-GAAP Financial Measure

Reconciliation of Adjusted Diluted EPS to Diluted EPS

(Unaudited)

	Year Ended December 31, 2020		Year Ended December 31, 2019

	(in millions)	Diluted EPS	(in millions)	Diluted EPS

Net income attributable to Ingredion	$348	$5.15	$413	$6.13

Add back:

Acquisition/integration costs, net of $2 million of income tax benefit for the year ended December 31, 2020, and $1 million for the year ended December 31, 2019(i)	9	0.13	2	0.03

Restructuring/impairment charges, net of income tax benefit of $18 million for the year ended December 31, 2020, and $13 million for the year ended December 31, 2019(ii)	75	1.11	44	0.65

Charge for fair value markup of acquired inventory, net of income tax benefit of $—for the year ended December 31, 2020(iii)	4	0.06	—	—

Charge for early extinguishment of debt, net of income tax benefit of $1 million for the year ended December 31, 2020(iv)	4	0.06	—	—

North America storm damage, net of income tax benefit of $—million for the year ended December 31, 2020(v)	3	0.04	—	—

Other matters, net of income tax expense of $9 million for the year ended December 31, 2020, and $8 million for the year ended December 31, 2019(vi)	(27)	(0.40)	(11)	(0.16)

Tax (benefit) provision—Mexico(vii)	3	0.04	(3)	(0.04)

Other tax matters(viii)	3	0.04	—	—

Non-GAAP adjusted net income attributable to Ingredion	$422	$6.23	$445	$6.61

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i)

The year ended December 31, 2020 primarily includes costs related to the acquisition and integration of the business acquired from PureCircle Limited. Acquisition and integration costs presented are net of costs attributable to non-controlling interest. The year ended December 31, 2019 primarily includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii)

During the year ended December 31, 2020, the Company recorded $93 million of pre-tax restructuring/impairment charges. The Company recorded $48 million of pre-tax restructuring charges, consisting of $25 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program and $23 million of restructuring related expenses primarily in North America and APAC as part of its Cost Smart cost of sales program. In addition, the Company recorded impairment charges of $45 million, consisting of a $35 million impairment of the TIC Gum indefinite lived trade name intangible asset, due to the Company’s decision to change its marketing strategy related to the brand and a $10 million impairment of its equity method investment triggered by the decrease in fair value on its investment from the agreed upon purchase price of the remaining 80% interest in Verdient Foods, Inc.

During the year ended December 31, 2019, the Company recorded $57 million of pre-tax restructuring/impairment charges. The pre-tax restructuring charges include $29 million of net restructuring related expenses as part of the Cost Smart cost of sales program and $28 million of employee-related and other costs, including professional services, associated with the Cost Smart SG&A program.

(iii)

The year ended December 31, 2020 includes the flow-through of costs associated with the purchase of PureCircle Limited inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

Ingredion Incorporated Proxy Statement 2021	A-1

  APPENDIX A

(iv)

During the year ended December 31, 2020, the Company incurred $5 million of costs directly related to the early debt extinguishment of the $400 million 4.625% senior notes due November 1, 2020. The Company recorded the debt extinguishment charges within Financing costs, net on the Condensed Consolidated Statements of Income.

(v)

During the year ended December 31, 2020, the Company incurred storm damage to the Cedar Rapids, Iowa manufacturing facility that resulted in $3 million of charges. The Company recorded these storm damage costs within Other (income) expense, net on the Consolidated Statements of Income.

(vi)

In the year ended December 31, 2019, the Company received a favorable judgment from the Federal Court of Appeals in Brazil related to certain indirect taxes collected in prior years. To account for the judgment, the Company recorded a $22 million pre-tax benefit for the favorable judgment, in accordance with ASC 450, Contingencies during the year ended December 31, 2019. In the year ended December 31, 2020, the Company received another favorable court judgment that further clarifies the calculation of the Company’s benefit, resulting in a larger indirect tax claim against the government. As a result, the Company recorded an additional $35 million pre-tax benefits during the year ended December 31, 2020. The Company expects to be entitled to credits against its Brazilian federal tax payments in 2021 and future years. The total benefit recorded represents the Company’s current estimate of the credits and interest due from the favorable decision in accordance with ASC 450, Contingencies. In addition, the Company received a second favorable ruling in Brazil reversing the taxes previously paid related to a government subsidy.

(vii)

The tax item represents the impact of the Company’s use of the U.S. dollar as the functional currency for its subsidiaries in Mexico. Mexico’s effective tax rate is strongly influenced by the remeasurement of the Mexican peso financial statements into U.S. dollars. The company recorded a tax provision of $3 million for the year ended December 31, 2020, as a result of the movement of the Mexican peso against the U.S. dollar during the year. During the year ended December 31, 2019, the Company recorded a tax benefit of $3 million, as a result of the movement of the Mexican peso against the U.S. dollar during the year.

(viii)	This relates to tax impact related legal entity rationalization and other tax settlements and matters.

A-2	Ingredion Incorporated Proxy Statement 2021

  Appendix B

Appendix B

INGREDION INCORPORATED

STOCK INCENTIVE PLAN

(as amended by Board of Directors March 16, 2021, with share increase

approved by Stockholders                     )

I. Introduction

1.1 Purpose. The purpose of the Ingredion Incorporated Stock Incentive Plan (the “Plan”) is to promote the long-term financial success of Ingredion Incorporated (the “ Company”) by (I) attracting and retaining executive personnel of outstanding ability; (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team; (iii) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals; (iv) providing incentive compensation opportunities which are competitive with those of other major corporations; (v) enabling such executive personnel to participate in the long-term growth and financial success of the Company through increased stock ownership and (vi) serving as a mechanism to compensate outside directors.

1.2 Certain Definitions. In addition to the defined terms set forth elsewhere in this Plan, the terms set forth below, shall, when capitalized, have the following respective meanings.

“Agreement” shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

“Award” shall mean an Incentive Stock Option, a Non-Statutory Stock Option, an SAR, a Bonus Stock Award, Performance Share Award, Restricted Stock Award or a Restricted Stock Unit Award.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock that are not subject to a Restriction Period or Performance Measures.

“Bonus Stock Award” shall mean an award of Bonus Stock under this Plan.

“Cause” shall mean the willful and continued failure to substantially perform the duties assigned by the Company (other than a failure resulting from the Participant’s Disability), the willful engaging in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Committee, no longer conforms to the standard of the Company’s executives, any act of dishonesty, commission of a felony, or a significant violation of any statutory or common law duty of loyalty to the Company.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the People, Culture and Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan, consisting of two or more members of the Board, each of whom shall be (I) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “Independent Director” within the meaning of the rules of the New York Stock Exchange.

“Common Stock” shall mean the common stock, $.01 par value, of the Company.

“Disability Date” shall mean the date on which a Participant becomes a “Disabled Participant” under the Ingredion Incorporated Retirement Savings Plan for Salaried Employees (the “Ingredion Savings Plan”) or a successor to such plan or any such similar plan containing a disability provision applicable to the Participant. If a Participant is not covered by the Ingredion Savings Plan or a similar plan containing a disability provision, the determination of whether the Participant has a “Disability Date” shall be made by the Committee by applying the provisions of the Ingredion Savings Plan as if the Participant were a participant of such plan or any similar plan that the Committee determines to be appropriate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on

Ingredion Incorporated Proxy Statement 2021	B-1

  Appendix B

the next preceding date for which transactions were reported; provided, however, that, in the case of the exercise of an Incentive Stock Option or Non-Statutory Stock Option through a broker, Fair Market Value for the purpose of tax withholding shall mean the sales price received for a share of Common Stock and, provided further, that Fair Market Value may be determined by the Committee by whatever other means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Good Reason” shall have the meaning specified in the Agreement relating to an award.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock which meets the requirements of Section 422 of the Code, or any successor provision, and which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Statutory Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.

“Participant” shall mean an individual who has been granted an Incentive Stock Option, a Non-Statutory Stock Option, an SAR, a Bonus Stock Award, a Performance Share Award, a Restricted Stock Award or a Restricted Stock Unit Award.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (I) as a condition to the exercisability of all or a portion of an option or SAR, (ii) as a condition to the grant of a Stock Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award or a Performance Share Award and/or of payment with respect to such award. The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting. Such criteria and objectives may include one or more of the following: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; return on stockholders’ equity; return on assets; return on capital employed; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers and/or reductions in costs; total stockholder return (based on the change in the price of a share of the Company’s Common Stock and dividends paid); operating income; and cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment) for the applicable Performance Period.

“Performance Period” shall mean any period designated by the Committee during which the Performance Measures applicable to a Performance Share Award shall be measured.

“Performance Share” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock, or in lieu of all or a portion thereof, at the Committee’s discretion, the Fair Market Value of such Performance Share in cash.

“Performance Share Award” shall mean an award of Performance Shares under this Plan.

“Permanent and Total Disability” shall have the meaning set forth in Section 22(e)(3) of the Code or any successor thereto.

“Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean the right to receive one share of Common Stock which shall be contingent upon the expiration of a specified Restriction Period and subject to such additional restrictions as may be contained in the Agreement relating thereto.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (I) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award or (ii) the conditions to vesting applicable to an Award have been satisfied.

“SAR” shall mean a stock appreciation right which may be a Free Standing SAR or a Tandem SAR.

B-2	Ingredion Incorporated Proxy Statement 2021

  Appendix B

“Stock Award” shall mean a Restricted Stock Award, a Restricted Stock Unit Award, or a Bonus Stock Award.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Non-Statutory Stock Option granted on or prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

1.3 Administration. This Plan shall be administered by the Committee. The Committee shall have the authority to determine eligibility for awards hereunder and to determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the performance period, the restriction period and the number of shares subject to such an award, the exercise price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time take action such that (I) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) the Performance Measures applicable to any outstanding Restricted Stock Award (if any), to any outstanding Restricted Stock Unit Award (if any) and to any outstanding Performance Share Award shall be deemed to be satisfied at the maximum or any other lower level.

The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

The Committee shall keep minutes of its meetings and of action taken by it without a meeting. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (I) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

Notwithstanding anything in the Plan to the contrary, in accordance with Section 157(c) of the Delaware General Corporation Law, the Committee may, by resolution, authorize one or more executive officers of the Company to do one or both of the following: (I) designate non-director and non-executive officer employees of the Company or any of its Subsidiaries to be recipients of rights or options entitling the holder thereof to purchase from the Company shares of its capital stock of any class or other awards hereunder; and (ii) determine the number of such rights, options, or awards to be received by such non-director and non-executive officer employees; provided, however, that the resolution so authorizing such executive officer or officers shall specify the total number of rights, options, or awards such executive officer or officers may so award. Any action taken pursuant to such authorization made in accordance with Section 157(c) of the Delaware General Corporation Law shall be deemed to be action taken by the Committee. The Committee may not authorize an executive officer to designate himself or herself or any director or other executive officer of the Company to be a recipient of any such rights, options, or awards.

Notwithstanding anything in the Plan to the contrary, to the extent an award granted hereunder would be subject to the requirements of Section 409A of the Code and the regulations thereunder, then the Agreement for such award and the Plan shall be construed and administered in a manner so that the award complies with Section 409A of the Code and the regulations thereunder; provided, that no particular tax result with respect to any income recognized by a Participant in connection with an award under the Plan is guaranteed and each Participant shall be responsible for any taxes imposed on the Participant in connection with awards under the Plan.

1.4 Eligibility. Participants in this Plan shall consist of such directors, officers, and other employees of the Company and its Subsidiaries from time to time, and any other entity designated by the Board or the Committee (individually a “Subsidiary” and collectively the “Subsidiaries”) as the Committee, in its sole discretion, directly or indirectly pursuant to the fourth paragraph of Section 1.3, may select from time to time. For purposes of this Plan, reference to employment by the Company shall also mean employment by a Subsidiary.

1.5 Shares Available. Subject to adjustment as provided in Section 5.7, 2,500,000 shares of Common Stock plus the number of shares available for new awards under the Plan as in effect immediately prior to the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) (collectively, the “Plan Maximum”) shall be available under this Plan for awards that are granted after the Company’s 2021 Annual Meeting, all of which shares may be granted hereunder with respect to awards of Incentive Stock Options. Shares of Common Stock subject to awards outstanding under the Plan immediately prior to the 2021 Annual Meeting shall also be available for issuance hereunder.

Ingredion Incorporated Proxy Statement 2021	B-3

  Appendix B

The Plan Maximum shall be reduced by the sum of the aggregate number of shares of Common Stock (i) that are issued or issuable in connection with a Stock Award granted after the 2021 Annual Meeting or (ii) that are subject to options, SARs or Performance Shares granted after the 2021 Annual Meeting in the following ratios: 1 to 1 for each Incentive Stock Option, Non-Statutory Stock Option or Free-Standing SAR, 2.5 to 1 for any other type of award granted under the Plan after the Company’s 2005 Annual Meeting of Stockholders and prior to the Company’s 2010 Annual Meeting of Stockholders, and 2 to 1 for any other type of award granted under the Plan after the Company’s 2010 Annual Meeting of Stockholders, it being understood that in the case of an SAR the reduction shall be equal to the total number of SARs originally subject to the award, regardless of the number of shares of Common Stock that may be issued upon settlement thereof.

Notwithstanding the immediately preceding sentence, the Plan Maximum shall not be reduced by virtue of the grant of Performance Shares or SARs that may only be settled in cash.

To the extent that shares of Common Stock subject to an option (other than in connection with the exercise of a Tandem SAR), Stock Award or Performance Share Award (regardless of whether such option, Stock Award or Performance Share Award was granted before or after the 2021 Annual Meeting) are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award: (i) such shares of Common Stock shall again be available under this Plan and (ii) the number of shares available under the Plan shall be increased to the extent such number was reduced when such award was granted. If a Performance Share or SAR (regardless of whether such Performance Share or SAR was granted before or after the 2021 Annual Meeting) that can be settled in either cash or Common Stock is settled in cash, in whole or in part, the number of shares available under the Plan shall be increased to the extent such number was reduced with respect to the cash-settled portion of the award when the award was granted. If an award is made in the form of an option coupled with a Performance Share Award (regardless of whether such Performance Share or SAR was granted before or after the 2021 Annual Meeting) such that the Participant can receive the designated number of shares either upon exercise of the option or upon earning of the Performance Share, but not both, such coupled award shall be treated as a single award of the designated number of shares for purposes of this Section 1.5.

Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued as a result of the net settlement or net exercise of such SAR, (ii) shares tendered by the Participant or withheld by the Company to pay the exercise price of an Incentive Stock Option or Non-Statutory Stock Option, (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an award under this Plan, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

Except with respect to a maximum of five percent (5%) of the shares of Common Stock authorized in this Section 1.5, any Stock Award which vests on the basis of a Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Stock Award which vests upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months; provided that vesting may be shortened in the case of death, disability, retirement or Change in Control as set forth in this Plan or determined by the Committee.

II. Stock Options and Stock Appreciation Rights

2.1 Stock Options. The Committee may, in its discretion, grant Incentive Stock Options or Non-Statutory Stock Options to such eligible persons under Section 1.4 as may be selected by the Committee.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable; provided, however, that no Incentive Stock Option or Non-Statutory Stock Option shall provide for the payment of dividends or dividend equivalents with respect to periods prior to exercise:

(a) Number of Shares and Purchase Price. The number of shares and the purchase price per share of Common Stock subject to an option shall be determined by the Committee, provided, however, that the purchase price per share of Common Stock shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more

B-4	Ingredion Incorporated Proxy Statement 2021

  Appendix B

than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder ”), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b) Option Period and Exercisability. Each option, by its terms, shall require the Participant to remain in the continuous employ of the Company for at least one year following the date of grant of the option before any part of the option shall be exercisable, except in the case of a Change in Control. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Non-Statutory Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option is granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only for whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefore in full (or arrangement made for such payment to the Company’s satisfaction) either (A) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously acquired shares of Common Stock that have an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by the delivery of cash in the amount of the aggregate purchase price payable by reason of such exercise by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (D) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (E) a combination of (A), (B) and (D), (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company’s satisfaction). The provisions of this paragraph shall supersede the provisions of any Agreement relating to an option, including any option outstanding as of the date of this Amendment.

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable; provided, however, that no SAR shall provide for the payment of dividends or dividend equivalents with respect to periods prior to settlement:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b) Exercise Period and Exercisability. Each SAR, by its terms, shall require the Participant to remain in the continuous employ of the Company for at least one year following the date of grant of the SAR before any part of the SAR shall be exercisable, except in the case of a Change in Control. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR may be exercised later than 10 years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

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  Appendix B

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (x) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (y) by executing such documents as the Company may reasonably request.

2.3 Termination of Employment or Service. (a) Non-Statutory Stock Options and SARs. Unless otherwise specified in the Agreement evidencing an option or SAR, but subject to Section 2.1(b) or Section 2.2(b), as the case may be, if the holder of an option (other than an Incentive Stock Option) or SAR terminates employment with or service to the Company (1) by reason of (i) death, or (ii) retirement on or after (A) age 65, (B) age 62 with a minimum of 5 years of employment with or service to the Company or (C) age 55 with a minimum of 10 years of employment with or service to the Company, or (iii) the occurrence of such Participant’s Disability Date, or (2) for Good Reason, or if such holder’s employment is terminated by the Company or any of its Subsidiaries or affiliates without Cause within two years following a Change in Control, such option or SAR shall be exercisable for the remainder of the option period or SAR period as stated under the terms of the option or SAR, as the case may be, but only to the extent that such option or SAR was exercisable at the date of such termination of employment.

If the employment with the Company of the holder of an option (other than an Incentive Stock Option) or SAR is terminated under any other circumstance, such option or SAR shall remain exercisable to the extent that it was exercisable at the date of such termination of employment, for a period of 90 days following such termination of employment. Notwithstanding anything to the contrary contained in this Section 2.3(a), if such holder’s employment with the Company is terminated by the Company for Cause, his or her rights under all options and SARs shall terminate automatically on the effective date of such termination of employment.

(b) Termination of Employment — Incentive Stock Options. Unless otherwise specified in the Agreement evidencing an option, but subject to Section 2.1(b), if the holder of an Incentive Stock Option terminates employment with the Company by reason of Permanent and Total Disability, such Incentive Stock Option shall be exercisable only to the extent that it was exercisable on the effective date of such termination of employment and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the date which is one year after the effective date of such termination of employment.

Unless otherwise specified in the Agreement evidencing an option, but subject to Section 2.1(b), if the holder of an Incentive Stock Option ceases to be an employee of the Company by reason of his or her death, such Incentive Stock Option shall be exercisable only to the extent that it was exercisable on the date of such optionee’s death and may thereafter be exercised by such optionee’s executor, administrator, legal representative, beneficiary or similar person until the date which is three years after the date of death.

If the Company terminates the employment of the holder of an Incentive Stock Option for Cause, such Incentive Stock Option shall terminate automatically on the effective date of such termination of employment.

Unless otherwise specified in the Agreement evidencing an option, but subject to Section 2.1(b), if the Company’s employment of the holder of an Incentive Stock Option is terminated for any reason other than Permanent and Total Disability, death or Cause, such Incentive Stock shall be excisable only to the extent that it was exercisable on the effective date of such termination of employment, and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the date which is 90 days after the effective date of such termination of employment.

If the holder of an Incentive Stock Option dies during the period set forth in the first paragraph of this Subsection (b) following termination of employment by reason of Permanent and Total Disability, or during the period set forth in the fourth paragraph of this Subsection (b) following termination of employment for any reason other than Permanent and Total Disability for death or Cause, such Incentive Stock Option shall be exercisable only to the extent it was exercisable on the date of the holder’s death and may thereafter be exercised by the holder’s executor, administrator, legal representative, beneficiary or similar person until the date which is three years after the date of death.

Notwithstanding any provision herein to the contrary, in no event shall an Incentive Stock Option described in this Subsection (b) be exercisable beyond the original term (e.g., ten years or five years after the date of grant or otherwise) during which such Incentive Stock Option could have been exercised.

2.4 No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 5.7, without the approval of the stockholders of the Company the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange, will not cancel an option or SAR that has an exercise price which is greater than the Fair Market Value of the underlying Common Stock in exchange for stock, cash or other consideration and will not cancel an option or SAR that has an exercise price greater than the Fair Market Value of the underlying Common Stock and regrant such option or SAR with a lower exercise price or base price.

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  Appendix B

III. Stock Awards

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons under Section 1.4 as may be selected by the Committee. The Agreement relating to the Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award, or Bonus Stock Award.

3.2 Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award, Restricted Stock Unit Award, or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award or Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award, in the case of a Restricted Stock Award, or the vesting of the Restricted Stock Unit Award itself, in the case of Restricted Stock Unit Award, (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period, and for the forfeiture of the shares of Common Stock subject to such award in the case of a Restricted Stock Award, or the forfeiture of the Restricted Stock Unit Award itself, in the case of a Restricted Stock Unit Award, (x) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), or upon the grant of a Bonus Stock Award, in each case subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e) Rights and Provisions Applicable to Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award, the holder thereof shall not have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award, except to the extent that the Committee, in its sole discretion, may grant dividend equivalents on Restricted Stock Unit Awards as provided above. No shares of Common Stock and no certificates representing shares of Common Stock that are the subject to a Restricted Stock Unit Award shall be issued upon the grant of a Restricted Stock Unit Award. Instead, shares of Common Stock subject to Restricted Stock Unit Awards and the certificates representing such shares of Common Stock shall only be distributed at the time of settlement of such Restricted Stock Unit Awards in accordance with the terms and conditions of this Plan and the Agreement relating to such Restricted Stock Unit Award.

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  Appendix B

3.3 Termination of Employment or Service. (a) Disability, Retirement and Death. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award, if the employment with or service to the Company of the holder of such award terminates (1) by reason of (i) death, or (ii) retirement on or after (A) age 65, (B) age 62 with a minimum of 5 years of employment with or service to the Company or (C) age 55 with a minimum of 10 years of employment with or service to the Company, or (iii) the occurrence of such Participant’s Disability Date, or (2) for any reason within two years following a Change in Control, or (3) under any other circumstances that the Committee may determine shall warrant the application of this provision, the restrictions imposed hereunder shall lapse with respect to such number of shares of Restricted Stock, if any, or Restricted Stock Units, if any, as the case may be, as shall be determined by the Committee, and the balance of such shares of Restricted Stock or Restricted Stock Units, as the case may be, shall be forfeited to the Company.

(b) Other Termination. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award, if the employment with or service to the Company of the holder of such award terminates for any other reason during the Restriction Period, then the portion of such award which is subject to a Restriction Period on the effective date of such holder’s termination of employment or service shall be forfeited by such holder and such portion shall be canceled by the Company.

IV. Performance Share Awards

4.1 Performance Share Awards. The Committee may, in its discretion, grant Performance Share Awards to such eligible persons under Section 1.4 as may be selected by the Committee.

4.2 Terms of Performance Share Awards. Performance Share Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Performance Shares and Performance Measures. The number of Performance Shares subject to any award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such award, if specified Performance Measures are satisfied or met during the specified Performance Period, and for the forfeiture of such award, if specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Share Awards. The Agreement relating to a Performance Share Award (i) shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, upon settlement of such award, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. If a Performance Share Award is settled in shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Share Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award and shall have rights as a stockholder of the Company in accordance with Section 5.10. Notwithstanding any other provision of the Plan to the contrary, payments of cash, shares of Common Stock, or any combination thereof to any Participant in respect of the settlement of a Performance Share Award for any Performance Period shall not exceed $12,000,000, with respect to the cash payment for such award, and also shall not exceed 400,000 shares of Common Stock, with respect to the Common Stock payment for such award.

4.3 Termination of Employment.

(a) Disability, Retirement and Death. Unless otherwise set forth in the Agreement relating to a Performance Share Award, if the employment with or service to the Company of the holder of such award terminates prior to the end of the Performance Period applicable to such award (1) by reason of (i) death, or (ii) retirement on or after (A) age 65 (B) age 62 with a minimum of 5 years of employment with or service to the Company or (C) age 55 (with a minimum of 10 years of employment with or service to the Company, or (iii) the occurrence of such Participant’s Disability Date, or (2) for any reason within two years following a Change in Control, or (3) under any other circumstances that the Committee may determine shall warrant the application of this provision, the Committee, in its sole discretion and taking into consideration the performance of such Participant and the performance of the Company during the Performance Period, may authorize the payment to such Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Performance Award which would have been paid to such Participant for such Performance Period.

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  Appendix B

(b) Other Termination. Unless otherwise set forth in the Agreement relating to a Performance Share Award, if the employment with the Company of the holder of a Performance Share Award terminates for any other reason prior to the end of a Performance Period, then the portion of such award which is subject to such Performance Period on the effective date of such holder’s termination of employment shall be forfeited and such portion shall be canceled by the Company.

V. General

5.1 Effective Date and Term of Plan. This Plan has been approved by the stockholders of the Company and became effective as of January 1, 1998. This Plan shall terminate on May 1, 2024, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

5.2 Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 5.7), (b) effect any change inconsistent with Section 422 of the Code, (c) extend the term of this Plan or (d) reduce the minimum purchase price or base price of a share of Common Stock subject to an option or SAR. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company (which may occur by facsimile or other electronic transmission), such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures, if any, approved by the Company. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. Such obligation shall be satisfied either (i) by the Company by withholding whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withholding an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) by the holder by any of the following means: (A) a cash payment to the Company in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an Incentive Stock Option or Non-Statutory Stock Option, a cash payment in the amount necessary to satisfy any such obligation by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. The provisions of this Section shall supersede the provisions of any Agreement relating to an award, including any award outstanding as of the date of this Amendment.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such award or the delivery of shares thereunder, such award shall not be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification,

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  Appendix B

consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the maximum number of shares of Common Stock with respect to which options, SARs, Stock Awards or Performance Share Awards or a combination thereof may be awarded during any calendar year to any one person, the maximum number of shares of Common Stock that may be issued pursuant to Awards in the form of Incentive Stock Options, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award, and the terms of each outstanding Performance Share shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

5.8 Change in Control.

(a)(1) Notwithstanding any provision in this Plan, unless otherwise set forth in the Agreement relating to the applicable award granted hereunder, in the event of a Change in Control pursuant to Section (b)(3) or (4) below in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock available under this Plan, whether or not then subject to an outstanding award, the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control; provided that, in the event a Participant’s employment with the Company or any of its Subsidiaries or affiliates is terminated either by the Participant for Good Reason or by the Company or any of its Subsidiaries or affiliates without Cause, in either case, within two years following such Change in Control, such Participant’s awards will be treated as follows: (i) all outstanding options and SARs shall immediately become exercisable in full, (ii) the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit shall lapse, (iii) the Performance Period applicable to any outstanding Performance Share shall lapse, and (iv) the Performance Measures applicable to any outstanding Restricted Stock Award (if any), Restricted Stock Unit Award (if any) and to any outstanding Performance Share shall be deemed to be satisfied at the target level. In the event of any substitution contemplated by this Section 5.8(a)(1), the purchase price per share in the case of an option and the base price in the cases of an SAR shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price.

(2) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control pursuant to Section (b)(1) or (2) below, or in the event of a Change in Control pursuant to Section (b)(3) or (4) below in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, each outstanding award shall be surrendered to the Company by the holder thereof, and each such award shall immediately be canceled by the Company, and the holder shall receive, within ten days of the occurrence of a Change in Control a cash payment from the Company in an amount equal to (i) in the case of an option, the number of shares of Common Stock then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place and (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the option, (ii) in the case of a Free-Standing SAR, the number of shares of Common Stock then subject to such SAR, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the base price of the SAR, (iii) in the case of a Restricted Stock Award or Restricted Stock Unit Award, the number of shares of Common Stock then subject to such award, multiplied by the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place and (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control or (iv) in the case of a Performance Share Award, the target number of Performance Shares then subject to such award, multiplied by the greater of (A) the highest per share price offered to stockholders of the Company in

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  Appendix B

any transaction whereby the Change in Control takes place and (B) the highest Fair Market Value of a share of Common Stock during the 90-day period immediately preceding the date of the Change in Control. In the event of a Change in Control, each Tandem SAR shall be surrendered by the holder thereof and shall be canceled simultaneously with the cancellation of the related option. The Company may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is not subject to recapture under Section 16 and the rules and regulations thereunder.

(b) “Change in Control” shall mean:

(1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “ Outstanding Common Stock ”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “ Outstanding Voting Securities ”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 5.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) individuals who, as of the beginning of any consecutive two-year period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who subsequently becomes a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction ”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 15% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4) the consummation of a plan of complete liquidation or dissolution of the Company.

5.9 No Right of Participation or Employment. No person shall have any right to participate in this Plan. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by

Ingredion Incorporated Proxy Statement 2021	B-11

  Appendix B

the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.10 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.11 Stock Certificates. To the extent that this Plan provides for issuance of certificates to reflect the issuance of shares of Common Stock, the issuance may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange.

5.12 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.13 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals or who reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purpose of this Plan and, in furtherance of such purpose, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or any of its Subsidiaries operates or has employees.

B-12	Ingredion Incorporated Proxy Statement 2021

INGREDION INCORPORATED 5 WESTBROOK CORPORATE CENTER WESTCHESTER, IL 60154

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on May 18, 2021 (until 11:59 p.m. Eastern Daylight Time on May 14, 2021, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/INGR2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on May 18, 2021 (until 11:59 p.m. Eastern Daylight Time on May 14, 2021, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ingredion Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. (Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 14, 2021, to instruct the Retirement Savings Plan Trustee.)

ATTENDING THE VIRTUAL ANNUAL MEETING

To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/INGR2021 and enter your unique 16-digit voting control number.

If you vote using the Internet or vote by phone, please do not mail your proxy.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39409-P52756-Z79460                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INGREDION INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE
NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4:
1. To elect 11 nominees nominated by the Company’s Board of Directors to serve as Directors for a term of one year.
Nominees:		For	Against	Abstain			For	Against	Abstain
1a. Luis Aranguren-Trellez		☐	☐	☐	2. To approve, by advisory vote, the compensation of the Company’s “named executive officers.		☐	☐	☐
1b. David B. Fischer		☐	☐	☐
1c. Paul Hanrahan		☐	☐	☐	3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.		☐	☐	☐
1d. Rhonda L. Jordan		☐	☐	☐
1e. Gregory B. Kenny		☐	☐	☐
1f. Barbara A. Klein		☐	☐	☐	4. To approve an amendment to the Ingredion Incorporated Stock Incentive Plan to increase the number of shares of common stock authorized for issuance under the plan.		☐	☐	☐
1g. Victoria J. Reich		☐	☐	☐
1h. Stephan B. Tanda		☐	☐	☐	Note: To transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.
1i. Jorge A. Uribe		☐	☐	☐
1j. Dwayne A. Wilson		☐	☐	☐

The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for election as a director and FOR Proposals 2, 3 and 4. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, each person named in this proxy/voting instruction will vote in his or her or its discretion.

1k. James P. Zallie		☐	☐	☐

Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder should sign. Executors, administrators, trustees, etc., should indicate so when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

2021 Annual Meeting of Stockholders

Wednesday, May 19, 2021

9:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/INGR2021

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Our Notice and Proxy Statement and our Annual Report to Stockholders are available at www.proxyvote.com.

D39410-P52756-Z79460

Annual Meeting of Stockholders - To Be Held Wednesday, May 19, 2021

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Ingredion Incorporated, acknowledges receipt of the Proxy Statement dated April 7, 2021, and except as described in the next paragraph, appoints James P. Zallie, Janet Bawcom and Michael N. Levy, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held virtually on Wednesday, May 19, 2021, at 9:00 a.m., Central Daylight Time, at www.virtualshareholdermeeting.com/INGR2021, and at any adjournment(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side.

With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Ingredion Incorporated Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties.

If you wish to vote the Ingredion Incorporated shares allocated to your Plan account, you must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off date for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Daylight Time on May 14, 2021, and such instructions by mail must be received by 11:59 p.m. Eastern Daylight Time on May 14, 2021. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by the signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends.

PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE

TO VOTE BY THE INTERNET, TELEPHONE OR MAIL.

TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)